As filed with the Securities and Exchange Commission on May 13, 2005

                                                     REGISTRATION NO. 333-122768

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            IVIVI TECHNOLOGIES, INC.
                 (Name of Small Business Issuer in its Charter)

          New Jersey                      3845                   22-2956711
(State or Other Jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)


                    224-S Pegasus Avenue, Northvale, NJ 07647
                                 (201) 784-8168
          (Address and Telephone Number of Principal Executive Offices
                        and Principal Place of Business)

                                ----------------

                             Andre' DiMino, Chairman
                            Ivivi Technologies, Inc.
                              224-S Pegasus Avenue
                               Northvale, NJ 07647
                                 (201) 784-8168
            (Name, Address and Telephone Number of Agent for Service)

                                ----------------

                                 With copies to:

      Steven M. Skolnick, Esq.                 Douglas S. Ellenoff, Esq.
      Lowenstein Sandler PC                    David Selengut, Esq.
      65 Livingston Avenue                     Jody R. Samuels, Esq.
      Roseland, New Jersey  07068              Ellenoff Grossman & Schole LLP
      (973) 597-2500                           370 Lexington Avenue
                                               New York, NY  10017
      ----------------------                   (212) 370-1300

                                               ----------------

         Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.


         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, please check the following box. [x]


         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                EXPLANATORY NOTE

This Registration Statement contains two forms of prospectus: one to be used in connection with an initial public offering of ______________ shares of our common stock (the "Prospectus") and one to be used in connection with the potential resale of an aggregate of __________ shares of our common stock and __________ shares of our common stock issuable upon the exercise of outstanding warrants by certain selling securityholders (the "Selling Securityholder Prospectus"). The Prospectus and Selling Securityholder Prospectus will be identical in all respects except for the alternate pages for the Selling Securityholder Prospectus included herein which are labeled "Alternate Page for Selling Securityholder Prospectus."

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                    SUBJECT TO COMPLETION, DATED MAY 13, 2005


PRELIMINARY PROSPECTUS

                                  [IVIVI LOGO]

                            IVIVI TECHNOLOGIES, INC.

                         _______ SHARES OF COMMON STOCK


         We are offering _____ shares of our common stock. This is our initial public offering and no public market currently exists for our shares. We currently expect the initial public offering price to be between $___ and $___ per share. We have filed an application to have our shares of common stock approved for listing on the Nasdaq SmallCap Market under the symbol "IVVI." We also intend to file an application for dual listing on the Pacific Exchange.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE READ THE "RISK FACTORS" BEGINNING ON PAGE 8.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       Per Share       Total
Public offering price...............................   $            $
Underwriting discounts..............................   $            $
Proceeds to us, before offering related expenses....   $            $

         We expect total costs and expenses of this offering to be approximately $____, which will include a non-accountable expense allowance of three percent (3.0%) of the gross proceeds of this offering to the representative of the underwriters. We have granted the underwriters a 45 day option to purchase up to _____ additional shares of common stock on the same terms and conditions as set forth above, solely to cover over-allotments, if any.

         The underwriters are offering the common stock on a firm commitment basis and expect to deliver the common stock to purchasers on or about ___________________, 2005.

                                 MAXIM GROUP LLC

              The date of this prospectus is ________________, 2005

                                TABLE OF CONTENTS


                                                                                           PAGE
                                                                                           ----
Prospectus Summary.......................................................................    1
Risk Factors.............................................................................    8
Special Note Regarding Forward-Looking Statements........................................   23
Use of Proceeds..........................................................................   24
Dilution.................................................................................   26
Capitalization...........................................................................   28
Dividend Policy..........................................................................   29
Selected Financial Information...........................................................   30
Management's Discussion and Analysis of Financial Condition and Results of Operations...    31
Business.................................................................................   41
Management...............................................................................   66
Security Ownership of Certain Beneficial Owners and Management...........................   77
Certain Relationships and Related Transactions ..........................................   79
Description of Capital Stock.............................................................   82
Shares Eligible for Future Sale..........................................................   87
Underwriting.............................................................................   89
Legal Matters............................................................................   93
Experts..................................................................................   93
Disclosure of Commission Position on Indemnification for Securities Act Liabilities......   94
Where You Can Find Additional Information................................................   94
Financial Statements.....................................................................  F-1

         This prospectus contains service marks, trademarks and tradenames of Ivivi Technologies, Inc.


         We obtained statistical data, market data, clinical data and certain other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, market data, clinical data, other industry data and forecasts and market research are reliable, we have not independently verified the data. We have not sought the consent of the sources to refer to their reports in this prospectus.

                               PROSPECTUS SUMMARY


         This summary highlights material information about us that is described more fully elsewhere in this prospectus. It may not contain all of the information that you find important. You should carefully read this entire document, including the "Risk Factors" section beginning on page 8 and our financial statements and their related notes before making a decision to invest in our common stock. Unless otherwise indicated in this prospectus, references to "we," "us" or "our or the company" refer to Ivivi Technologies, Inc.


OVERVIEW

         Ivivi Technologies, Inc. is an early-stage medical technology company focusing on designing, manufacturing and commercializing its proprietary electrotherapeutic technologies and products for the non-invasive treatment of a wide array of acute and chronic disorders of soft tissue. Our most advanced proprietary products utilize pulsed electromagnetic field, or PEMF, technology to induce small electrical currents in soft tissue to stimulate a therapeutic physiological response in the target area. We are currently utilizing PEMF technology, through our patented SofPulse(TM) device line of products, for the treatment of edema (swelling) and pain in soft tissue.


         Our patented SofPulse device has been cleared by the United States Food and Drug Administration, or FDA, for the treatment of pain and edema in soft tissue. The SofPulse device can be used for the treatment of chronic wounds, as well as for post-surgical treatments, including following plastic and reconstructive surgery. In July 2004, the Center for Medicare and Medicaid Services (formerly the Health Care Financing Administration), or CMS, issued a National Coverage Determination, or NCD, requiring reimbursement by Medicare for the use of electromagnetic therapy for the treatment of chronic wounds.


         The SofPulse device consists of the following two components:

            o  a PEMF signal generator; and

            o  an applicator that is placed over the area to be treated.

The signal generator produces a specific electromagnetic signal that is pulsed through a cable and into the applicator, which functions as a broadcast antenna. Without touching the skin, the applicator transmits the electromagnetic signal into the desired area, penetrating medical dressings, casts, coverings, clothing and virtually all other non-metal materials. This process allows the SofPulse device to be used immediately following acute injury, trauma and surgical wounds, as well as in chronic conditions, unimpeded by standard clinical practices and more importantly, requiring no alteration of those practices to accommodate the therapy provided by the SofPulse device. The SofPulse device has been used in over 600,000 treatments by healthcare professionals on medical conditions, such as:


         o  acute or chronic wounds, including post-surgical wounds;


         o  edema and pain following reconstructive and plastic surgery; and

         o  pain associated with the inflammatory phase of chronic conditions.


For such purpose, we regard each 15-minute application of the SofPulse device on a target area of a patient as one treatment.

         We have included the SofPulse device, which consists of a PEMF signal generator and an applicator that is placed over the area to be treated, in each of the following products:

            o SofPulse I. The first generation of the SofPulse device that consists of a unit that houses the PEMF signal generator and a swing arm that positions the applicator over the target area. The unit is self-contained, and is supplied with a portable cart and swing arm assembly that enables it to be transported easily. Both the generator and the applicator easily disengage from the cart and arm for situations where space is limited or where the patient is in an awkward position.

            o SofPulse II. The SofPulse II is a smaller and lighter version of the swing arm applicator used in the first generation of the SofPulse device, eliminating the need for the swing arm. This version is a comfortable, flexible ring, ranging in diameter from four to ten inches, and weighing only ounces, that plugs in to the same signal generator used in our first generation of SofPulse device.

            o Podiatric Boot. The Podiatric Boot utilizes an applicator that is ergonomically designed to position around the foot and lower calf and plugs into the same signal generator used in our first generation of SofPulse device.


            o Compression Garments. We have developed a battery-operated, disposable version of the SofPulse device that weighs ounces and can be incorporated into or onto post surgical compression garments, including garments that are placed on virtually all plastic surgery patients immediately following surgery. These "smart" compression garments will be activated at the time the garments are placed on the patient. This new technology will cycle on and off automatically throughout the day for up to 30 days. We expect that this product will be sold, and not rented to physicians and patients.

         We are considering additional applications of the SofPulse device, as well as developing other products using PEMF. For example, we are currently researching and clinically testing potential applications of the PEMF technology for therapeutic angiogenisis (the regeneration of new blood vessels) and vascularization (the creation of new blood vessels) for use in circulatory and cardiac impairment conditions as well as for proliferation of implanted stem cells. We are also exploring the possibility of utilizing PEMF technology in an over-the-counter application for pain and edema to compete as a non-invasive, non-pharmacological alternative to other pain treatments, such as acetaminophen, without any of the potential known side-effects or complications that are associated with such products. Our ability to successfully expand the use of the SofPulse device for these applications will depend on a number of risks, including:

            o  establishing the efficacy of such applications;

            o obtaining regulatory approval or clearance as needed for the use of our technology for these applications;

            o developing and commercializing new products utilizing our technology for these applications; and

            o establishing market acceptance and reimbursement of our products for these uses.

         We believe that our product development and commercialization strategies address the needs and growth trends in wound care, plastic and reconstructive surgery and electrotherapeutic applications markets.


            o Wound Care. We anticipate that use of the SofPulse device may be beneficial in a substantial number of general post-surgery recovery plans in general hospitals, as well as in long-term care nursing facilities and long-term acute care hospitals, rehabilitation hospitals, acute care facilities and home health systems.

            o Reconstructive and Plastic Surgery. According to statistics released by the American Society of Plastic Surgeons, or ASPS, more than 9.2 million cosmetic surgery procedures for a total cost in excess of $8.4 billion were performed in 2004, up 24% from nearly 7.4 million procedures in 2000. We are leveraging this trend by marketing our "smart" post-operative compression garments to the plastic surgery market, which were introduced by us at the national conference of American Society of Plastic Surgeons in October 2004.

            o Angiogenesis and Vascularization. Coronary heart disease represented a $133 billion market in 2004, according to the American Heart Association. We believe the biggest market for products stimulating angiogenesis will be for treatment of coronary artery disease and peripheral vascular disease. We believe that the non-invasive application of PEMF technology to stimulate angiogenesis can reduce the need for invasive procedures such as angioplasty (a procedure performed to reduce or eliminate blockages in coronary arteries) and bypass surgery and long-term medication for atherosclerosis (the hardening of the arteries).

            o Pain Management. According to Business Communication Company, Inc., the pain management device market is projected to reach $700 million by 2005, while the total pain management market, which is comprised broadly of pharmaceuticals and devices, is expected to reach $32.0 billion in 2005. We intend to market our future products against other pain treatment.

            o Stem Cell Technology and Tissue Engineering. According to a VisionGain report, the stem cell and tissue engineering market is expected to reach $10.0 billion by 2013. We plan to explore opportunities for creating medical devices based on PEMF technology to address the needs of this market.

COMPANY HISTORY


         We were incorporated under the laws of the State of New Jersey in March 1989 under the name AA Northvale Medical Associates, Inc. as a subsidiary of ADM Tronics Unlimited, Inc. (OTC BB: ADMT.OB), our largest shareholder (which will hold approximately __% of the outstanding shares of our common stock upon consummation of this offering, assuming no exercise of the over-allotment option). From March 1989 until August 1998, we had very limited operations, which included the operation of medical clinics for conducting clinical studies on certain products of ADM Tronics. In August 1998, ADM Tronics purchased certain assets from Electropharmacology, Inc. ("EPI") that were then used by EPI in connection with the SofPulse device business, including the right to use the EPI patents, and immediately transferred all of those assets to us. The assets included all of EPI's rights, title and interest in the SofPulse device business as well as certain rights related to three patents related to the SofPulse device that were issued in 1994, 1996 and 1998. In January 2000, we acquired all of the rights to the EPI patents. In April 2003, we acquired the operations of five former subsidiaries of ADM Tronics, and in August 2004, we changed our name to Ivivi Technologies, Inc. While we have conducted development and sales and marketing activities, we have generated limited revenues and have incurred significant losses to date.

         ADM Tronics is a technology-based developer and manufacturer of the following product lines:

            o  environmentally safe chemical products;

            o  topical dermatological products; and

            o  therapeutic non-invasive electronic medical devices.


ADM Tronics currently derives most of its revenues from the development, manufacture and sale of chemical products, and, to a lesser extent, from its topical dermatological products and therapeutic non-invasive electronic medical devices. ADM Tronics has developed a technology, known as the "Sonotron Technology," and has utilized the Sonotron Technology to develop medical devices to treat subjects suffering from the pain of inflammatory joint conditions. Although some of the devices utilizing this technology are commercially available for the treatment of animals, none of such devices have received FDA-clearance for human application in the United States and do not compete with our technology or products.

         We believe that our focus, the commercialization of electrotherapeutic technologies, specifically PEMF, for the treatment of acute and chronic disorders, is distinct from and requires a different focus than ADM Tronics' business, including the commercialization of its Sonotron Technology. As a result, we and ADM Tronics believe that separating our business from the business of ADM Tronics will allow each company to focus on its respective business and allow each company to pursue different strategies and react quickly to changing market environments. Pursuant to an agreement between us and ADM Tronics, all current and future technologies and products utilizing non-invasive electrotherapeutic technologies will be developed and commercialized by us and not ADM Tronics, unless we elect not to pursue such technologies and products.


PRIVATE PLACEMENTS


         In December 2004, we completed a joint note offering with ADM Tronics consisting of $3,637,500 aggregate principal amount of unsecured convertible notes bearing interest at an annual rate of 6%, which, unless converted earlier, will automatically convert into 438,253 shares of our common stock, subject to adjustment, upon the consummation of this offering, plus up to an additional 5,361 shares of our common stock for the payment of interest on the notes through April 30, 2005 and 2,492 shares for each month thereafter until the date of this prospectus, assuming interest is paid in shares of our common stock, and warrants to purchase an aggregate of up to 438,253 shares of our common stock, subject to adjustment, at an exercise price of $5.70 per share. We issued the placement agent in connection with such offering warrants to purchase an aggregate of up to 35,060 shares of our common stock at an exercise price of $8.30 per share and warrants to purchase an aggregate of up to 35,060 shares of our common stock at an exercise price of $5.70 per share.

         In February 2005, we, together with ADM Tronics, sold $2,450,000 aggregate principal amount of unsecured convertible notes bearing interest at an annual rate of 6%, which, unless converted earlier, will automatically convert into 295,180 shares of our common stock, subject to adjustment, upon consummation of this offering, plus up to an additional ____ shares of our common stock for the payment of interest on the notes through April 30, 2005 and ____ shares for each month thereafter until the date of this prospectus, assuming interest is paid in shares of our common stock, and warrants to purchase an aggregate of up to 295,180 shares of our common stock, subject to adjustment, at an exercise price of $5.70 per share. We issued the placement agent in connection with such offering warrants to purchase up to an aggregate 21,687 shares of our common stock at an exercise price of $8.30 per share and warrants to purchase up to an aggregate of 21,687 shares of our common stock at an exercise price of $5.70 per share.

         Under the terms of the notes sold in the private placement that was completed in December 2004 and February 2005, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2005, an additional 11,717 shares of common stock underlying the notes and 11,717 shares underlying the warrants will be issuable by us. The proceeds of the note financing are being used primarily by us for the research and development and sales and marketing of our SofPulse device line of products and for the research and development of other potential products being developed by us.

         The proceeds of the private placements are being used primarily by us for the research and development and sales and marketing of our SofPulse device line of products, for the repayment of certain related party transactions and for the research and development of other potential products being developed by us. For a more detailed description of the private placements see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," "Certain Relationships and Related Transactions" and "Description of Capital Stock - Private Placements."


PRINCIPAL EXECUTIVE OFFICE


         Our principal executive offices are located at 224-S Pegasus Avenue, Northvale, New Jersey 07647. Our telephone number at that address is (201) 784-8168. Our principal corporate website is www.ivivitechnologies.com. Information contained on our website does not constitute part of this prospectus.

THE OFFERING


Common stock offered by us................................  ________ shares

Common stock outstanding
 after the offering(1)....................................  ________ shares

Use of proceeds...........................................  We intend to use the proceeds of this offering as follows:  $___ for research and development; $___ for
                                                            sales and marketing; $ ______ to repay amounts owed to
                                                            ADM Tronics Unlimited, Inc., our largest shareholder;
                                                            and $___ for general corporate purposes, including
                                                            working capital and capital expenditures.  See "Use of
                                                            Proceeds."

Proposed Nasdaq SmallCap Market and Pacific Exchange        Currently, no public market for our common stock
 symbol...................................................  exists.  We have filed an application to have our common stock listed on the Nasdaq SmallCap Market under
                                                            the symbol "IVVI." We also intend to file an
                                                            application for dual listing with the Pacific Exchange.

Risk factors..............................................  The securities offered by this prospectus are speculative and involve a high degree of risk and
                                                            investors purchasing securities will experience
                                                            immediate and substantial dilution and should not
                                                            purchase the securities unless they can afford the
                                                            loss of their entire investment. See "Risk Factors"
                                                            beginning on page 8.


(1) Assumes:

     o no exercise of the underwriter's over-allotment option to purchase up to ______ shares of our common stock;

     o no exercise of the underwriter's warrants to purchase up to ____ shares of our common stock;


     o the exclusion of an aggregate of 766,200 shares of common stock reserved for issuance upon exercise of outstanding options granted under our 2004 Amended and Restated Stock Option Plan with exercise prices ranging from $.10 to $_____, the initial public offering price;

     o the exclusion of 738,800 shares of common stock reserved for issuance upon exercise of options available for future grant under our 2004 Amended and Restated Stock Option Plan;

     o the exclusion of 1,026,540 shares of common stock issuable as of April 30, 2005 upon the exercise of warrants issued in connection with our private placements and other outstanding warrants; and

     o the issuance of 756,868 shares of our common stock upon the conversion of the notes as of April 30, 2005 issued in our private placements upon the closing of the offering.

                          SUMMARY FINANCIAL INFORMATION


         The summary financial data for the fiscal years ended March 31, 2004 and 2003 was derived from our financial statements that have been audited by Weinick Sanders Leventhal & Co., LLP for the respective periods. The information for the nine months ended December 31, 2004 and 2003 was derived from our unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. The summary financial information presented below should be read in conjunction with our audited financial statements and related notes appearing in this prospectus beginning on page F-1. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our financial statements for the fiscal years ended March 31, 2004 and 2003 and for the nine months ended December 31, 2004 and 2003.



                                                                                              NINE MONTHS
                                                           YEAR ENDED MARCH 31,             ENDED DECEMBER 31,
                                                      -----------------------------    --------------------------
                                                          2003             2004           2003            2004
                                                      -----------       -----------    -----------    -----------
                                                                                               (UNAUDITED)
OPERATIONS STATEMENT DATA:

Rental income .....................................   $    46,480       $   106,085    $    75,552    $   225,278
                                                      -----------       -----------    -----------    -----------
Cost of revenues ..................................        33,001            88,418         42,177         65,026
Writedown of equipment held for sale ..............       262,000              ----           ----           ----
Depreciation ......................................       145,680           138,365         94,391         97,670
Salaries ..........................................           ---                              ---        243,500
Research and development ..........................           ---                              ---        131,439
Interest expense ..................................           ---                              ---         81,520
Selling, general and administrative ...............        (3,228)(1)        73,766         21,566        651,696
Allocated Charge (credit)-Related Party ...........       111,074 (2)       (52,000)(2)    160,281        162,511
                                                      -----------       -----------    -----------    -----------
Net loss ..........................................   $  (502,047)      $  (142,464)   $  (242,863)   $(1,208,084)
                                                      -----------       -----------    -----------    -----------
Net loss per share...- basic and diluted ..........   $      (.25)      $      (.06)   $      (.12)   $     (.41)
                                                      -----------       -----------    -----------    -----------
Weighted average shares used in computing net
loss per share ....................................     2,000,000         2,230,000      2,000,000      2,920,000



                                                                         AS OF MARCH 31, 2004         AS OF DECEMBER 31, 2004
                                                                                 ACTUAL              ACTUAL        AS ADJUSTED(2)
                                                                            --------------        ------------     --------------
                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:

Total current assets .............................................          $   380,869           $ 2,172,411
Total current liabilities ........................................              465,516               219,745
Working Capital ..................................................              (84,647)            1,952,666
Total assets .....................................................              568,161             2,774,721
Stockholders' deficiency .........................................           (2,350,724)           (3,308,808)
Total liabilities and Stockholders' deficiency ...................          $   568,161           $ 2,774,721

-----------------------

(1)  Results from adjustments of miscellaneous accruals.
(2)  Reflects year-end adjustments of intercompany allocations.
(3) Reflects the sale of ________ shares of common stock and the application of the net proceeds from this offering after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the conversion of the notes issued in the private placement upon the closing of this offering and does not include any proceeds that we may receive upon exercise of all or any portion of the over-allotment option.

                                  RISK FACTORS

         An investment in our common stock is speculative and involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before buying our common stock. These risks could have a material adverse effect on our business, financial condition and results of operations and the value of our common stock.

                          RISKS AFFECTING OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY ON WHICH TO EVALUATE OUR POTENTIAL FOR FUTURE SUCCESS AND DETERMINE IF WE WILL BE ABLE TO EXECUTE OUR BUSINESS PLAN. THIS MAKES IT DIFFICULT TO EVALUATE OUR FUTURE PROSPECTS AND THE RISK OF SUCCESS OR FAILURE OF OUR BUSINESS.

         We were formed in 1989, but had very limited operations until 1998 when we acquired the assets utilized by EPI in connection with its medical device business, including the SofPulse device and related technology, and your evaluation of our business and prospects will be based partly on our limited operating history. While we have conducted development and sales and marketing activities, we have generated limited revenues to date. Consequently, our historical results of operations may not give you an accurate indication of our future results of operations or prospects. You must consider our business and prospects in light of the risks and difficulties we will encounter as an early-stage company in a new and rapidly evolving market. These risks include:


         o our ability to effectively and efficiently market and distribute our products;

         o the ability of ADM Tronics or other manufacturers utilized by us to effectively and efficiently manufacture our products;

         o our ability to obtain market acceptance of our SofPulse products and future products that may be developed by us;

         o our ability to sell our products at competitive prices which exceed our per unit costs; and

         o our ability to obtain regulatory approval or clearance of our products.

We may not be able to address these risks and difficulties, which could materially affect our revenues, operating results and our ability to continue to operate our business.

WE HAVE A HISTORY OF SIGNIFICANT AND CONTINUED OPERATING LOSSES AND A SUBSTANTIAL ACCUMULATED EARNINGS DEFICIT AND WE MAY CONTINUE TO INCUR SIGNIFICANT LOSSES.


         We have generated only limited revenues from product sales and have incurred substantial net losses of $147,064 and $502,047 for the fiscal years ended March 31, 2004 and 2003, respectively. In addition, for the nine months ended December 31, 2004 and 2003, we had a net loss of approximately $1.2 million and $243,000, respectively. At December 31, 2004, we had an accumulated deficit of approximately $3.5 million. We expect to incur additional operating losses, as well as negative cash flow from operations, for the foreseeable future, as we continue to expand our marketing efforts with respect to our SofPulse device line of products and to continue our research and development of additional applications for the SofPulse device, as well as new products utilizing PEMF technology and other technologies that we may develop in the future. Our ability to increase our revenues from sales of our SofPulse device line of products and other products developed by us will depend on:

         o increased market acceptance and sales of our SofPulse device line of products;

         o commercialization and market acceptance of new technologies and products under development; and

         o  medical community awareness.


         As a result of our continued losses and the debt incurred by us in connection with our recent financings, all of which debt will convert into our common stock at the closing of this offering, we expect that our independent auditors will include an explanatory paragraph in our financial statements for the fiscal year ending March 31, 2005 expressing doubt as to our ability to continue as a going concern. If a going concern explanatory paragraph is included in the report of our independent auditors, such inclusion could make it more difficult for us to secure additional financing on terms acceptable to us, if at all, and may materially and adversely affect the terms of any financing that we may obtain. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, we may not achieve profitability and the value of your investment could decline significantly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


OUR REVENUES ARE CURRENTLY DEPENDENT ON OUR PRODUCTS WHICH UTILIZE PEMF TECHNOLOGY, AND INCREASING OUR REVENUES WILL DEPEND ON OUR ABILITY TO INCREASE MARKET PENETRATION, AS WELL AS OUR ABILITY TO DEVELOP AND COMMERCIALIZE NEW PRODUCTS AND TECHNOLOGIES.


         Products based on non-invasive, electrotherapeutic technologies represent known methods of treatment that we believe have been under-utilized clinically. Physicians and other healthcare professionals may not use SofPulse or other potential products and technologies developed by us unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies or represent equal efficacy with lower cost. Even if the advantage of our products and technologies is established as clinically and fiscally significant, physicians and other healthcare professionals may not elect to use SofPulse or other products and technologies developed by us for any number of reasons. For example, the first generation of the SofPulse device cannot be used in hospital intensive care units because the power output of the device can interfere with medical monitoring equipment. The rate of adoption and acceptance of our products and technologies, including the SofPulse device, may also be affected adversely by unexpected side effects or complications associated with our products, consumers' reluctance to invest in new products and technologies, the level of third-party reimbursement and widespread acceptance of other products and technologies. Consequently, physicians and other healthcare professionals, healthcare payors and consumers may not accept SofPulse device products or new products or technologies developed by us. Broad market acceptance of the SofPulse device products and other products and technologies developed by us in the future may require the education and training of numerous physicians and other healthcare professionals, as well as conducting or sponsoring clinical and fiscal studies to demonstrate the cost efficiency and other benefits of such products and technologies. The amount of time required to complete such training and studies could be costly and result in a delay or dampening of such market acceptance. Moreover, healthcare payors' approval of use for our products and technologies in development may be an important factor in establishing market acceptance.

         We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products or technologies. Although we have received FDA clearance for the SofPulse device for the treatment of edema and pain in soft tissue, we may not be able to obtain regulatory clearance or approval of new products or technologies or new treatments through existing products. In addition, we have not demonstrated an ability to market and sell our SofPulse device products, much less multiple products simultaneously. If we are unable to increase market acceptance of our current products or develop and commercialize new products in the future, we will not be able to increase our revenues. The completion of the development of any new products or technologies or new uses of existing products will remain subject to all the risks associated with the commercialization of new products based on innovative technologies, including:

         o our ability to fund and establish research that supports the efficacy of new technologies and products;

         o our ability to obtain regulatory approval or clearance of such technologies and products, if needed;

         o our ability to obtain market acceptance of such new technologies and products;

         o our ability to effectively and efficiently market and distribute such new products;

         o the ability of ADM Tronics or other manufacturers utilized by us to effectively and efficiently manufacture such new products; and

         o our ability to sell such new products at competitive prices that exceed our per unit costs for such products.

IF WE ARE UNABLE TO RECEIVE REIMBURSEMENT FROM THIRD-PARTIES, INCLUDING REIMBURSEMENT FROM MEDICARE, OUR GROWTH AND REVENUES WILL BE ADVERSELY AFFECTED IN MARKETS WHERE WE RELY ON INSURANCE COVERAGE FOR PAYMENT.

         Some healthcare providers such as hospitals and physicians that purchase, lease or rent medical devices in the United States generally rely on third-party payors, principally Medicare and private health insurance plans, including health maintenance organizations, to reimburse all or part of the cost of the treatment for which the medical device is being used. Commercialization of our products and technologies marketed in the United States will depend in part upon the availability of reimbursement for the cost of the treatment from third-party healthcare payors such as Medicare and private health insurance plans, including health maintenance organizations, in non-capitated markets, markets where we rely on insurance coverage for payment. Such third-party payors are increasingly challenging the cost of medical products and services, which have and could continue to have a significant effect on the ratification of such technologies and services by many healthcare providers. Several proposals have been made by federal and state government officials that may lead to healthcare reforms, including a government directed national healthcare system and healthcare cost-containment measures. The effect of changes in the healthcare system or method of reimbursement for the SofPulse device and any other products or technologies that we may market in the United States cannot be determined.


         While third-party payors generally make their own decisions regarding which medical procedures, technologies and services to cover, Medicare and other third-party payors may apply standards similar to those used by CMS in determining whether to provide coverage for a particular procedure, technology or service. The Medicare statute prohibits payment for any medical procedures, technologies or services that are not reasonable and necessary for the diagnosis or treatment of illness or injury. In 1997, CMS, which is responsible for administering the Medicare program, had interpreted this provision to prohibit Medicare coverage of procedures that, among other things, are not deemed safe and effective treatments for the conditions for which they are being used, or which are still investigational. However, in July 2004, reimbursement of the use of the technology used in our SofPulse device in the treatment of non-healing wounds was reinstated by CMS after being discontinued from July 1997 through July 2004. In October 2004, CMS issued a quarterly update that allows skilled nursing facilities, or SNFs, and providers of healthcare in the home to use the electromagnetic therapy code in the Healthcare Common Procedure Code System, the standardized coding system developed by CMS to ensure that Medicare reimbursement claims are processed in an orderly and consistent manner for consolidated billing enforcement. Although CMS has provided for reimbursement for the use of electromagnetic therapy by SNFs, CMS has not yet provided for reimbursement for the use of electromagnetic therapy by providers of healthcare in the home. In addition, the regulatory environment could again be changed to bar CMS coverage for treatment of chronic wounds utilizing our SofPulse device or to limit the amount of coverage patients or providers are entitled to receive. Either of these events would adversely affect our revenues and operating results. See "Business - Reimbursement."

         We cannot predict what additional legislation or regulations, if any, may be enacted or adopted in the future relating to our business or the healthcare industry, including third-party coverage and reimbursement, or what effect any such legislation or regulations may have on us. Furthermore, significant uncertainty exists as to the coverage status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available with respect to any of our future products or new applications for our present products. In currently non-capitated markets, failure by physicians, hospitals, nursing homes and other users of our products to obtain sufficient reimbursement for treatments using our technologies would adversely affect our revenues and operating results. Alternatively, as the U.S. medical system moves to more fixed-cost models, such as payment based on diagnosis related groups, prospective payment systems or other forms of capitation, the market landscape may be altered, and the amount we can charge for our products may be limited.

IF WE ARE UNABLE TO ACHIEVE MARKET ACCEPTANCE OF SOFPULSE DEVICE PRODUCTS OR ANY NEW TECHNOLOGIES OR USES WE DEVELOP IN NEW MARKETS WHERE THIRD-PARTY REIMBURSEMENT IS UNLIKELY, OUR GROWTH COULD BE IMPEDED WHICH COULD RESULT IN AN INABILITY TO INCREASE OUR REVENUES.

         As part of our growth strategy, we intend to market our SofPulse device products to plastic surgeons and other plastic surgery practitioners. The use of the SofPulse device in these markets is unlikely to be reimbursed by insurance and, accordingly, we may experience cost resistance from physicians and patients in these markets that could adversely affect our growth strategy, our operating results and our ability to increase our revenues.

WE MAY NEED ADDITIONAL CAPITAL TO MARKET SOFPULSE DEVICE PRODUCTS AND TO DEVELOP AND COMMERCIALIZE NEW TECHNOLOGIES AND PRODUCTS AND IT IS UNCERTAIN WHETHER SUCH CAPITAL WILL BE AVAILABLE.

         Our business is capital intensive and we may require additional financing in order to:

         o  fund research and development;

         o  expand sales and marketing activities;

         o  develop new or enhanced technologies or products;

         o  respond to competitive pressures; and

         o acquire complementary technologies or take advantage of unanticipated opportunities.

         Our need for additional capital will depend on:

         o  the costs and progress of our research and development efforts;

         o the preparation of pre-market application submissions to the FDA for our new products and technologies and costs associated therewith;

         o  the number and types of product development programs undertaken;

         o the number of SofPulse devices we have manufactured for sale or rental;

         o  the costs and timing of expansion of sales and marketing activities;

         o the amount of revenues from sales of our existing and potentially new products;

         o the cost of obtaining and maintaining, enforcing and defending patents and other intellectual property rights;

         o  competing technological and market developments; and

         o  developments related to regulatory and third-party coverage matters.

Although we expect that the net proceeds of this offering, together with our available funds and funds generated from our operations, will be sufficient to meet our anticipated needs for at least the next 12 months, we may need to obtain additional capital to continue to operate and grow our business. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all. If additional financing is raised by the issuance of common stock you may suffer additional dilution and if additional financing is raised through debt financing, it may involve significant restrictive covenants which could affect our ability to operate our business. If adequate funds are not available, or are not available on acceptable terms, we may not be able to continue our operations, grow our business or take advantage of opportunities or otherwise respond to competitive pressures and remain in business.

WE OUTSOURCE THE MANUFACTURING OF SOFPULSE DEVICES TO ADM TRONICS, OUR LARGEST SHAREHOLDER AND EXCLUSIVE MANUFACTURER, AND IF THE OPERATIONS OF ADM TRONICS ARE INTERRUPTED OR IF OUR ORDERS EXCEED THE MANUFACTURING CAPABILITIES OF ADM TRONICS, WE MAY NOT BE ABLE TO DELIVER OUR PRODUCTS TO CUSTOMERS ON TIME.


         Pursuant to a manufacturing agreement between us and ADM Tronics, our largest shareholder, ADM Tronics is the exclusive manufacturer of our SofPulse device line of products, and we rely on ADM Tronics to manufacture other products that we may develop in the future. ADM Tronics operates a single facility and has limited capacity that may be inadequate if our customers place orders for unexpectedly large quantities of our products, or if ADM Tronics' other customers place large orders of products, which could limit ADM Tronics' ability to produce our products. In addition, if the operations of ADM Tronics were halted or restricted, even temporarily, or they are unable to fulfill large orders, we could experience business interruption, increased costs, damage to our reputation and loss of our customers. Although we have the right to utilize other manufacturers if ADM Tronics is unable to perform under our agreement, manufacturers of our products need to be licensed with the FDA, and identifying and qualifying a new manufacturer to replace ADM Tronics as the manufacturer of our products could take several months during which time, we would likely lose customers and our revenues could be materially delayed and/or reduced. See "Business - Manufacturers and Suppliers."


BECAUSE OF OUR RELATIONSHIP WITH ADM TRONICS, CONFLICTS OF INTEREST MAY ARISE BETWEEN US AND ADM TRONICS.

         Our Chairman of the Board and Chief Financial Officer, Andre' DiMino, serves as the President and Chief Executive Officer of ADM Tronics, our President and Chief Executive Officer, David Saloff, serves as a director of ADM Tronics and Vincent DiMino, Andre DiMino's uncle, one of our directors, serves as a director of ADM Tronics. This could create, or appear to create, potential conflicts of interest when members of our senior management are faced with decisions that could have different implications for us and for ADM Tronics. For example, conflicts of interest could arise between us and ADM Tronics in various areas such as fundraising, competing for new business opportunities, and other areas. In addition, ADM Tronics serves as the exclusive manufacturer of our SofPulse devices and we utilize personnel at ADM Tronics to provide administrative and other services to us. No assurance can be given as to how potentially conflicted board members will evaluate their fiduciary duties to us and ADM Tronics, respectively, or how such individuals will act under such circumstances. Furthermore, the appearance of conflicts, even if such conflicts do not materialize, might adversely effect the public's perception of us.

         At the time we entered into our transactions with ADM Tronics, including our management services agreement and manufacturing agreement, as well as transactions with some of our executive officers, all of which are described under "Certain Relationships and Related Transaction" in this prospectus, we did not have sufficient disinterested directors to approve or ratify such transactions. Although we intend to have such transactions reviewed and ratified by our audit committee or another independent committee of our Board of Directors when such directors are appointed, such committee may not deem such agreements to be at least as favorable to us as those that could be obtained from unaffiliated third parties and in such event, we may not be able to amend such agreements on terms that are favorable to us or at all.


OUR ABILITY TO EXECUTE OUR BUSINESS PLAN DEPENDS ON THE SCOPE OF OUR INTELLECTUAL PROPERTY RIGHTS AND NOT INFRINGING THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS. THE VALIDITY, ENFORCEABILITY AND COMMERCIAL VALUE OF THESE RIGHTS ARE HIGHLY UNCERTAIN.


         Our ability to compete effectively with other companies is materially dependent upon the proprietary nature of our technologies. We rely primarily on patents and trade secrets to protect our technologies. See "Business - Intellectual Property."


         We have:

         o one patent on the SofPulse device, which expires in 2015, as well as two other patents for certain embodiments of PEMF and other aspects of the SofPulse device;

         o  one U.S. patent application pending; and

         o  seven U.S. patents pending.

Third parties may seek to challenge, invalidate, circumvent or render unenforceable any patents or proprietary rights owned by us based on, among other things:

         o  subsequently discovered prior art;

         o lack of entitlement to the priority of an earlier, related application; or

         o failure to comply with the written description, best mode, enablement or other applicable requirements.

         In general, the patent position of medical device companies is highly uncertain, still evolving and involves complex legal, scientific and factual questions. We are at risk that:

         o other patents may be granted with respect to the patent applications filed by us; and

         o any patents issued to us may not provide commercial benefit to us or will be infringed, invalidated or circumvented by others.


         The United States Patent and Trademark Office currently has a significant backlog of patent applications, and the approval or rejection of patents may take several years. Prior to actual issuance, the contents of United States patent applications are generally published 18 months after filing. Once issued, such a patent would constitute prior art from its filing date, which might predate the date of a patent application on which we rely. Conceivably, the issuance of such a prior art patent, or the discovery of "prior art" of which we are currently unaware, could invalidate a patent of ours or prevent commercialization of a product claimed thereby.


         Although we generally conduct a cursory review of issued patents prior to engaging in research or development activities, we may be required to obtain a license from others to commercialize any of our new products under development. If patents that cover our existing or new products are issued to other companies, there can be no assurance that any necessary license could be obtained on favorable terms or at all.


         There can be no assurance that we will not be required to resort to litigation to protect our patented technologies and other proprietary rights or that we will not be the subject of additional patent litigation to defend our existing and proposed products and processes against claims of patent infringement or any other intellectual property claims. Such litigation could result in substantial costs, diversion of management's attention, and diversion of our resources.

         We also have applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights between the United States and foreign countries, the extent of protection provided by patents and proprietary rights granted to us by the United States may differ from the protection provided by patents and proprietary rights granted to us by foreign countries. .

         We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If our employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.


         We may decide for business reasons to retain certain knowledge that we consider proprietary as confidential and elect to protect such information as a trade secret, as business confidential information or as know-how. In that event, we must rely upon trade secrets, know-how, confidentiality and non-disclosure agreements and continuing technological innovation to maintain our competitive position. There can be no assurance that others will not independently develop substantially equivalent proprietary information or otherwise gain access to or disclose such information.

THE LOSS OF ANY OF OUR EXECUTIVE OFFICERS OR KEY PERSONNEL MAY ADVERSELY AFFECT OUR OPERATIONS AND OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY.


         Our ability to execute our business plan depends upon the continued services of Andre' DiMino, our Chairman and Chief Financial Officer, and David Saloff, our President and Chief Executive Officer, as well as our key technology, marketing, sales and support personnel. Although we will be entering into employment or consulting agreements containing non-compete agreements with Messrs. DiMino and Saloff and certain of our key personnel, we may not be able to retain these individuals. Further, our employment agreement with Mr. DiMino will require him to devote at least a majority of his work-time toward Ivivi; however, the remaining amount of his work-time may be devoted elsewhere, including at ADM Tronics. As a result, Mr. DiMino's attention to our business and operations may be diverted by his obligations elsewhere, including at ADM Tronics, and we may not be able to have access to Mr. DiMino as needed by us. If we lost the services of these executive officers or our key personnel, our business may be adversely affected and our stock price may decline. In addition, our ability to execute our business plan is dependent on our ability to attract and retain additional highly skilled personnel. We have key person life insurance in the amount of $2 million for Mr. DiMino, but not for any of our other executive officers or key employees.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS FOR OUR COMPONENTS AND RAW MATERIALS AND ANY INTERRUPTION IN THE AVAILABILITY OF THESE COMPONENTS AND RAW MATERIALS USED IN OUR PRODUCT COULD REDUCE OUR REVENUES.

         We rely on a limited number of suppliers for the components and raw materials used in our SofPulse device. Although there are many suppliers for each of our component parts and raw materials, we are dependent on a single or limited number of suppliers for many of the significant components and raw materials. This reliance involves a number of significant risks, including:

         o unavailability of materials and interruptions in delivery of components and raw materials from our suppliers;

         o manufacturing delays caused by such unavailability or interruptions in delivery; and

         o fluctuations in the quality and the price of components and raw materials.


         We do not have any long-term or exclusive purchase commitments with any of our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our components and raw materials used in our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers' orders which could reduce our revenues and adversely affect our relationships with our customers. See "Business - Manufacturers and Suppliers."


                          RISKS RELATED TO OUR INDUSTRY

THE MEDICAL PRODUCTS MARKET IS HIGHLY COMPETITIVE AND SUSCEPTIBLE TO RAPID CHANGE AND SUCH CHANGES COULD RENDER SOFPULSE AND ANY NEW PRODUCTS DEVELOPED BY US UNECONOMICAL OR OBSOLETE.


         The medical products market is characterized by extensive research and development activities and significant technological change. Our ability to execute our business strategy depends in part upon our ability to develop and commercialize efficient and effective products based on our technologies. We compete against established companies as well as numerous independently owned small businesses, including Diapulse Corporation of America, Inc., which manufactures and markets devices that are deemed by the FDA to be substantially equivalent to SofPulse; Regenesis Biomedical, which manufactures and markets devices that are similar to our first generation SofPulse device; and KCI Concepts, Inc., which manufactures and markets negative pressure wound therapy devices in the wound care market. We also face competition from companies that have developed other forms of treatment, such as hyperbaric oxygen chambers, thermal therapies and hydrotherapy. In addition, companies are developing or may, in the future, engage in the development of products and/or technologies competitive with our products. We expect that technological developments will occur and that competition is likely to intensify as new technologies are employed. Many of our competitors are capable of developing products based on similar technology, have developed and are capable of continuing to develop products based on other technologies, which are or may be competitive with our products and technologies. Many of these companies are well-established, and have substantially greater financial and other resources, research and development capabilities and more experience in obtaining regulatory approvals, manufacturing and marketing than we do. Our ability to execute our business strategy and commercially exploit our SofPulse device must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the development of new medical processes, devices and products and their level of acceptance by the medical community. Our competitors may succeed in developing competing products and technologies that are more effective than our products and technologies, or that receive government approvals more quickly than our new products and technologies, which may render our existing and new products or technology uncompetitive, uneconomical or obsolete. See "Business - Competition."

WE MAY BE EXPOSED TO PRODUCT LIABILITY CLAIMS FOR WHICH OUR PRODUCT LIABILITY INSURANCE MAY BE INADEQUATE.

         Our business exposes us to potential product liability risks, which are inherent in the testing, manufacturing and marketing of medical devices. While we are not aware of any side-effects resulting from the use of the SofPulse device, there may be unknown long-term effects of the use of SofPulse that may result in product liability claims in the future. Although we maintain $2.0 million of product liability insurance, we cannot provide any assurance that:

         o our insurance will provide adequate coverage against potential liabilities if a product causes harm or fails to perform as promised;

         o adequate product liability insurance will continue to be available in the future; or

         o  our insurance can be maintained on acceptable terms.


The obligation to pay any product liability claim in excess of whatever insurance we are able to obtain would increase our expenses and could greatly reduce our assets. See "Business - Product Liability and Insurance."


IF THE FDA OR OTHER STATE OR FOREIGN AGENCIES IMPOSE REGULATIONS THAT AFFECT OUR PRODUCTS, OUR DEVELOPMENT, MANUFACTURING AND MARKETING COSTS WILL BE INCREASED.


         The development, testing, production and marketing of our SofPulse device is, and other products developed by us may be, subject to regulation by the FDA as devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. Although we have received FDA clearance for the SofPulse device for the treatment of pain and edema in soft tissue, alternative uses for the SofPulse device and any new products developed by us may be subject to FDA regulation as well. In addition, although we have not been asked by the FDA to seek pre-market approval for the SofPulse device, there can be no assurance that we will not be required to do so and that, if required, we will be able to comply with such requirement for the SofPulse device. Before a new medical device, or a new use of, or claim for, an existing product can be marketed in the United States, it must first receive either 510(k) clearance or pre-market approval from the FDA, unless an exemption applies. Either process can be expensive and lengthy. The FDA's 510(k) clearance process usually takes from three to twelve months, but it can take longer and is unpredictable. The process of obtaining pre-market approval is much more costly and uncertain than the 510(k) clearance process and it generally takes from one to three years, or even longer, from the time the application is filed with the FDA. See "Business - Government Regulation."


         In the United States, medical devices must be:

         o manufactured in registered and quality approved establishments by the FDA; and

         o produced in accordance with the FDA Quality System Regulation ("QSR") for medical devices.

As a result, we, as well as ADM Tronics, the exclusive manufacturer of our SofPulse device, are required to comply with QSR requirements and if they fail to comply with these requirements, we will need to find another company to manufacture our SofPulse devices which could delay the shipment of our product to our customers. In addition, ADM Tronics' manufacturing facility:

         o is required to be registered as a medical device manufacturing site with the FDA; and

         o  is subject to inspection by the FDA.

The FDA requires producers of medical devices to obtain FDA licensing prior to commercialization in the United States. Testing, preparation of necessary applications and the processing of those applications by the FDA is expensive and time consuming. We do not know if the FDA will act favorably or quickly in making such reviews, and significant difficulties or costs may be encountered by us in our efforts to obtain FDA licenses. The FDA may also place conditions on licenses that could restrict commercial applications of such products. Product approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems occur following initial marketing. Delays imposed by the FDA licensing process may materially reduce the period during which we have the exclusive right to commercialize patented products. We have made modifications to our devices and may make additional modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees, and requires new clearances or approvals for the modifications, we may be required to recall and to stop marketing the modified devices. We also are subject to Medical Device Reporting regulations, which require us to report to the FDA if our products cause or contribute to a death or serious injury, or malfunction in a way that would likely cause or contribute to a death or serious injury. We are not aware of any death or serious injury caused by or contributed to by our SofPulse device products, however, we cannot assure you that any such problems will not occur in the future with our existing or future products.
         Additionally, our existing and future products may be subject to regulation by similar agencies in other states and foreign countries. While we believe that we have complied with all applicable laws and regulations, continued compliance with such laws or regulations, including any new laws or regulations in connection with SofPulse devices or any new products developed by us, might impose additional costs on us or marketing impediments on our products which could adversely affect our revenues and increase our expenses. The FDA and state authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA or state agencies, which may include any of the following sanctions:

         o warning letters, fines, injunctions, consent decrees and civil penalties;

         o  repair, replacement, refunds, recall or seizure of our products;

         o operating restrictions or partial suspension or total shutdown of production;

         o refusing our requests for 510(k) clearance or premarket approval of new products, new intended uses, or modifications to existing products;

         o withdrawing 510(k) clearance or premarket approvals that have already been granted; and

         o  criminal prosecution.

If any of these events were to occur, it could harm our business.

THE FDA CAN IMPOSE CIVIL AND CRIMINAL ENFORCEMENT ACTIONS AND OTHER PENALTIES ON US IF WE OR OUR MANUFACTURER FAILS TO COMPLY WITH STRINGENT FDA REGULATIONS.


         Medical device manufacturing facilities must maintain records, which are available for FDA inspectors documenting that the appropriate manufacturing procedures were followed. The FDA has authority to conduct inspections of our facility, as well as the facility of our manufacturer. Labeling and promotional activities are also subject to scrutiny by the FDA and, in certain instances, by the Federal Trade Commission. Any failure by us or the manufacturer of our products to take satisfactory corrective action in response to an adverse inspection or to comply with applicable FDA regulations could result in enforcement action against us or our manufacturer, including a public warning letter, a shutdown of manufacturing operations, a recall of our products, civil or criminal penalties or other sanctions. From time to time, the FDA may modify such requirements, imposing additional or different requirements which may require us to alter our business methods which could result in increased expenses. See "Business - Governmental Regulation."


                        RISKS RELATED TO OUR COMMON STOCK

EXECUTIVE OFFICERS, DIRECTORS AND ENTITIES AFFILIATED WITH THEM WILL CONTINUE TO HAVE SUBSTANTIAL CONTROL OVER US AFTER THE OFFERING, WHICH COULD DELAY OR PREVENT A CHANGE IN OUR CORPORATE CONTROL FAVORED BY OUR OTHER SHAREHOLDERS.


            Our directors, executive officers and principal shareholders, together with their affiliates, will beneficially own, in the aggregate, approximately ___% of our outstanding common stock following the completion of this offering and conversion of the private placement notes and ___% if the over-allotment option is exercised in full, in each case assuming the exercise of all outstanding options and warrants held by such persons with an exercise price less than the initial public offering price based on an assumed initial public offering price of $___ per share. In particular, ADM Tronics, of which Andre' DiMino, our Chairman and Chief Financial Officer, is President and Chief Executive Officer, will beneficially own approximately __% of our outstanding shares of common stock upon completion of this offering and Mr. DiMino, together with members of the DiMino family, beneficially own approximately 29% of the outstanding shares of ADM Tronics. In addition, under the terms of a voting agreement between Mr. DiMino and one of our shareholders, Mr. DiMino shall continue to have the right to vote an additional 215,000 of our shares following this offering. These figures do not reflect the increased percentages that the officers and directors may have in the future in the event that they exercise any additional options granted to them under the 2004 Amended and Restated Stock Option Plan or if they otherwise acquire additional shares of common stock. The interests of our current officer and director shareholders and our largest shareholder may differ from the interests of other shareholders, including purchasers of shares in this offering. As a result, the current officer and director shareholders and our largest shareholder would have the ability to exercise substantial control over all corporate actions requiring shareholder approval, irrespective of how our other shareholders including purchasers in this offering may vote, including the following actions:


         o  the election of directors;

         o  adoption of stock option plans;

         o  the amendment of charter documents; or

         o the approval of certain mergers and other significant corporate transactions, including a sale of substantially all of our assets.

YOU WILL SUFFER AN IMMEDIATE AND SUBSTANTIAL DILUTION IN THE SHARES YOU
PURCHASE.


         The estimated initial public offering price of $______ per share of common stock is substantially higher than the pro forma net tangible book value per share of our outstanding shares immediately after the offering. As a result, investors purchasing shares in the offering will incur immediate and substantial dilution of approximately $____ per share or approximately ___% of the assumed offering price. Accordingly, existing shareholders will benefit disproportionately from this offering. If we raise additional capital through the sale of equity, including preferred stock or convertible securities, your percentage of ownership will be diluted. You may also experience additional dilution if stock options or warrants to purchase our shares are exercised at less than the offering price. As of the date of this prospectus, we have reserved 1,500,000 shares of our common stock for issuance under our 2004 Amended and Restated Stock Option Plan, ____ shares of our common stock for issuance upon conversion of our outstanding notes and exercise of the warrants issued in our private placements, _____ shares of our common stock for issuance upon exercise of other outstanding warrants and _______ shares of our common stock for issuance upon the exercise of warrants to be issued to the underwriter at the completion of this offering. See "Dilution."


OUR STOCK PRICE AFTER THE OFFERING COULD BE BELOW THE OFFERING PRICE.


         The offering price of our common stock will be arbitrarily determined by negotiations between us and our underwriter and does not necessarily bear any relationship to our book value, assets, financial condition, or to any other established criteria of value. Our common stock price after the offering could be below the offering price.


SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK MAY OCCUR AFTER THE EXPIRATION OF LOCK-UP PERIODS, WHICH COULD CAUSE OUR STOCK PRICE TO FALL.


         After the offering, ________ shares of our common stock will be outstanding, assuming a closing of the offering in ____, 2005. All of the shares of our common stock sold in this offering will be freely tradable, except for shares subject to lock-up agreements or by any of our existing "affiliates" as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors and 10% or greater shareholders. Of the shares of our common stock to be outstanding as of the date of this prospectus, __________ shares will be restricted as a result of securities laws and lock-up agreements that have been executed by our officers and directors restricting their ability to transfer our stock for a period of twelve months after the date of this prospectus without the consent of the representative of the underwriters. Further, ________ shares of restricted stock held by investors in the private placements, representing all of the shares underlying the private placement notes which automatically convert into common stock on the date of this prospectus and _______ shares of common stock underlying the warrants and registered for resale, will be subject to lock-up agreements under which the sale of such shares will be restricted for a period of between 60 and 180 days after the date of this prospectus depending on the trading volume and market price of our common stock following this offering. The representative of the underwriters may also waive the terms of these lock-ups. In addition, an aggregate of _____ shares of our common stock are issuable upon exercise of outstanding options and other warrants. Sales of a substantial number of shares of our common stock could cause the price of our securities to fall and could impair our ability to raise capital by selling additional securities.

         The terms on which we could obtain additional capital during the life of the options and warrants may be adversely affected, and it should be expected that the holders of the options and warrants would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than those provided for by such convertible securities. As a result, any issuance of additional shares of common stock may cause our current shareholders to suffer significant dilution which may adversely affect the market price of our common stock.

OUR UNDERWRITER'S LACK OF EXPERIENCE IN PUBLIC OFFERINGS COULD DECREASE THE CHANCE OF A SUCCESSFUL OFFERING AND DECREASE THE MARKET PRICE OF OUR SECURITIES.

         Although certain principals of Maxim Group LLC, our underwriter, have extensive experience in the securities industry, Maxim Group LLC itself was formed in October 2002 and has acted as lead manager underwriter in only two firm commitment public offerings, co-manager in two firm commitment public offerings and as a member of the underwriting syndicate in forty underwritten public offerings. The underwriter's lack of experience in conducting public offerings may decrease the chance of a successful offering and the market price of our securities. See "Underwriting." WE INTEND TO IMPLEMENT ANTI-TAKEOVER PROVISIONS PRIOR TO THE CONSUMMATION OF THIS OFFERING WHICH COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF SUCH TAKEOVER WOULD BE BENEFICIAL TO OUR SHAREHOLDERS.


         We intend to amend our Certificate of Incorporation prior to the consummation of this offering to, among other things, include provisions which could make it more difficult for a third-party to acquire us, even if doing so would be beneficial to our shareholders. These provisions may include:

         o establishing a classified board of directors requiring that members of the board be elected in different years;

         o authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or change the balance of voting control and resist a takeover attempt;

         o limiting the ability of shareholders to call special meetings of shareholders;

         o prohibiting shareholder action by written consent and requiring all shareholder actions to be taken at a meeting of our shareholders; and

         o establishing advance notice requirements for nominations for election to the board of directors and for proposing matters that can be acted upon by shareholders at shareholder meetings.


In addition, provisions of the New Jersey Business Corporation Act and the terms of the employment agreements with our executive officers may discourage, delay or prevent a change in our control. See "Description of Capital Stock - Anti-Takeover Effects of Provisions of the New Jersey Business Corporation Act and Our Charter Documents."

DUE TO PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BY-LAWS, A SHAREHOLDER MAY BE PREVENTED FROM CALLING A SPECIAL MEETING FOR SHAREHOLDER CONSIDERATION OF A PROPOSAL OVER THE OPPOSITION OF OUR BOARD OF DIRECTORS AND SHAREHOLDER CONSIDERATION OF A PROPOSAL MAY BE DELAYED UNTIL OUR NEXT ANNUAL MEETING.

         Our amended and restated certificate of incorporation and our by-laws will provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated certificate of incorporation will provide that, subject to certain exceptions, only our board of directors, the chairman of our board of directors, our president, vice president or secretary may call special meetings of our shareholders. Our by-laws will also contain advance notice requirements for proposing matters that can be acted on by the shareholders at a shareholder meeting. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting. As such, any time-sensitive proposals that a shareholder may have may not be considered in a timely manner. See "Description of Capital Stock - Limited Action by Shareholders."

THERE HAS BEEN NO PRIOR MARKET FOR OUR COMMON STOCK AND IF AN ACTIVE TRADING MARKET FOR OUR COMMON STOCK DOES NOT DEVELOP OR IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ SMALLCAP MARKET, YOU MAY NOT BE ABLE TO RESELL YOUR SHARES AT OR ABOVE THE PRICE AT WHICH YOU PURCHASED YOUR SHARES, OR AT ALL.

         Prior to the offering, there has been no active public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or the control of any market maker or specialist. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view our common stock as a short-term or liquid investment. An active trading market for our securities might not develop or be sustained.

         While our common stock meets the current Nasdaq listing requirements and is expected to be initially included on the Nasdaq SmallCap Market, we may not be able to meet the criteria for continued listing. If we were unable to meet these requirements, our common stock could be delisted from Nasdaq. In such event, our common stock may continue to trade on the NASD's over-the-counter bulletin board following any delisting from Nasdaq, or on the Pink Sheets, as the case may be. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

         The trading price of our common stock following the offering is likely to be highly volatile and could be subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

         o quarterly variations in our results of operations or those of our competitors;

         o announcements by us or our competitors of acquisitions, new products, significant contracts, commercial relationships or capital commitments;

         o disruption to our operations or those of ADM Tronics, our exclusive manufacturer, or our suppliers;

         o  commencement of, or our involvement in, litigation;

         o  any major change in our board or management;

         o changes in governmental regulations or in the status of our regulatory approvals; and

         o general market conditions and other factors, including factors unrelated to our own operating performance.

         In addition, the stock market in general, and the market for medical device technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Such fluctuations may be even more pronounced in the trading market shortly following this offering. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

WE WILL HAVE DISCRETION AS TO THE USE OF THE PROCEEDS OF THIS OFFERING. IF WE DO NOT USE THE PROCEEDS EFFECTIVELY, WE MAY NOT BE ABLE TO IMPLEMENT OUR BUSINESS STRATEGY WHICH COULD IMPEDE OUR GROWTH AND REDUCE OUR ABILITY TO EXPLOIT SOFPULSE AND GENERATE SALES.


         Of the net proceeds of this offering, we intend to use approximately $___ million for research and development, $___ million for sales and marketing, $ ______ million to repay amounts payable to ADM Tronics, our largest shareholder, and $____ million for general corporate purposes, including working capital and capital expenditures. As strategic opportunities arise, we may use the proceeds of this offering to fund acquisitions and other strategic alliances. We will have broad discretion in applying the $___ million of net proceeds reserved for general corporate purposes and may use the proceeds in ways with which the shareholders disagree. Accordingly, investors in this offering will be relying on management's judgment with only limited information about our specific intentions regarding a significant portion of the net proceeds of this offering. See "Use of Proceeds."


PENNY STOCK REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON MARKETABILITY OF OUR SECURITIES.

         If we fail to maintain Nasdaq listing for our securities, and no other exclusion from the definition of a "penny stock" under the Securities Exchange Act of 1934, as amended, is available, then our common stock would be subject to "penny stock" regulations. The SEC has adopted regulations which generally define a "penny stock" to be any equity security that is not trading on Nasdaq or an exchange that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. As a result, if our common stock became subject to these regulations, it would be subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer must also disclose the commission payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell our common stock in the secondary market and the price at which such purchasers can sell any such securities.

WE HAVE NOT PAID DIVIDENDS IN THE PAST AND DO NOT EXPECT TO PAY DIVIDENDS IN THE FUTURE, AND ANY RETURN ON INVESTMENT MAY BE LIMITED TO THE VALUE OF YOUR STOCK.


         We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future and any return on investment may be limited to the value of your stock. We plan to retain any future earnings to finance growth. See "Dividend Policy."

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus, including the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "indicates," "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.


         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We caution you not to place undue reliance on these statements, which speak only as of the date of this prospectus. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results.

                                 USE OF PROCEEDS

         We estimate that the net proceeds to us from the offering will be approximately $___ million or $__ million if the underwriter exercises its over-allotment option in full, assuming an initial public offering price of $__ per share and after deducting the underwriting discounts and commissions of approximately $______, or $__ million if the underwriter exercises its over-allotment option in full, and estimated offering expenses of approximately $______ payable by us.


         We intend to use the net proceeds of this offering as set forth below:

                                                                     APPROXIMATE
                                                                     DOLLAR AMOUNT         PERCENTAGE OF
         USE OF NET PROCEEDS                                         OF NET PROCEEDS       NET PROCEEDS
         -------------------                                         ---------------       ------------
         Research and development...........................          $[___] million           [___]%

         Sales and marketing................................          $[___] milliON           [___]%

         Repayment of amounts payable to ADM
         Tronics............................................          $[___] million           [___]%

         General corporate purposes, including working
         capital and capital expenditures...................          $[___] million           [___]%
                                                                      --------------           ------

                                                      TOTAL:          $[___] million            100 %
                                                                      ==============            =====


Research and Development
------------------------


         We intend to expand our research and development with respect to our products in an effort to discover new and more effective signal configurations for various clinical conditions, produce improved and various "application specific" delivery systems (devices) and to obtain and maintain a competitive advantage. We also intend to add up to an additional four full and/or part-time employees to our technical staff during the six-month period immediately following the consummation of this offering. We expect that the new employees to our technical staff will include research associates and assistants, medical directors and assistants, clinical managers and technicians.


Sales and Marketing
-------------------


         We intend to market and rent our SofPulse device line of products and other products we develop through active solicitation of customers by exhibiting at trade shows, advertising in trade magazines and contracting with and managing sales, marketing and distribution companies to solicit prospective customers.


Repayment of Amounts
--------------------


         The amount to be repaid to ADM Tronics, our largest shareholder, was incurred in connection with the funding of operations under the terms of a management services agreement, as well as the manufacturing of the SofPulse devices for us under the terms of our manufacturing agreement with ADM Tronics since 1998. As of March 31, 2005, we owed approximately $2.4 million to ADM Tronics. This amount does not accrue interest. Mr. DiMino, our Chairman and Chief Financial Officer, together with members of his family, own approximately 29% of the outstanding common stock of ADM Tronics. See "Certain Relationships and Related Transactions."

General Corporate Purposes
--------------------------

         We intend to use the balance of the proceeds of this offering, estimated at approximately $__ million (approximately $__ million if the underwriter's over-allotment is exercised in full), as well as cash generated from operations, for working capital and for general corporate purposes. We expect that these proceeds will be used primarily for the following categories: non-sales, non-marketing and non-R&D related personnel costs, including the costs for eight employees that we expect to add to our administrative staff during the six month period immediately following the consummation of this offering; the additional costs of being a public company including audit fees, legal fees and compliance with the Sarbanes-Oxley Act of 2002; customer service costs; and general office overhead and expenses such as rent, telecommunications, internal IT and insurance costs.

         The allocation of the net proceeds of the offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, it may be necessary or advisable for us to reallocate some of the proceeds within the above-described categories. Although we have no present plans or intentions, as strategic opportunities arise, we may use the proceeds of this offering to fund acquisitions, licensing and other strategic alliances. Investors will be relying on the judgment of our management regarding the application of the proceeds of this offering.

         Pending such uses, we intend to invest the net proceeds in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

                                    DILUTION


         Our net tangible book value at December 31, 2004 was approximately ($3.8) million or ($1.30) per share of common stock, excluding deferred cost of the unsecured note financing. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding at that date. After giving effect to the sale of our common stock at an assumed initial public offering price of $__ per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at December 31, 2004 would have been approximately $_____, or $__ per share ($_____ or $__ per share assuming exercise of the underwriter's over-allotment option) of common stock. This represents an immediate increase in the net tangible book value of $__ per share ($__ per share assuming exercise of the underwriter's over-allotment option) to existing shareholders and an immediate dilution of $__ per share, or ___% of the assumed initial public offering price ($__ per share, or ___% of the assumed initial public offering price, assuming exercise of the underwriter's over-allotment option), to new investors purchasing shares of our common stock in this offering. The following table illustrates this per share dilution:

        Assumed initial public offering price per share (1).....................                        $     __
             Net tangible book value per share at December 31, 2004.............   $(3,800,165)
             Increase per share attributable to new investors...................   $       ___
        As adjusted net tangible book value per share
           after the offering(2) ...............................................                        $     __
        Dilution per share to new investors.....................................                        $     __
        Dilution per share to new investors assuming exercise of
           outstanding options and warrants at an exercise price that is less than the assumed initial public offering price.......................
        Dilution per share to new investors assuming exercise of
           the underwriters' over-allotment option..............................                        $     __

        --------------------
        (1) Before deduction of underwriting discounts and commissions and estimated expenses of the offering.
        (2) After deduction of underwriting discounts and commissions and estimated expenses of the offering.

         The following table summarizes, on an as-adjusted basis, after giving effect to this offering (assuming no exercise of the underwriter's over-allotment option), the number of shares purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors at an assumed initial public offering price of $__ per share:

                                        SHARES                 TOTAL                      AVERAGE
                                        PURCHASED              CONSIDERATION              PRICE
                                        NUMBER       PERCENT   AMOUNT          PERCENT    PER SHARE
                                        ------       -------   ------          -------    ---------
Existing shareholders............
Noteholders converting ..........
New investors....................
     Total.......................


         In addition, an aggregate of 1,500,000 shares of our common stock have been reserved for future issuance upon exercise of options granted pursuant to our option plan, of which 766,200 options have been granted, and 1,026,540 shares of our common stock have been reserved for future issuance upon exercise of warrants issued in our private placements, other outstanding warrants and warrants to be granted to the underwriter upon completion of this offering. The issuance of such shares of our common stock may result in further dilution to new investors.

                                 CAPITALIZATION


         The following table sets forth our capitalization as of December 31, 2004:


         o  on an actual basis;


         o on a pro forma basis giving effect to that portion of the notes issued in our private placements after December 31, 2004; and


         o as adjusted to reflect the completion of this offering and the sale of _______ shares of common stock at an assumed initial public offering price of $__ per share, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the conversion of the notes issued in the private placement upon closing of the offering.


The share information in this table is based on our shares of common stock outstanding as of December 31, 2004.

                                                                                   AT DECEMBER 31, 2004
                                                                     ---------------------------------------------
                                                                                      (UNAUDITED)       AS
                                                                      ACTUAL           PRO FORMA      ADJUSTED(1)
                                                                     --------         ------------    ------------
                                                                                   (in thousands)
Long term debt:
     Note payable, net of current portion .....................       $ 3,456
     Amounts due to affiliated companies, net of
          current portion .....................................         2,407
         Total long term debt .................................         5,864
Other long term liabilities ...................................             0
Stockholders' equity:
     Preferred stock, no par value, _______ shares
       authorized, no shares issued or outstanding ............             0
     Common stock, no par value, 10,000,000 shares
       authorized, _______ shares issued and outstanding
       actual, and _______ shares issued and outstanding
       as pro forma and adjusted(2) ...........................             1
     Additional paid-in capital ...............................           313
     Accumulated deficit retained earnings ....................        (3,564)
Total shareholders' deficit ...................................        (3,309)
Total capitalization ..........................................         2,614


(1) Reflects the sale of ________ shares of common stock and the application of the net proceeds from this offering after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the conversion of the notes issued in the private placement upon the closing of the offering.

(2) Does not include an aggregate of 766,200 shares of common stock reserved for issuance upon exercise of outstanding stock options granted pursuant to our stock option plans and 1,026,540 shares of our common stock reserved for future issuance upon exercise of warrants issued in the private placements, other outstanding warrants and warrants to be granted to the underwriter upon completion of this offering. Assumes no exercise of the underwriter's over-allotment option.
(3) Includes net proceeds we received in connection with the private placement in February 2004.

                                 DIVIDEND POLICY

         To date, we have not paid any dividends on our common stock and we do not intend to pay dividends for the foreseeable future, but intend instead to retain earnings, if any, for use in our business operations. The payment of dividends in the future, if any, will be at the sole discretion of our board of directors and will depend upon our debt and equity structure, earnings and financial condition, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations. We cannot guarantee that we will pay dividends or, if we pay dividends, the amount or frequency of these dividends.

                         SELECTED FINANCIAL INFORMATION


         The selected financial data for the fiscal years ended March 31, 2004 and 2003 were derived from our fiscal financial statements audited by Weinick Sanders Leventhal & Co., LLP for the respective periods. The information for the nine months ended December 31, 2004 and 2003 was derived from our unaudited financial data but, in the opinion of management, reflects all adjustments necessary for a fair presentation of the results for such periods. The selected financial information presented below should be read in conjunction with our audited financial statements and related notes appearing in this prospectus on page F-1. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our financial statements for the years ended March 31, 2004 and 2003 and for the nine months ended December 31, 2004 and 2003.

                                                                                                           NINE MONTHS
                                                                  YEAR ENDED MARCH 31,                  ENDED DECEMBER 31,
                                                            ------------------------------          ----------------------------
                                                               2003                2004                 2003             2004
                                                            -----------         -----------         -----------      -----------
                                                                                                              (UNAUDITED)
OPERATIONS STATEMENT DATA:

Rental income .........................................     $    46,480         $   106,085         $    75,552      $   225,278
                                                            -----------         -----------         -----------      -----------
Cost of revenues ......................................          33,001              88,418              42,177           65,026
Writedown of equipment held for sale ..................         262,000                ----                ----             ----
Depreciation ..........................................         145,680             138,365              94,391           97,670
Salaries ..............................................             ---                 ---                 ---          243,500
Research & development ................................             ---                 ---                 ---          131,439
Interest expense ......................................             ---                 ---                 ---           81,520
Selling, general and administrative ...................          (3,228)(1)          73,766              21,566          651,696
Allocated Charge (credit)-Related Party................         111,074 (2)         (52,000)(2)         160,281          162,511
                                                            -----------         -----------         -----------      -----------
Net loss ..............................................     $  (502,047)        $  (142,464)        $  (242,863)     $(1,208,084)
                                                            -----------         -----------         -----------      -----------
Net loss per share-basic and diluted ..................     $      (.25)        $      (.06)        $      (.12)     $      (.41)
                                                            -----------         -----------         -----------      -----------
Weighted average shares used in computing net
loss per share ........................................       2,000,000           2,230,000           2,000,000        2,920,000

                                                                        AS OF MARCH 31, 2004            AS OF DECEMBER 31, 2004
                                                                        --------------------      ---------------------------------
                                                                              ACTUAL                 ACTUAL          AS ADJUSTED(2)
                                                                            -----------           -----------        --------------
                                                                                                           (UNAUDITED)
BALANCE SHEET DATA:

Total current assets .............................................          $   380,869           $ 2,172,411
Total current liabilities ........................................              465,516               219,745
Working Capital ..................................................              (84,647)            1,952,666
Total assets .....................................................              568,161             2,774,721
Stockholders' deficiency .........................................           (2,350,724)           (3,308,808)
Total liabilities and Stockholders' deficiency ...................          $   568,161           $ 2,774,721

-------------------------------------
(1)  Results from adjustments of miscellaneous accruals.
(2)  Reflects year-end adjustments of intercompany allocations.
(3) Reflects the sale of ________ shares of common stock and the application of the net proceeds from this offering after deducting underwriting discounts and commissions and the estimated offering expenses payable by us and the conversion of the notes issued in the private placement upon the closing of this offering and does not include any proceeds that we may receive upon exercise of all or any portion of the over-allotment option.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS


         The following discussion contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those described in the "Risk Factors" section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. The following discussion should be read in conjunction with "Selected Financial Data" and our financial statements and notes thereto included elsewhere in this prospectus.

OVERVIEW


         We are an early-stage medical technology company focusing on designing, manufacturing and commercializing our proprietary electrotherapeutic technologies and products for the non-invasive treatment of a wide array of acute and chronic disorders in soft tissue such as pressure ulcers, diabetic wounds and arterial and venous insufficiency wounds (wounds resulting from poor blood flow in the arteries or veins). Our most advanced proprietary products utilize PEMF technology to induce small electrical currents in soft tissue to stimulate a therapeutic physiological response in the target area. We are currently utilizing PEMF technology, through our patented SofPulse device line of products, for the treatment of edema (swelling) and pain in soft tissue.

         While we have conducted research and development and sales and marketing activities, we have generated limited revenues to date and have incurred significant losses since our inception. At December 31, 2004, we had an accumulated deficit of approximately $3.5 million. We expect to incur additional operating losses, as well as negative cash flow from operations for the foreseeable future as we continue to expand our marketing efforts with respect to our SofPulse device line of products and to continue our research and development of additional applications for the SofPulse device, as well as new products utilizing PEMF technology.


         We expect that our ability to generate revenues in the near term will depend on our ability to market the following four products:

         o SofPulse I. The first generation of the SofPulse device that consists of a unit that houses the PEMF signal generator and a swing arm that positions the applicator over the target area.

         o SofPulse II. The SofPulse II utilizes a smaller and lighter version of the applicator used in the first generation of the SofPulse device eliminating the need for the swing arm.

         o Podiatric Boot. The Podiatric Boot contains an applicator that is ergonomically designed to position around the foot and lower calf and plugs into the same signal generator used in our first generation of SofPulse device.

         o Compression Garments. We have developed a battery-operated, disposable version of the SofPulse device that weighs ounces and can be incorporated into or onto post surgical compression garments, including garments that are placed on virtually all plastic surgery patients immediately following surgery.


         Our revenues to date have been primarily generated through monthly or per use rental programs and to a lesser extent through the direct sale of our products. We expect future revenues from our SofPulse I, SofPulse II and Podiatric Boot to be generated through monthly or per use rental programs with, and the sale of related disposable products to long-term care nursing facilities, long-term acute care hospitals, rehabilitation hospitals, acute care facilities, home health users and individual patients. In addition, we expect revenues from SofPulse devices used in compression garments to be generated through the sale of such products to plastic surgery patients and physicians.

         Our ability to increase our revenues from rental and sales of our SofPulse device line of products and other products developed by us will depend on a number of factors, including our ability to increase market penetration, as well as our ability to develop and commercialize new products and technologies. Physicians and other healthcare professionals may not use our SofPulse device line of products or other potential products and technologies developed by us unless they determine that the clinical benefits to the patient are greater than those available from competing products or therapies or represent equal efficacy with lower cost. Even if the advantage of our products and technologies is established as clinically and fiscally significant, physicians and other healthcare professionals may not elect to use our SofPulse products or other products and technologies developed by us for any number of reasons. The rate of adoption and acceptance of our products and technologies, including the SofPulse device, may also be affected adversely by perceived issues relating to quality and safety, consumers' reluctance to invest in new products and technologies, the level of third-party reimbursement and widespread acceptance of other products and technologies. Broad market acceptance of the SofPulse device and other products and technologies developed by us in the future may require the education and training of numerous physicians and other healthcare professionals, as well as conducting or sponsoring clinical and fiscal studies to demonstrate the benefits of such products and technologies. The amount of time required to complete such training and studies could be costly and result in a delay or dampening of such market acceptance. Moreover, healthcare payors' approval of use for our products and technologies in development may be an important factor in establishing market acceptance.


         Some healthcare providers such as hospitals and physicians that purchase or lease medical devices in the United States generally rely on third-party payors, principally Medicare and private health insurance plans, including health maintenance organizations, to reimburse all or part of the cost of the treatment for which the medical device is being used. Commercialization of our products and technologies marketed in the United States will depend in part upon the availability of reimbursement for the cost of the treatment from third-party healthcare payors such as Medicare and private health insurance plans, including health maintenance organizations, in non-capitated markets. Third-party payers have increasingly challenged the cost of medical products and services, which have and could continue to have a significant effect on the ratification of such technologies and services by many healthcare providers. Several proposals have been made by federal and state government officials that may lead to healthcare reforms, including a government directed national healthcare system and healthcare cost-containment measures.


         While third-party payors generally make their own decisions regarding which medical procedures, technologies and services to cover, Medicare and other third-party payors may apply standards similar to those used by CMS in determining whether to provide coverage for a particular procedure, technology or service. The Medicare statute prohibits payment for any medical procedures, technologies or services that are not reasonable and necessary for the diagnosis or treatment of illness or injury. In 1997, CMS, which is responsible for administering the Medicare program, had interpreted this provision to prohibit Medicare coverage of procedures that, among other things, were not deemed safe and effective treatments for the conditions for which they are being used, or which are still investigational. However, in July 2004, Medicare reimbursement of the use of the technology used in our SofPulse device in the treatment of non-healing wounds was reinstated after being discontinued from July 1997 through July 2004. In October 2004, CMS issued a quarterly update that allows long-term care nursing facilities, long-term acute care hospitals, rehabilitation hospitals and acute care facilities to receive reimbursement for the use of the SofPulse device. Although CMS has not yet provided for reimbursement for home health use, we are pursuing obtaining such clearance. However, the regulatory environment could again be changed to bar CMS coverage for treatment of chronic wounds utilizing our SofPulse device or to limit the amount of coverage patients or providers are entitled to receive.

         We may be required to undertake time-consuming and costly development activities and seek regulatory clearance or approval for new products or technologies. Although we have received FDA clearance for the SofPulse device for the treatment of edema and pain in soft tissue, we may not be able to obtain regulatory clearance or approval of new products or technologies or new treatments through existing products. In addition, we have not demonstrated an ability to market and sell our SofPulse device line of products. The completion of the development of any new products or technologies or new uses of existing products will remain subject to all the risks associated with the commercialization of new products based on innovative technologies, including:

         o our ability to fund and establish research that supports the efficacy of new technologies and products;

         o our ability to obtain regulatory approval or clearance of such technologies and products, if needed;

         o our ability to obtain market acceptance of such new technologies and products;

         o our ability to effectively and efficiently market and distribute such new products;

         o the ability of ADM Tronics or other manufacturers utilized by us to effectively and efficiently manufacture such new products; and

         o our ability to sell such new products at competitive prices that exceed our per unit costs for such products.


CRITICAL ACCOUNTING POLICIES AND ESTIMATES

         The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

         We believe the following critical accounting policies, among others, may be impacted significantly by judgment, assumptions and estimates used in the preparation of our financial statements:

         o We recognize revenue primarily from the rental of our SofPulse products and to a lesser extent from the sale of our SofPulse products. Rental revenues are recognized principally on either a monthly or a pay-per use basis in accordance with individual rental agreements and are recognized on a monthly basis as earned. Revenue from the sale of SofPulse products is recognized when the products are shipped. An increasing amount of our rental revenue is recognized on a fixed monthly recurring basis.

         o We record property and equipment at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 10 years. Expenditures for major betterments are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are charged to expense currently.

         o Certain medical equipment and related accessories, principally SofPulse units held for sale, have been written down in the amount of $262,000 to reflect their market value in the year ended March 31, 2003. SofPulse units are included in the balance sheet under "Equipment in use and under rental agreements," on a specific identification basis. Included in equipment in use and under rental agreements are SofPulse units rented to third parties, used internally and loaned out for marketing and testing. These units are depreciated over seven years commencing on the date placed in service.

         o Long-lived assets, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying value over its fair value. Long-lived assets to be sold are reported at the lower of carrying amount or fair value reduced by estimated disposal costs. We have adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Our adoption of SFAS No. 144 did not have an effect on our results of operations, cash flows, or financial position.


         o We had no cash and cash equivalents at March 31, 2004 and had cash and cash equivalents of $1,506,846 at December 31, 2004. We consider all highly-liquid investments with a remaining maturity of three months or less at the time of purchase and excess operating funds invested in cash management and money market accounts to be cash.


         o We apply Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents representing shares issuable upon the assumed exercise of stock options and warrants. Common stock equivalents were not included for the reporting periods, as their effect would be anti-dilutive.

RESULTS OF OPERATIONS

         In these discussions, most percentages and dollar amounts have been rounded to aid presentation. As a result, all such figures are approximations.


         The statement of operations for the nine months ended December 31, 2004 and December 31, 2003 and for the fiscal year ended March 31, 2004 include the operations of five former subsidiaries owned by our parent company, ADM Tronics, and transferred to us effective April 1, 2003, the first day of our 2004 fiscal year. The statement of operations for the fiscal year ended March 31, 2003 does not include the operations of these entities. As a result, the following comparisons for the years ended March 31, 2003 and 2004 should not necessarily be relied upon as indications of future performance.

NINE MONTHS ENDED DECEMBER 31, 2004 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 2003

         Net loss. Net loss increased $965,221, or 397%, to ($1,208,084) or ($.41) per share for the nine months ended December 31, 2004 compared to ($242,863) or ($.12) per share for the nine months ended December 31, 2003. The increase in net loss primarily reflects increased operating expenses of $1,114,947, including selling general and administrative expenses of $630,130, salaries of $243,500 and interest expense of $81,520. Increases in operating expenses were directly related to our increased operations in fiscal 2005 and hiring additional executives.

         Rental income. Rental income was $225,278 for the nine months ended December 31, 2004, an increase of $149,726 or 198%, from $75,552 for the nine months ended December 31, 2003. The increase in rental income was partially a result of our increased marketing activity and use of our products in the plastic surgery market.

         Cost of revenues. Cost of revenues for the nine months ended December 31, 2004 was $65,026 or 29% of rental income, as compared to $42,177 or 56% of rental income for the nine months ended December 31, 2003. Cost of sales consists primarily of the cost of electronic components and wages connected to the manufacturing of the SofPulse devices. The increase in cost of sales reflects the increase associated with the increase in rental income for the nine month period ended December 31, 2004.

         Depreciation. Depreciation expense for the nine months ended December 31, 2004 increased $3,279 or 3% to $97,670 compared to $94,391 for the nine months ended December 31, 2003. The increase reflects additional purchases of equipment by us.

         Salaries. Salary expense for the nine months ended December 31, 2004 was $243,500 and for the nine months ended December 31, 2003 was zero. The increase reflects the hiring of a new management team and the payment of their salaries.

         Research and development. Research and development expense was $131,439 for the nine months ended December 31, 2004. The research and development for the nine months ended December 31, 2003 was zero. The increase reflects our initiation of sponsored research related to our products and technologies, including payments made pursuant to our sponsored research agreements with Montefiore Medical Center.

         Interest expense. Interest expense was $81,520 for the nine months ended December 31, 2004. The interest expense for the nine months ended December 31, 2003 was zero. The increase reflects interest expense related to our 6% unsecured convertible promissory notes issued in our private placements.

         Selling, general and administrative expenses. Selling, general and administrative expenses increased $630,124 to $651,690 for the nine months ended December 31, 2004 from $21,566 for the same period in 2003 due to increases in consulting fees of $382,574, professional fees of $67,857 and travel and entertainment expenses of $38,497. Increases in consulting fees, salary administrative costs and travel and entertainment expense are directly related to the significant increased operations in our current fiscal year as we expanded the sales, marketing and operations of our SofPulse device line of products and hired additional executives.

         Allocated charge (credit)-Related party. Allocated charge (credit)-Related Party was $162,511 for the nine months ended December 31, 2004 and $160,281 for the nine months ended December 31, 2003, these amounts reflect a monthly management fee to ADM Tronics of nearly $18,000. The management services expenses are the result of the management agreement we have with ADM Tronics for the allocation of expenses related to managerial services provided to us by ADM Tronics and our use of space at the facility located in Northvale, New Jersey leased by ADM Tronics.

         Income Taxes. As of December 31, 2004, we had deferred tax assets of $1,270,000 resulting from net operating loss carryforwards. The deferred tax assets are offset by a valuation allowance in the amount of $1,270,000.

         We have not generated taxable income to date. The loss carryforwards expire at various dates beginning in 2005 through 2024. As a result of a change in control, the carryforwards may be subject to an annual limitation, so that a portion of these carryforwards may expire before ultimately becoming available to reduce federal income tax liabilities.


YEAR ENDED MARCH 31, 2004 (FISCAL 2004) COMPARED TO YEAR ENDED MARCH 31, 2003 (FISCAL 2003)


         Net loss. Net loss decreased $359,583, or 72%, to ($142,464) or ($.06)
per share for fiscal 2004 compared to ($502,047) or ($.25) per share for fiscal 2003. The principal reason for the decrease in net loss reflects the difference between having no writedowns on equipment in fiscal 2004 as compared to a writedown of equipment held for sale in fiscal 2003 of $262,000.


         Rental income. Rental income increased $59,605, or 128%, to $106,085 for fiscal 2004 as compared to $46,480 for fiscal 2003. The increase in rental income was the result of our increased marketing activity and sales of our products into the plastic surgery market.

         Cost of revenues. Cost of revenues increased $55,417, or 168%, to $88,418 for fiscal 2004 from $33,001 for fiscal 2003. Cost of sales consists primarily of the cost of electronic components and wages connected to the manufacturing of the SofPulse devices. The increase in cost of sales reflects the increase associated with the increase in sales for fiscal 2004.

         Writedown of equipment held for sale. We did not writedown the value of any of our assets in fiscal 2004. For fiscal 2003, we did writedown the value of equipment held for sale by $262,000 due to a declining demand for our SofPulse device as a result of the non-reimbursement by Medicare of electrotherapy for wound care at that time.


         Selling, general and administrative expenses. Selling, general and administrative expenses increased $76,994 to $73,766 for fiscal 2004 as compared to $(3,228) for fiscal 2003. A credit balance for fiscal 2003 resulted from a reversal of prior years over accruals.


         Allocated charge (credit)-Related Party. Allocated charge (credit)-Related Party decreased $163,074 or 147% to a credit of $52,000 for Fiscal 2004 as compared to $111,074 for Fiscal 2003. In fiscal 2004, we, together with ADM Tronics, reevaluated the method for the allocation of overhead and related management fee to more accurately reflect operations as a result of including the acquisition of the five former subsidiaries, effective April 1, 2003.

         Income Taxes. As of March 31, 2004, we had deferred tax assets of approximately $868,000 resulting from net operating loss carryforwards. The deferred tax assets are offset by a valuation allowance in the amount of $868,000.

LIQUIDITY AND CAPITAL RESOURCES


         We have had significant operating losses for the years ended March 31, 2004 and March 31, 2003. For the nine months ended December 31, 2004 and December 31, 2003, we had an accumulated deficit of $3.6 million and $2.5 million, respectively. Our continuing operating losses have been funded principally through borrowings from our parent and affiliated companies and from the proceeds of our private placement financings which occurred between July 2004 and February 2005 in which we, together with ADM Tronics, our parent and largest shareholder received gross proceeds of $6,087,500 and net proceeds of approximately $5,420,000.

         The notes issued in our private placements are joint unsecured convertible notes of us and ADM Tronics and bear interest at an annual rate of 6%. The liability for such borrowings has been recorded on our financial statements. We received all of the net proceeds from the convertible notes, approximately $448,000 of which we used to repay a portion of our indebtedness to ADM Tronics. The notes are due at various times from July through February 2010, unless converted earlier, and will convert automatically upon the consummation of this offering into 733,434 shares of our common stock, subject to adjustment, plus up to an additional 5,361 shares of our common stock for the payment of interest on the notes through April 30, 2005 and 3,968 shares for each month thereafter until the date of this prospectus, assuming each holder elects to have their interest paid in shares of our common stock. Interest on the notes is payable monthly in cash or shares of our common stock, at the direction of the holder. In addition, commencing March 1, 2005, with respect to the investors holding the notes issued in the private placement that was completed in December 2004, and June 30, 2005, with respect to the investors holding the notes issued in the private placement that was completed in February 2005, the investors will have the additional right to receive interest payments in shares of ADM Tronics common stock in lieu of cash or shares of our common stock. In connection with the issuance of the notes, we also issued to the investors warrants to purchase an aggregate of 733,434 shares of our common stock at $5.70 per share, as well as warrants to purchase an aggregate of 20,991,379 shares of the common stock of ADM Tronics at $.41 per share which warrants to purchase shares of ADM Tronics' common stock automatically expire upon the consummation of this offering. Under the terms of the notes sold in the private placement that was completed in December 2004 and February 2005, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2005, an additional 17,530 shares of common stock underlying the notes and 17,530 shares underlying the warrants will be issuable by us. The proceeds of the note financing are being used primarily by us for the research and development and sales and marketing of our SofPulse device line of products and for the research and development of other potential products being developed by us. The notes contain covenants that limit our ability to take certain actions without the consent of the holders of the notes, including:

         o incurring additional indebtedness for borrowed money, except in the ordinary course of business;

         o merging, selling substantially all of our assets or acquiring another entity;

         o  making loans or investments;

         o  paying dividends or making distributions;

         o  incurring liens on our assets;

         o  making capital expenditures;

         o  entering into certain transactions with affiliates; and

         o  materially changing our business.

As of April 30, 2005, we were in material compliance with the covenants contained in the notes. These covenants will terminate upon conversion of the notes upon consummation of this offering.

         As of December 31, 2004, we had cash and cash equivalents of approximately $1.5 million as compared to no cash and cash equivalents at March 31, 2004. The increase in cash and cash equivalents during the nine month period ended December 31, 2004 was due primarily to the receipt of the net proceeds from our private placement. Our uses of funds for the nine months ended December 31, 2004 were primarily for increased operating activities. As of December 31, 2004, we had $2.4 million due to related parties, including approximately $2.4 million due to ADM Tronics for services rendered under our manufacturing and management services agreements with ADM Tronics since 1998, as well as advances made to us by ADM Tronics. We intend to use a portion of the proceeds from this offering to repay the amounts due to ADM Tronics. See "Use of Proceeds."

         Net cash used in operating activities was $50,205 during fiscal 2004 compared to $64,481 during fiscal 2003. Net cash used in operating activities was $1,288,881 during the nine months ended December 31, 2004 compared to net cash used by operating activities of $257,214 during the nine months ended December 31, 2003. The increase in net cash used in operating activities was primarily as a result of the net loss of $1,208,084 during such period as well as an increase in other assets of $277,387 during the nine month period ended December 31, 2004.

         Net cash provided by investing activities was zero during each of the years ended March 31, 2004 and March 31, 2003. Net cash used in investing activities was $25,690 during the nine months ended December 31, 2004. Net cash used in financing activities during for the nine month period ended December 31, 2003 was zero. The increase was a result of our purchase of fixed assets.

         Net cash provided by financing activities was $50,205 during fiscal 2004, compared to net cash provided by financing activities of $64,481 during fiscal 2003. The decrease in cash from financing activities reflects a lower amount of borrowing from ADM Tronics. Net cash provided by financing activities was $2,821,417 during the nine months ended December 31, 2004. Net cash used in financing activities during the nine month period ended December 31, 2003 was $257,214. The increase in cash provided by financing activity for the nine month period ended December 31, 2004 was primarily related to the private placement financing.

         In September 2004, we entered into Sponsored Research Agreements with Montefiore Medical Center, Bronx, New York to conduct research on PEMF signals. The agreements provide for total payments to be made to Montefiore Medical Center of $524,435, payable at various times from September 2004 through April 2005. As of April 18, 2005, Montefiore Medical Center was paid in full.


         Our business is capital intensive and we may require additional financing in order to:

         o  fund research and development;

         o  expand sales and marketing activities;

         o  develop new or enhanced technologies or products;

         o  respond to competitive pressures; and

         o acquire complementary technologies or take advantage of unanticipated opportunities.

         Our need for additional capital will depend on:

         o  the costs and progress of our research and development efforts;

         o the preparation of pre-market application submissions to the FDA for our new products and technologies;

         o  the number and types of product development programs undertaken;

         o the number of SofPulse devices to be manufactured for sale or rental;

         o  the costs and timing of expansion of sales and marketing activities;

         o the amount of revenues from sales of our existing and potentially new products;

         o the cost of obtaining, maintaining, enforcing and defending patents and other intellectual property rights;

         o  competing technological and market developments; and

         o  developments related to regulatory and third-party coverage matters.


         In order to keep our operating expenses manageable, we entered into a management services agreement, dated as of August 15, 2001, with ADM Tronics under which ADM Tronics provides us and its other subsidiaries, with management services and allocates portions of its real property facilities for use by us and the other subsidiaries for the conduct of our respective businesses.

         The management services provided by ADM Tronics under the management services agreement include managerial and administrative services, marketing and sales services, clerical and communication services, the maintenance of a checking account and the writing of checks, the maintenance of accounting records and other services in the ordinary course of business. We pay ADM Tronics for such services on a monthly basis pursuant to an allocation determined by ADM Tronics and us based on a portion of its applicable costs plus any invoices it receives from third parties specific to us. As we intend to add six full and/or part-time employees to our administrative staff during the six-month period immediately following the consummation of this offering, we expect our reliance on the use of the management services of ADM Tronics to be reduced significantly following this offering.

         We also use office, manufacturing and storage space in a building located in Northvale, NJ, currently leased by ADM Tronics, pursuant to the terms of the management services agreement. ADM Tronics determines the portion of space allocated to us and each other subsidiary on a monthly basis, and we and the other subsidiaries are required to reimburse ADM Tronics for our respective portions of the lease costs, real property taxes and related costs.

         We have accrued amounts owed to ADM Tronics of approximately $61,800, $199,000 and $193,000 for management services and the use of real property provided to us by ADM Tronics pursuant to the management services agreement during the nine months ended December 31, 2004, the fiscal year ended March 31, 2004 and the fiscal year ended March 31, 2003, respectively.

         In addition, we are a party to a manufacturing agreement with ADM Tronics, dated as of August 15, 2001, and as amended in February 2005, under which we utilize ADM Tronics as our exclusive manufacturer of all of our current and future medical and non-medical electronic and other devices or products. For each product that ADM Tronics manufactures for us, we pay ADM Tronics an amount equal to 120% of the sum of (i) the actual, invoiced cost for raw materials, parts, components or other physical items that are used in the manufacture of the product and actually purchased for us by ADM Tronics, if any, plus (ii) a labor charge based on ADM Tronic's standard hourly manufacturing labor rate, which we believe is more favorable than could be attained from unaffiliated third-parties. We generally purchase and provide ADM Tronics with all of the raw materials, parts and components necessary to manufacture our products and, as a result, the manufacturing fee paid to ADM Tronics is generally 120% of the labor rate charged by ADM Tronics.

         We have accrued amounts owed to ADM Tronics of approximately $61,800, $46,000 and $28,000 for ADM Tronics' manufacture of our products pursuant to the manufacturing agreement during the nine months ended December 31, 2004, the fiscal year ended March 31, 2004 and the fiscal year ended March 31, 2003, respectively.


         We intend to use the net proceeds of this offering for research and development, sales and marketing, to repay amounts payable to ADM Tronics and other affiliates for general corporate purposes, including working capital and capital expenditures. Although we expect that the net proceeds of this offering, together with our available funds and funds generated from our operations, will be sufficient to meet our anticipated needs for at least the next 12 months, we will need to obtain additional capital to continue to operate and grow our business. Our ability to obtain additional financing in the future will depend in part upon the prevailing capital market conditions, as well as our business performance. There can be no assurance that we will be successful in our efforts to arrange additional financing on terms satisfactory to us or at all.

OFF-BALANCE SHEET ARRANGEMENTS

         We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

                                    BUSINESS

BUSINESS OVERVIEW

         We are an early-stage medical technology company focusing on designing, manufacturing and commercializing our proprietary electrotherapeutic technologies and products for the non-invasive treatment of a wide array of acute and chronic disorders of soft tissue. Our most advanced proprietary products utilize pulsed electromagnetic field, or PEMF, technology to induce small electrical currents in soft tissue to stimulate a therapeutic physiological response in the target area. We are currently utilizing PEMF technology, through our patented SofPulse device line of products, for the treatment of edema (swelling) and pain in soft tissue.


         Our patented SofPulse device has been cleared by the United States Food and Drug Administration, or FDA, for the treatment of pain and edema in soft tissue. The SofPulse device can be used for the treatment of chronic wounds, as well as for post-surgical treatments, including following plastic and reconstructive surgery. In July 2004, the Center for Medicare and Medicaid Services (formerly the Health Care Financing Administration), or CMS, issued a National Coverage Determination, or NCD, requiring reimbursement by Medicare for the use of electromagnetic therapy for the treatment of chronic wounds.


         The SofPulse device consists of the following two components:

         o    a PEMF signal generator; and

         o    an applicator that is placed over the area to be treated.

The signal generator produces a specific electromagnetic signal that is pulsed through a cable and into the applicator, which functions as a broadcast antenna. Without touching the skin, the applicator transmits the electromagnetic signal into the desired area, penetrating medical dressings, casts, coverings, clothing and virtually all other non-metal materials. This process allows our SofPulse device products to be used immediately following acute injury, trauma and surgical wounds, as well as in chronic conditions, unimpeded by standard clinical practices and more importantly, requiring no alteration of those practices to accommodate the therapy provided by the SofPulse device. Since the mid-1990s, the SofPulse device has been used over 600,000 treatments by healthcare professionals on medical conditions, such as:


         o    acute or chronic wounds, including post surgical wounds;


         o    edema and pain following reconstructive and plastic surgery; and

         o    pain associated with the inflammatory phase of chronic conditions.


For such purpose, we regard each 15-minute application of the SofPulse device on a target area of a patient as one treatment.

         We are currently a party to, and intend to continue to seek, collaborative and strategic agreements to assist us in the marketing of our products. As of the date of this prospectus, we have engaged 18 third-party distributors to market our products in the United States and intend to engage additional distributors and sales organizations to expand the scope of our markets nationally and internationally, with an initial international focus in Western Europe. We have granted these distributors the exclusive right to distribute our SofPulse device products to LTACs, acute care facilities, rehabilitation/wound centers, nursing homes and skilled nursing facilities. Additionally, we have contracted with one distributor to help us penetrate the home health care market. We intend to continue to seek similar agreements with strategic partners to establish new marketing and distribution channels for SofPulse as well as our next generation products.

         We are currently a party to an agreement with Global Medical, L.L.C. pursuant to which Global provides us with certain managerial services with respect to the medical devices and products manufactured, distributed, sold or rented by us. The managerial services include marketing and promotion of our products; management and support of our outside sales force; customer service and support; warehousing, packaging, shipment, delivery, distribution and tracking of our products; biomedical service, preventative maintenance and other repair/refurbishment of our products; invoicing and collections; training of customers, caregivers and distributors and other outside sales personnel; tracking of trial evaluations and demonstrations of our products; and data-gathering and reporting for regulatory compliance purposes.


MARKET OVERVIEW


         Our SofPulse device can be used for treating a broad spectrum of acute and chronic disorders of soft tissue, including serious pressure skin ulcers (also known as bedsores), failed surgical closures, diabetic ulcers, edema and pain following reconstructive and plastic surgery procedures, as well as pain associated with the inflammatory phase of chronic conditions. We are considering additional applications of the SofPulse device, as well as developing other products using PEMF. For example, we are currently researching and clinically testing potential applications of the SofPulse device for therapeutic angiogenesis (the regeneration of new blood vessels) and vascularization (the creation of new blood vessels) for use in circulatory and cardiac impairment conditions and for the proliferation of stem cells. We are also exploring the possibility of utilizing PEMF technology in an application to compete as a non-invasive, non-pharmacologic alternative to other treatments which are used for pain and edema, such as acetaminophen, without any of the potential known side-effects or complications that are associated with such products.

         WOUND CARE. The National Center for Health Statistics reported that
42.5 million inpatient surgical procedures were performed in the United States in 2002. According to the Business Communications Company, Inc. the total market for advanced wound care was estimated at more than $1.7 billion in 2003, up from $1.5 billion in the previous year, an increase of 14.8%, and as of August 2004, was estimated to reach nearly $2.8 billion by 2008, with average growth rate estimated at 10.2%. According to the Business Communications Company, Inc., the chronic wound market segment accounted for the largest portion or revenues in the advance wound care market with 42% of the market and estimated revenues of $722.2 million in 2003.

         We anticipate that use of the SofPulse device may be beneficial in a substantial number of general post-surgery recovery plans in general hospitals, as well as in long-term care nursing facilities and long-term acute care hospitals, rehabilitation hospitals, acute care facilities, and in the home. U.S. Census Bureau statistics indicate that, as of March 2004, the 65-and-over age group was one of the fastest growing population segments and was expected to reach approximately 40 million by the year 2010. Management of wounds and circulatory problems is crucial for the elderly. These patients frequently suffer from deteriorating physical conditions and their wound problems are often exacerbated by other disorders.


         We expect this market to continue to grow as a result of several factors, including the acceptance of SofPulse treatment and such medical trends as continued growth in the incidence of diabetes, and the aging population. Physicians and nurses look for therapies that can promote the healing process and overcome the obstacles of the patients' compromised conditions. They also prefer therapies that are non-invasive and are easy to administer, especially in the home care setting, where full-time skilled care is generally not available.

         RECONSTRUCTIVE AND PLASTIC SURGERY. More than 9.2 million cosmetic surgery procedures for a total cost in excess of $8.4 billion were performed in 2004, according to statistics released by the ASPS, up 24% from nearly 7.4 million procedures in 2000. The 35-50 age group made up approximately 40% of all cosmetic surgery procedures performed in 2003, with liposuction being their most popular procedure. According to the ASPS, cosmetic procedures being conducted in an office-based surgical facility rose to 56% in 2003, with only 28% of such procedures being conducted in a hospital. We believe this trend reflects the safety of many procedures and the expertise of board-certified plastic surgeons to conduct them in their accredited office-based surgical facilities. We intend to leverage this trend by introducing a wearable version of SofPulse as a "smart" post-operative compression garment. We introduced this technology at the ASPS national conference in October 2004.


         FUTURE MARKETS. We are pursuing development and commercialization of new products as well as devoting resources to the testing, validation, and compliance with FDA regulatory requirements of new applications of our SofPulse technology to address the needs of the following potential markets:


         o Angiogenesis and Vascularization. According to the American Heart Association, coronary heart disease was estimated to be a $133 billion market in 2004. We believe this market continues to grow, despite effective procedures like coronary artery bypass grafting and angioplasty (an invasive procedure performed to reduce or eliminate blockages in coronary arteries). We believe procedure volumes continue to increase in part because cardiovascular disease is progressive and in part because the effects of cardiovascular procedures are not permanent. We believe that the biggest market for products stimulating angiogenesis will be for treatment of coronary artery disease and peripheral vascular disease. Based on Dr. Strauch's studies published in Plastic and Reconstructive Surgery, we believe that the non-invasive application of SofPulse technology to permanently improve cardiac circulation by creating new blood vessels, known as "remodeling," could reduce the need for invasive procedures such as angioplasty and bypass surgery and long-term medication for atherosclerosis (the hardening of the arteries).

         o Pain Management. According to Business Communications Company, Inc., the pain management device market is projected to reach $700 million in 2005, while the total pain management market, which broadly comprises pharmaceuticals and devices, is expected to reach $32.0 billion in 2005. Pain is generally divided into acute and chronic. Acute pain can be modulated and removed by treating its cause. Chronic pain is distinctly different and more complex. The source of the pain is often known but cannot be eliminated. The urge to do something to relieve the pain often makes some patients drug-dependent. Chronic pain may be one of the most costly health problems in the United States. We intend to market our future products against other pain treatments. Now that such commonplace medications have been required to carry warning labels due to potential dangerous side-effects (and some drugs have been withdrawn altogether), we believe that there is a significant opportunity for a non-invasive, non-pharmacologic alternative that has efficacy and no known side-effects.

         o Stem Cell Technology and Tissue Engineering. The stem cell and tissue engineering market is expected to reach $10.0 billion by 2013, according to a recent VisionGain report. Tissue engineering technology is available with several types of replacement skin, cartilage, regeneration of bone and other connective structural substitutes. The flexibility and plasticity of stem cells has led many researchers to believe that stem cells have tremendous promise in the treatment of diseases other than those currently addressed by stem cell procedures. Theoretically, to put stem cells into a damaged heart may be simple but to persuade it to transform into functioning heart muscle is more difficult because it can transform itself into several organs or types of tissue. Some researchers have reported progress in the development of new therapies utilizing stem cells for the treatment of cancer, neurological, immunological, genetic, cardiac, pancreatic, liver and degenerative diseases. Tissue engineering and stem cell technology have had the capability to reform the medical market and have been recognized for some time. We plan to explore the opportunities for creating medical devices based on SofPulse technology to address the needs of these markets.

For a discussion of the status of our research and development activities of these potential new markets and applications, as well as the challenges in developing and commercializing products in these markets. See "--Potential New Markets and Applications."


OUR STRATEGY

         Our goal is to establish Ivivi as a leading company developing products in the field of non-invasive electrotherapeutic technologies. The key elements of our strategy are the following:

CONTINUE TO EXPAND OUR TECHNOLOGY AND PRODUCT LINE.

         We believe that we have assembled a management team with the experience necessary to develop and create new applications of electrotherapeutic technology. We also intend to leverage the extensive knowledge and experience of the members of our Medical and Scientific Advisory Boards, as well as our relationship with Montefiore Medical Center, where our clinical trials are being conducted, to assist us in expanding our research and development of new technologies and products. The development of new technologies, applications and products is a function of understanding how to design electromagnetic signals that produce the optimal effects on a biological target. We believe that we, along with our advisors, have developed the knowledge and expertise to:

         o        create a proper PEMF signal for a desired physiologic effect;

         o        test those signals in multiple systems;

         o engineer the devices necessary to implement our technology for various treatments; and

         o clinically validate the effects and produce the necessary devices at the FDA-registered manufacturing facilities of ADM Tronics, our largest shareholder.

LEVERAGE MARKET VALIDATION OF SOFPULSE DEVICE TO COMMERCIALIZE ADDITIONAL PRODUCTS TO GROW OUR MARKET SHARE AND CUSTOMER BASE.

         We believe that growth opportunities exist through our continuing research into signal optimization to market additional products using the SofPulse device and expand our markets and customer base. Working with clinically validated prototypes has enabled us to reduce:

         o the size of the applicator used in the first generation of our SofPulse device from over twelve pounds to under one pound;

         o the power output from the first generation of our SofPulse device; and

         o the costs associated with manufacturing the first generation of our SofPulse device.

         We have also developed a battery-operated, disposable version of the SofPulse device that weighs ounces and can be incorporated into or onto post surgical compression garments, including garments that are placed on virtually all plastic surgery patients immediately following surgery, and a podiatric product for the treatment of chronic foot wounds that contains an applicator that is ergonomically designed to position the applicator pad around the foot and lower calf. In addition, the ability to reduce power output has significantly reduced the serious problems of interference with medical monitoring equipment, which has in the past, restricted where this technology could be utilized, including hospital intensive care units. We expect that these additional products and advancements will allow us to penetrate our current markets.


CONTINUE TO ENTER INTO COLLABORATIVE AND STRATEGIC AGREEMENTS TO ASSIST US IN MARKETING OUR PRODUCTS AND IN PERFORMING MANAGERIAL SERVICES WITH RESPECT TO OUR PRODUCTS.

         We have engaged 18 third-party distributors to market our products in the United States, and intend to engage additional distributors to expand the scope of our markets both nationally and internationally, with an initial international focus in Western Europe. We have also engaged Global Medical, L.L.C. to provide us with certain managerial services with respect to the medical devices and products manufactured, distributed, sold or rented by us. We intend to continue to seek similar agreements with strategic partners to establish new marketing and distribution channels for our SofPulse device line of products as well as our next generation products.


EXPAND THE USE OF SOFPULSE FOR ANGIOGENESIS AND VASCULARIZATION AND OTHER PROCEDURES.

         We intend to pursue FDA clearance of our SofPulse device for angiogenesis and vascularization, the creation and stimulation of growth of new blood vessels. We have been, and intend to continue, devoting significant resources for the testing, validation, FDA clearance and commercialization of the SofPulse device for such applications. We are currently researching and clinically testing the vascularization and angiogenic effects of the SofPulse device for proposed use in certain circulatory and cardiac impairment conditions, as alternatives to the following treatments:

         o pharmacological interventions for impaired cardiovascular function and coronary artery disease;


         o balloon and laser angioplasty (an invasive procedure performed to reduce or eliminate blockages in coronary arteries);

         o arthrectomy (the removal of arterial plaque) and cardiac stenting (the implantation of a small, metal scaffold after angioplasty to keep the artery open and prevent regrowth of arterial plaque); and


         o        cardiac bypass surgery.


         We have commenced six controlled animal studies conducted in preparation for human clinical trials. Five of these studies, which relate to pulsed magnetic frequency technology, are being conducted under the supervision of Dr. Berish Strauch, and the remaining study, which relates to stem cell technology is being conducted under the supervision of Dr. Diana Casper, each at the Montefiore Medical Center pursuant to our sponsored research agreements with Montefiore Medical Center. The animal studies and human clinical trials may take several years to complete and may not result in ultimate FDA approval or clearance. See "-- Research and Development."

MARKET OUR TECHNOLOGY AS AN ALTERNATIVE TO PHARMACEUTICALS AND INVASIVE SURGICAL PROCEDURES.


         We believe that there is a growing desire among consumers of healthcare products and services to find alternatives to pharmaceutical and invasive surgical approaches to healthcare. We believe that continuing announcements regarding the health problems associated with certain drugs and annual records stating the number of patients who die from medical error are motivating factors for people to seek alternative healthcare treatments and procedures, including treatments like those offered by our SofPulse device line of products.


OUR PRODUCTS

         We are currently focusing on the commercialization of PEMF technology for the treatment of a wide array of acute and chronic disorders. We are currently utilizing PEMF technology, through our patented SofPulse device line of products, for the treatment of edema (swelling) and pain in soft tissue. We have included the SofPulse device, which consists of a PEMF signal generator and an applicator that is placed over the area to be treated, in each of the following products:

         SofPulse I. The first generation of the SofPulse device consists of a unit that houses the PEMF signal generator and a swing arm that positions the applicator over the target area. The unit is self-contained, and is supplied with a portable cart and swing arm assembly that enables it to be transported easily. Both the generator and the applicator easily disengage from the cart and arm for situations where space is limited or where the patient is in an awkward position. We are currently marketing the first generation of the SofPulse device for use in the wound care and plastic surgery markets.

         SofPulse II. The SofPulse II is a smaller and lighter version of the swing arm applicator used in the first generation of the SofPulse device, eliminating the need for the swing arm. This version is a conformable, flexible ring, ranging in diameter from four to ten inches, and weighing only ounces, that plugs into the same signal generator used in our first generation of SofPulse device. This product is also currently being marketed for use in the wound care and plastic surgery markets and can be used in situations where space is limited.

         Podiatric Boot. The Podiatric Boot utilizes an applicator that is ergonomically designed to position around the foot and lower calf and plugs into the same signal generator used in our first generation of SofPulse device. We expect to market this product to the wound care market, particularly to podiatrists.


         Compression Garments. We have developed a battery-operated, disposable version of the SofPulse device that weighs ounces and can be incorporated into or onto post surgical compression garments, including garments that are placed on virtually all plastic surgery patients immediately following surgery. These "smart" compression garments will be activated at the time the garments are placed on the patient. This new technology will cycle on and off automatically throughout the day for up to 30 days. We are marketing this product to the plastic surgery market.


         CURRENT APPLICATIONS

         We plan to continue marketing our SofPulse products to the wound care and plastic surgery markets, and we are expanding our marketing efforts in these areas.

         Wound Care

         In the acute care setting, serious trauma wounds, failed surgical closures, amputations (especially those resulting from complications of diabetes), burns covering a large portion of the body and serious pressure ulcers present special challenges to the physician. These are often deep and/or large wounds that are prone to serious infection and further complications due to the extent of tissue damage or the compromised state of the patient's health. These wounds are often difficult--or in the worst cases, impossible--to treat quickly and successfully with more conventional products. Physicians and hospitals need a therapy that addresses the special needs of these wounds with high levels of clinical and cost effectiveness. Given the high cost and infection risk of treating these patients in health care facilities, the ability to create healthy wound beds and reduce bacterial levels in the wound is particularly important.


         In the extended care and home care settings, different types of wounds--with different treatment implications--present the most significant challenges. Although a substantial number of acute wounds require post-discharge treatment, a majority of the challenging wounds in the home care setting are non-healing chronic wounds. These wounds often involve physiologic and metabolic complications such as reduced blood supply, compromised lymphatic system (the circulatory vessels or ducts in which the fluid bathing the tissue cells is collected and carried to join the bloodstream) or immune deficiencies that interfere with the body's normal wound healing processes. Diabetic ulcers, arterial and venous insufficiency wounds (wounds resulting from poor blood flow in the arteries or veins) and pressure ulcers are often slow-to-heal wounds. These wounds often develop due to a patient's impaired vascular and tissue repair capabilities. These conditions can also inhibit the patient's healing process, and wounds such as these often fail to heal for many months, and sometimes for several years. Difficult-to-treat wounds do not always respond to traditional therapies. Physicians and nurses look for therapies that can promote the healing process and overcome the obstacles of the patients' compromised conditions. They also prefer therapies that are easy to administer, especially in the home care setting, where full-time skilled care is generally not available. In addition, because many of these patients are not confined to bed, they want therapies which are minimally disruptive to their lives. Our SofPulse device products are designed to allow patients mobility to conduct normal lives while their wounds heal.

         The therapeutic value of the SofPulse device has been demonstrated in the wound care market. In addition to the over 600,000 treatments since the mid-1990s, clinical research supports the efficacy of the SofPulse device. Independent studies conducted by L.C. Kloth,.et. al., in 1999 showed increased wound healing for pressure ulcers treated with the earlier generation of the SofPulse device. In addition, studies conducted by Harvey N. Mayrovitz, Ph.D., et. al., in conjunction with EPI, the former owner of the SofPulse device business, and published in peer-reviewed medical journals determined, through measured blood flow, that treatment with the SofPulse device improved blood flow in the extremities in diabetic patients who were vascularly impaired with foot ulcers. This physiological effect is important in the treatment of diabetic ulcers due to the fact that such non-healing diabetic wounds are primarily the result of impaired circulation in the area of the wounds. Most significantly, the CMS decision creating a National Coverage Determination for the use of electromagnetic therapy in chronic wound treatments found that electromagnetic therapy was analogous to direct electrical stimulation delivered through methods that differ from electromagnetic therapy. Although electrical stimulation, when properly administered, has been shown to be effective in treating recalcitrant wounds, it is much more labor intensive and difficult to apply effectively without direct contact with the wound site, while the SofPulse device is virtually labor free and easy to operate without direct contact with the wound site as it is able to treat the target area through wound dressings.


         From 1991 to 1997, EPI marketed the SofPulse device primarily for use in nursing homes for the Medicare reimbursable treatment of chronic wounds, primarily pressure sores and diabetic leg ulcers, through a rental program. During such time the SofPulse device business grew at a rate of 12% per month to a monthly rental-billing rate of almost $300,000. However, due to changes in reimbursement policy made by CMS in 1997, which prohibited Medicare coverage of the use of the technology used in our SofPulse device in the treatment of non-healing wounds, the nursing home revenue diminished significantly by 2001. As a result of the reimbursement policy changes, we began to:

         o market the SofPulse device for use in nursing homes for the non-reimbursable treatment of pain and edema associated with acute and/or chronic wounds and for the non-reimbursable treatment of pain and edema following reconstructive or plastic surgery, both of which markets we continue to pursue today, and

         o consider other applications for use of the SofPulse device, such as for therapeutic angiogenesis and vascularization for use in circulatory and cardiac impairment conditions.

         In December 2003, CMS reversed its policy and issued an NCD requiring reimbursement by Medicare for electromagnetic therapies for non-healing wounds, which became effective in July 2004. In response to this regulatory change, we are re-introducing the SofPulse device into the chronic wound market, where we believe that the SofPulse device has retained its reputation for therapeutic effect.


         We continue to market the SofPulse device for placement within surgical centers for use immediately post-operatively to reduce edema at the target area and a patient's pain, through a monthly and per-use rental program to physicians and patients. We anticipate that use of the SofPulse device may be beneficial in a substantial number of general post-surgery recovery plans. We are seeking opportunities to place on a metered, pay-per-use or rental basis, the SofPulse device in long-term care nursing facilities, long-term acute care hospitals , rehabilitation hospitals, acute care facilities, and in the home, through individual facilities, corporate nursing home and long-term acute care hospital
(LTAC) chains and through regional and national contract therapy service companies that provide therapies to the nursing home industry, as well as through our own sales personnel and third-party sales organizations and distributors.

         Since 1997, a number of companies have entered into the wound care market and have developed technologies and products that are used for the treatment of chronic wounds, including those that are similar to our technologies and products, and the existence of these technologies and products in the market may make it more difficult for us to achieve widespread market acceptance of our SofPulse products for the treatment of chronic wounds.


         Plastic Surgery

         We plan to increase marketing of the SofPulse device to the plastic surgery market. Plastic surgery patients are concerned about the length of post surgical recovery time and we believe that use of the SofPulse device can reduce the period of recovery in these procedures. Further, plastic surgery procedures are primarily elective in nature and expensive and are not dependent to the same extent on, nor as sensitive to, cost and reimbursement issues as in many other fields of medicine.


         A pilot clinical trial has also been conducted by one of our consultants in his capacity as chairman of the Innovative Procedure Committee of the American Society for Aesthetic Plastic Surgery, or ASAPS. This randomized, prospective study examined the use of the SofPulse device in a surgical procedure known as laser facial resurfacing. This study, which was a placebo-controlled clinical study, yielded the following conclusions:

         o 40-50% Reduction in Recovery Time. Areas treated by the device showed a significant reduction in edema and discomfort when compared to untreated areas and a corresponding reduction of 40% -50% in recovery time.

         o Edema and Pain Treatment Desirable. The device's labeled indication, use in post-operative treatment of edema and pain, is suitable for the needs of the plastic surgery market.

         o ASAPS Position Statement. The study provided the basis for an official Position Statement being issued by ASAPS recognizing the efficacy of the SofPulse device at reducing edema and pain post-surgically.

         We have received positive clinical observations by plastic surgeons, and affirmative consumer acceptance by their patients who participated in our beta test from 2001 to the present in the New York metro area and in Southern California where patients rented our product for in-home use following plastic surgery. We have now instituted an after-surgery, home-rental program and are currently evaluating whether to market the rental program of our SofPulse I and II devices directly, or through a strategic relationship with a strategic partner with an independent national/international sales force. We are currently marketing the SofPulse device to physicians on a limited basis in California and New York.


         We are also marketing our SofPulse device in compression garments, to the plastic surgery market. These "smart" compression garments will be activated at the time the garments are placed on the patient. This new technology will cycle on and off automatically throughout the day for up to 30 days. We believe this automatic cycling will virtually eliminate issues related to compliance by the patient with the physicians post-operative instructions which are associated with nearly all other interventions, including pharmaceuticals which require the patient to take medication at prescribed times, and enhance the overall recovery for the patients. This technology was introduced at the ASAPS national conference in Philadelphia in October 2004. We expect that this product will be sold, and not rented to physicians and patients.

         POTENTIAL NEW MARKETS AND APPLICATIONS


         ANGIOGENESIS AND VASCULARIZATION MARKET

         We are devoting significant resources into the testing, validation, FDA regulatory requirements and commercialization of the angiogenic and vascular applications of our SofPulse technology. We believe that the non-invasive application of a specific SofPulse signal to improve cardiac circulation by creating new blood vessels could reduce the need for invasive procedures such as angioplasty and bypass surgery and long-term medication for atherosclerosis.

         o Evidence. The SofPulse technology has been shown, in published studies in peer-reviewed journals, to enhance blood flow and appear to confirm a significant portion of this effect as angiogenic, (i.e., the creation of new blood flow and vessels).

         o        Mayrovitz Findings. In published studies by Harvey N.
                  Mayrovitz, et. al., in a peer reviewed journal, the SofPulse device was shown to have an immediate impact in significantly increasing micro-vascular blood flow.

         o Strauch Findings. Recent research conducted by Dr. Berish Strauch, Chairman of the Plastic and Reconstructive Surgery Department of Montefiore Medical Center in New York City and our Medical Director, demonstrated that our SofPulse device created a significant angiogenesis effect. These findings were presented at an international symposium in late 2003 and have been published in Plastic and Reconstructive Surgery, a respected peer-reviewed medical journal.

         o Patents. We have a patent pending that explicitly secures the angiogenic effects of the SofPulse device and related technologies.

         o Research Program. We have developed a research program to more fully document the effects and produce the data required to further validate the current evidence that PEMF in target areas is able to promote angiogenesis within the body.

         o Pre-Market Approval. New data, from animal studies, has been presented at the ASPS annual meeting in Philadelphia in October 2004, and published in Plastic and Reconstructive Surgery. We will seek to conduct further animal testing confirming the findings and then move on to conduct clinical trials in humans. We are seeking to pursue the best regulatory strategies for advancing the technology including the possibility of commencing the filing of a pre-market approval application with the FDA.

         o Opportunity. We believe that the non-invasive application of this technology to permanently improve cardiac circulation by creating new blood vessels, known as "remodeling", could reduce the need for invasive procedures such as angioplasty and bypass surgery and long-term medication for atherosclerosis.

         We have commenced six controlled animal studies conducted in preparation for human clinical trials. Five of these studies, which relate to PEMF technology, are being conducted under the supervision of Dr. Berish Strauch, and the remaining study, which relates to stem cell technology is being conducted under the supervision of Dr. Diana Casper, each at the Montefiore Medical Center pursuant to our sponsored research agreements with Montefiore Medical Center. The animal studies and human clinical trials may take several years to complete and may not result in positive results or ultimate FDA approval or clearance. We expect that the results of this study will allow us to submit applications to the FDA for clearance to commence human clinical trials for angiogenesis related to circulatory impairment conditions as a pre-requisite to the filing of applications to the FDA to market for these indications. However, we cannot assure you that we will receive FDA clearance to commence human clinical trials or that we will receive FDA clearance or approval for this application at all.

         OTHER MARKETS AND APPLICATIONS

         We intend to continue the research and development of additional electrotherapeutic technologies and the expansion of our SofPulse device for additional markets and applications, including:


         Stem Cells

         Stem cell research has focused, at least in the public debate, on the "kinds" of stem cells available for experimentation and eventual utilization. However, we believe that the bulk of stem cell implantations are not effective due to the lack of adequate blood supply. The body, especially in injured tissues resulting from various heart conditions and neurological disorders, does not provide nor produce sufficient new blood supply to support the introduction of new cells. We are seeking to develop the specific signals to accelerate the angiogenic process to enhance the body's ability to support the growth of these new cells. We believe that this application could improve the stem cell technologies that currently fail today.

         Pain Relief


         We have developed a small, compact, low-power pulsed magnetic field technology that is effective at reducing pain. We are preparing to market this technology into the consumer market, both at the prescription level and over-the-counter (OTC). In both cases, we intend to market the product against other pain treatments. Now that such commonplace medications have been required to carry warning labels due to potential dangerous side-effects (and some withdrawn altogether), we believe that there is a significant opportunity for a non-invasive, non-pharmacologic alternative that has efficacy and no known side-effects. We have also developed prototypes of this product; however, we must obtain regulatory clearance before marketing this product. Although we have not yet filed our clearance application with the FDA, we anticipate obtaining regulatory clearance in the United States by the end of the fiscal year ending March 31, 2006. However, we cannot assure you that we will be successful in obtaining such clearance.

         Hair Loss Reduction

         We are exploring potential applications of our PEMF technology for the reduction of hair loss resulting from certain medical treatments and in hair transplant procedures. We are considering conducting studies related to such applications and are considering entering into a joint venture or other strategic alliance for the funding of such studies.

         Research Studies

         We have conducted, and are continuing to conduct, under the supervision of Dr. Diana Casper, research studies pursuant to our sponsored research agreements with Montefiore Medical Center relating to the potential benefits of our PEMF technology in connection with the treatment of Parkinson's disease. We have completed the first phase of such studies and based on the results of such studies, we have decided to commence a second phase. We also expect to commence research studies with respect to pain relief at Montefiore Medical Center under our sponsored research agreement and we may commence additional studies at other research facilities. We believe that each of such studies will be completed within four to six months from commencement and estimate that the aggregate cost of such studies will be approximately $150,000. We cannot assure you that we will be able to develop additional electrotherapeutic technologies or expand the use of our technology for these additional applications. Our ability to successfully expand the use of the SofPulse device for these applications will depend on a number of risks, including:

         o establishing the efficacy of such applications through our research and development efforts;

         o developing and commercializing new products utilizing our technology for these applications; and

         o establishing market acceptance and reimbursement of our products for these uses.


In addition, even if these additional technologies or applications are developed, we cannot assure you that we will be able to obtain FDA clearance or approval for these technologies or applications or that they will achieve market acceptance.

RESEARCH AND DEVELOPMENT


         Our research and development efforts continue on several fronts directly related to the SofPulse technology, including our expansion into the angiogenesis and vascularization market, as well as new technologies and products. Following the development of new technologies and products by us, we may enter into joint ventures, license agreements or other relationships with third-parties to commercialize such technologies and products. Our research and development expenditures were $131,439 for the nine months ended December 31, 2005, $0 for the fiscal year ended March 31, 2004 and $0 for the fiscal year ended March 31, 2003.

         We are currently a party to two sponsored research agreements with Montefiore Medical Center pursuant to which we fund research in the fields of pulsed magnetic frequencies and neurosurgery, each under the supervision of a principal investigator who is affiliated with Montefiore Medical Center. Our sponsored research agreement pursuant to which we fund research in the field of pulsed magnetic frequencies under the supervision of Berish Strauch, M.D., of Montefiore Medical Center's Department of Plastic Surgery, commenced on October 17, 2004 and expires on December 31, 2009, subject to renewal in one-year increments by mutual agreement. Our sponsored research agreement pursuant to which we fund the research in the field of neurosurgery under the supervision of Diana Casper, Ph.D., of Montefiore Medical Center's Department of Neurosurgery, commenced on September 24, 2004 and expires on September 24, 2005. Our sponsored research agreements provided for total payments to be made to Montefiore Medical Center of $524,435, payable at various times from September 2004 through April 2005. As of April 18, 2005, Montefiore Medical Center was paid in full.


         Under each sponsored research agreement, Montefiore Medical Center is required to use its reasonable efforts to complete the applicable research project that is directed and controlled by the principal investigator, subject to informal consultation with our technical representative, Arthur A. Pilla, Ph.D. Under each agreement, Montefiore Medical Center is required to promptly disclose any discovery or invention made by it, the principal investigator or any other personnel in the performance of the research project, and title to any and all of such discoveries or inventions and all other intellectual property rights developed that relate to any of our products will be our sole and exclusive property. We also have the first option to obtain a worldwide royalty bearing license to all other inventions not owned by us that are conceived or made during the performance of the research project. Although Montefiore Medical Center and its employees have sole ownership of any copyrighted or copyrightable works (including reports and publications) that are created by them in the performance of the research project, we have an irrevocable royalty-free, nontransferable, non-exclusive right to copy and distribute research reports furnished to us under each agreement and to prepare, copy and distribute derivative works based on these research reports. Further, subject to certain limited exceptions, each of Montefiore Medical Center, the principal investigator and us are required to keep all confidential information of the other party in strict confidence for a period of five years after the end of the term of each agreement.

INTELLECTUAL PROPERTY

         PATENTS

         We attempt to protect our technology and products through patents and patent applications. We have built a portfolio of patents and applications covering the SofPulse device and the underlying technology, including its hardware design and methods. As of the date of this prospectus, we have three issued U.S. patents, one pending U.S. application and seven U.S. patents pending covering various embodiments and end use indications for PEMF and related signals and configurations. The titles, patent numbers and normal expiration dates (assuming all the U.S. Patent and Trademark Office fees are paid) of our three issued U.S. patents are set forth in the chart below.

                                                                             Patent
         Title                                                               Number       Expiration Date
         -----                                                               ------       ---------------
         Apparatus and Method for Therapeutically Treating Human Body        5723001      March 3, 2019
             Tissue with Electromagnetic Radiation
         Pulsed Radio Frequency Electrotherapeutic System                    5584863      December 17, 2013
         Athermapeutic Apparatus Employing Electro-magnetic fields           5370680      December 6, 2011

         Our pending U.S. Patent application covers basic signal configurations. The Company believes this to be a "seminal patent" as it describes the Company's proprietary methodology for testing signal components, i.e. frequency, pulse rate, amplitude, etc. to achieve optimum biological responses for specific conditions. Our seven patents pending cover a range of technologies, including specific embodiments and applications for treatment of various medical indications, improved application methods and adjunctive utilization with other therapeutic modalities.

         We also have applied for patent protection in several foreign countries. Because of the differences in patent laws and laws concerning proprietary rights, the extent of protection provided by U.S. patents or proprietary rights owned by us may differ from that of their foreign counterparts.

         We acquired certain rights to our three patents in August 1998, in connection with ADM Tronics' acquisition of certain assets then used by EPI in connection with the SofPulse device business. Immediately subsequent to the acquisition, ADM Tronics transferred all of the assets acquired from EPI to us. The assets included all of the rights, title and interest in the SofPulse business as well as the rights related to such three patents.

         TRADEMARKS


         As of the date of this prospectus, we do not have any registered trademarks. Ivivi and SofPulse are among our non-registered trademarks. We currently have pending with the U.S. Patent & Trademark Office, an application for trademark registration for Ivivi, our stylized Ivivi logo and SofPulse, as well as for our service mark, "The Technology of Life."


         PROTECTION OF TRADE SECRETS


         We attempt to protect our trade secrets, including the processes, concepts, ideas and documentation associated with our technologies, through the use of confidentiality agreements and non-competition agreements with our current employees and with other parties to whom we have divulged such trade secrets. If our employees or other parties breach our confidentiality agreements and non-competition agreements or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. Most of our competitors have substantially greater financial, marketing, technical and manufacturing resources than we have and we may not be profitable if our competitors are also able to take advantage of our trade secrets.


SALES AND MARKETING

         We are currently marketing and generating revenues in the wound care and plastic surgery markets. In order to facilitate the marketing of our products, we have developed and intend to further develop relationships with sales and distribution companies currently operating in these markets. In the wound care market, we are focusing our marketing efforts on the long-term acute care hospitals because of the high concentration of wound care patients and fixed reimbursements from Medicare. In the plastic surgery market, we are currently focusing our efforts on surgical procedures requiring compression garments, by establishing relationships with garment manufacturers and their principle distributors. We also intend to pursue additional markets and applications, assuming we obtain FDA approval, such as angiogenesis and vascularization for the treatment of certain circulatory impairment conditions and pain relief. As we develop additional products and technologies, we intend to develop the distribution arrangements for this market in concert with overall regulatory and marketing approaches.

         We are currently a party to, and intend to continue to seek, collaborative and strategic agreements to assist us in the marketing of our products. As of the date of this prospectus, we have engaged 18 third-party distributors to market our products in the United States and intend to engage additional distributors and sales organizations to expand the scope of our markets nationally and internationally, with an initial international focus in Western Europe. We have granted these distributors the exclusive right to distribute our SofPulse device products to LTACs, acute care facilities, rehabilitation/wound centers, nursing homes and skilled nursing facilities. Additionally, we have contracted with one distributor to help us penetrate the home health care market. We intend to continue to seek similar agreements with strategic partners to establish new marketing and distribution channels for SofPulse as well as our next generation products.

         On April 1, 2005, we entered into a management agreement with Global Medical, L.L.C. pursuant to which Global provides us with certain managerial services with respect to the medical devices and products manufactured, distributed, sold or rented by us. The managerial services include, among others, marketing and promotion of our products; management and support of our outside sales force; customer service and support; warehousing, packaging, shipment, delivery, distribution and tracking of our products; biomedical service, preventative maintenance and other repair/refurbishment of our products; invoicing and collections; training of customers, caregivers and distributors and other outside sales personnel; tracking of trial evaluations and demonstrations of our products; and data-gathering and reporting for regulatory compliance purposes. Simultaneously with the execution of our management agreement with Global, we engaged Global to distribute our products in certain regions of the United States.

         As compensation for Global's services under our management agreement, we are required to pay Global: (i) $45,000 each month during the term of the agreement (prorated for each partial calendar month during the term of the agreement); and (ii) an amount equal to 18% of the aggregate amount invoiced by Global (net of taxes, returns and adjustments) on behalf of and in the name of our company, for the sale or rental of our products during the preceding month; provided, however, that if any additional personnel (beyond the amount designated in the agreement) hired to perform the services thereunder becomes an employee of ours, the amount of the percentage payments with respect to invoices from accounts within territories covered by such additional personnel shall be reduced to 5%. In addition, during the two-year period commencing on October 1, 2005 and ending on October 1, 2007, we have the right (but not the obligation) to purchase some or all of the assets of Global that are utilized in the performance of the services under our agreement in exchange for: (1) our assumption of the on-going salary obligations (exclusive of previously granted but not yet paid bonuses or other incentive compensation) of the Global personnel performing the services who will thereafter become employees of ours; and (2) our issuance of equity securities to Global. If we exercise our right with respect to such acquisition pursuant to the terms and conditions of our agreement, we and Global are required to use our good faith best efforts to consummate the acquisition in a timely fashion.

         We also believe that aiming messages directly to the public has been effectively used by the pharmaceutical industry, and we intend to pursue this approach as one of our marketing strategies. Additionally, we intend to market our SofPulse device line of products and other products we develop through active solicitation of customers by exhibiting at trade shows, advertising in trade magazines and contracting with a network of sales/distributor organizations to solicit prospective customers. We also intend to add at least 15 full and/or part-time employees to our sales and marketing staff during the six-month period immediately following the consummation of this offering and also intend to increasingly utilize independent marketing organizations and manufacturer's representatives to promote our products on a commission basis.


         We are also presenting our technology and products to organizations, such as the American Association of Housing and Services for the Aging, or AAHSA, an association of 5,600 non-profit facilities providing care to the aging population, as well as the 11,000 for-profit nursing homes, to educate the healthcare industry in the uses and benefits of our technology and products and expect that these organizations can provide us with introductions to additional customers.


         Our revenues to date have been primarily generated through monthly or per use rental programs and to a lesser extent through the direct sale of our products. We expect future revenues from our SofPulse I, SofPulse II and Podiatric Boot to be generated through monthly or per-use rental programs with, and the sale of related disposable products, such as the SofPulse II applicator, to, long-term care nursing facilities, long-term acute care hospitals, rehabilitation hospitals, acute care facilities, home health users and individual patients. In addition, we expect revenues from SofPulse devices used in compression garments to be generated through the sale of such products to plastic surgery patients and physicians.


MANUFACTURER AND SUPPLIERS

         MANUFACTURER


         We and ADM Tronics, our largest shareholder, are parties to a manufacturing agreement, pursuant to which ADM Tronics serves as the exclusive manufacturer of all current and future medical, non-medical electronic and other devices or products to be produced by us. Pursuant to the terms of the manufacturing agreement, for each product that ADM Tronics manufactures for us, we pay ADM Tronics an amount equal to 120% of the sum of (i) the actual, invoiced cost for raw materials, parts, components or other physical items that are used in the manufacture of the product and actually purchased for us by ADM Tronics, if any, plus (ii) a labor charge based on ADM Tronics' standard hourly manufacturing labor rate, which we believe is more favorable then could be attained from unaffiliated third-parties. We generally purchase and provide ADM Tronics with all of the raw materials, parts and components necessary to manufacture our products and, as a result, the manufacturing fee paid to ADM Tronics is generally 120% of the labor rate charged by ADM Tronics.


         ADM Tronics warrants the products it manufactures for us against defects in material and workmanship for a period of 90 days after the completion of manufacture. After such 90-day period, ADM Tronics has agreed to provide repair services for the products to us at its customary hourly repair rate plus the cost of any parts, components or items necessary to repair the products unless we provide such parts, components or items to ADM Tronics.

         Under our manufacturing agreement, all inventions, patentable or otherwise, trade secrets, discoveries, ideas, writings, technology, know-how, improvements or other advances or findings relating to our products and technologies shall be and become the exclusive proprietary and confidential information of our company or any person to whom we may have assigned rights therein. ADM Tronics has no rights in any such proprietary or confidential information and is prohibited from using or disclosing any of our proprietary or confidential information for its own benefit or purposes, or for the benefit or purpose of any other person other than us without our prior written consent. ADM Tronics has also agreed to cooperate with us in securing for us any patents, copyrights, trademarks or the like which we may seek to obtain in connection therewith. If ADM Tronics breaches any of the confidentiality agreements contained in our manufacturing agreement, or if these agreements are not sufficient to protect our technology or are found to be unenforceable, our competitors could acquire and use information that we consider to be our trade secrets and we may not be able to compete effectively. We and ADM Tronics have agreed that all future technologies and products utilizing non-invasive electrotherapeutic technologies will be developed and commercialized by us and not ADM Tronics, unless we elect not to pursue such technologies and products.

         Since ADM Tronics is the exclusive manufacturer of all of our current and future products, if the operations of ADM Tronics are interrupted or if our orders or orders of other ADM Tronics customers exceed the manufacturing capabilities of ADM Tronics, ADM Tronics may not be able to deliver our products to us on time and we may not be able to deliver our products to our customers on time. Under the terms of the agreement, if ADM Tronics is unable to perform its obligations under our manufacturing agreement or is otherwise in breach of any provision of our manufacturing agreement, we have the right, without penalty, to engage third parties to manufacture some or all of our products. In addition, if we elect to utilize a third-party manufacturer to supplement the manufacturing being completed by ADM Tronics, we have the right to require ADM Tronics to accept delivery of our products from these third-party manufacturers, finalize the manufacture of the products to the extent necessary for us to comply with FDA regulations and ensure that the design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process have been met.

         As the exclusive manufacturer of our SofPulse device, ADM Tronics is required to comply with QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process. In addition, ADM Tronics' manufacturing facility is required to be registered as a medical device manufacturing site with the FDA and is subject to inspection by the FDA. ADM Tronics has been registered by the FDA as a Registered Medical Device Establishment since 1988 allowing it to manufacture medical devices in accordance with procedures outlined in FDA regulations, which include quality control and related activities. Such registration is renewable annually and although we do not believe that the registration will fail to be renewed by the FDA, there can be no assurance of such renewal. The failure of ADM Tronics to obtain any annual renewal would have a material adverse effect on us if we were not able to secure another manufacturer of our product. If ADM Tronics fails to comply with these requirements, we will need to find another company to manufacture our SofPulse devices, which could delay the shipment of our product to our customers.

         We believe that it could take approximately 30-45 days to secure a third-party manufacturer to supplement ADM Tronics' manufacturing capabilities and approximately 90-120 days to replace ADM Tronics as our sole manufacturer. However, although we believe that there a number of third-party manufacturers, other than ADM Tronics, available to us, we cannot assure that we would be able to secure another manufacturer on terms favorable to us or at all or how long it will take us to secure such manufacturing.

         SUPPLIERS

         We purchase and provide ADM Tronics with the raw materials, parts, components and other items that are required to manufacture our products. We rely on a single or limited number of suppliers for such raw materials, parts, components and other items. Although there are many suppliers for each of these raw materials, parts, components and other items, we are dependent on a limited number of suppliers for many of the significant raw materials and components. We do not have any long-term or exclusive purchase commitments with any of our suppliers. Our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could also negatively affect our ability to obtain our raw materials and components used in our products in a timely manner. If we are unable to obtain ample supply of product from our existing suppliers or alternative sources of supply, we may be unable to satisfy our customers' orders which could reduce our revenues and adversely affect our relationship with our customers.

COMPETITION

         The manufacture, distribution and sale of medical devices and equipment designed to relieve swelling and pain or to treat chronic wounds is highly competitive and substantially many of our competitors possess greater experience, financial resources, operating history and marketing capabilities than us. For example, Diapulse Corporation of America, Inc. manufactures and markets devices that are deemed by the FDA to be substantially equivalent to SofPulse, Regenisis Biomedical, manufactures and markets a device that is similar to our first generation SofPulse device, and KCI Concepts, Inc., manufactures and markets negative pressure wound therapy devices in the wound care market. A number of other manufacturers, both domestic and foreign, and distributors market shortwave diathermy devices that produce deep tissue heat and that may be used for the treatment of certain of the medical conditions in which the SofPulse is also indicated. In addition, SofPulse may be deemed to be competitive with pain relief drugs as well as pain relief medical devices. We also face competition from companies that have developed other forms of treatment, such as hyperbaric oxygen chambers, thermal therapies and hydrotherapy. Other companies with substantially larger expertise and resources than ours may develop or market new products that directly compete with SofPulse or other products or technologies developed by us. In addition, other forms of treatment that compete with our technologies and products may achieve more rapid acceptance in the medical community.


         In addition, several other companies manufacture medical devices based on the principle of electrotherapeutic technologies for applications in bone healing and spinal fusion, and may adapt their technologies or products to compete directly with us. We are also aware of other companies that manufacture and market devices in the same target markets as we do. Certain of these companies have significant product sales and have greater financial, technical, personnel and other resources than us. Also, universities and research organizations may actively engage in research and development to develop technologies or products that will compete with our technologies and products. Barriers to entry in our industry include (i) a large investment in research and development; (ii) numerous costly and time-consuming regulatory hurdles to overcome before any products can be marketed and sold; (iii) high costs for marketing and for building an effective distribution network; and (iv) the ability to obtain financing during the entire start up period.

         We believe that in order to become, and continue to be, competitive, we will need to develop and maintain competitive products and take and hold sufficient market share from our competitors. Our methods of competition include, (i) continuing our efforts to develop, have manufactured and sell products, which, when compared to existing products, perform more efficiently and are available at prices that are acceptable to the market; (ii) displaying our products and providing associated literature at major industry trade shows;
(iii) initiating discussions with and educating the medical community to develop interest in our products and (iv) pursuing alliance opportunities for the distribution of our products. We further believe that our competitive advantages with respect to our products include:


         o the clinical efficacy of our technology and products, as documented in publications regarding the efficacy of the technology underlying our products and the clinical research and studies performed with respect to our products, and as reinforced by the FDA clearance of the SofPulse device for the treatment of edema and pain in soft tissue and Medicare's reimbursement for the use of electromagnetic therapy for the treatment of chronic wounds;

         o the benefits of treatments utilizing our products, which include treatments that are non-invasive and painless, are free from known side-effects and are not susceptible to overdose or abuse, do not require special training to implement, may be applied to any part of the body and do not require prescriptions;

         o our continued efforts to protect the technology relating to our products through patents and trade secrets, including three existing patents, one U.S. patent application pending and seven U.S. patents pending; and

         o the relevant experience of the members of our advisory boards, the medical advisory board which is led by Dr. Berish Strauch, an internationally recognized surgeon, and the scientific advisory board which is led by Dr. Arthur Pilla, a principal innovator in PEMF technology.

MANAGEMENT SERVICES


         In order to keep our operating expenses manageable, we and ADM Tronics are parties to a management services agreement under which ADM Tronics provides us and its other subsidiaries with management services and allocates portions of its real property facilities for use by us and the other subsidiaries for the conduct of our respective businesses. As we intend to add 15 full and/or part-time employees to our marketing and sales staff and 6 full and/or part-time employees to our administrative staff during the six-month period immediately following the consummation of this offering, we expect our reliance on the use of the management services of ADM Tronics to be reduced significantly following this offering.


         The management services provided by ADM Tronics under the management services agreement include managerial and administrative services, marketing and sales services, clerical and communication services, the maintenance of a checking account and the writing of checks, the maintenance of accounting records and other services in the ordinary course of business. We pay ADM Tronics for such services on a monthly basis pursuant to an allocation determined by ADM Tronics and us based on a portion of its applicable costs plus any invoices it receives from third parties specific to us.

         We also use office, manufacturing and storage space in a building located in Northvale, NJ, currently leased by ADM Tronics, pursuant to the terms of the management services agreement. ADM Tronics determines the portion of space allocated to us and each other subsidiary on a monthly basis, and we and the other subsidiaries are required to reimburse ADM Tronics for our respective portions of the lease costs, real property taxes and related costs. See "Business - Properties."

GOVERNMENT REGULATION

         Our product is a medical device subject to extensive and rigorous regulation by the FDA, as well as other regulatory bodies. The FDA regulations govern the following activities that we perform and will continue to perform to help ensure that medical products distributed worldwide are safe and effective for their intended uses:

         o    product design and development;

         o    product testing;

         o    product manufacturing;

         o    product safety;

         o    product labeling;

         o    product storage;

         o    record keeping;

         o    pre-market clearance or approval;

         o    advertising and promotion;

         o    production; and

         o    product sales and distribution.

On January 17, 1991, EPI received FDA clearance for commercial marketing of our SofPulse device for the treatment of pain and edema in soft tissue pursuant to a 510(k) pre-market notification.

         FDA'S PRE-MARKET CLEARANCE AND APPROVAL REQUIREMENTS

         Unless an exemption applies, each medical device we wish to commercially distribute in the United States will require either prior 510(k) clearance or pre-market approval (PMA) from the FDA. The FDA classifies medical devices into one of three classes. Devices deemed to pose lower risks are placed in either class I or II, which requires the manufacturer to submit to the FDA a pre-market notification requesting permission to commercially distribute the device. This process is generally known as 510(k) clearance. Some low risk devices are exempt from this requirement. Devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in class III, requiring pre-market approval.

         510(k) CLEARANCE PATHWAY

         When a 510(k) clearance is required, we must submit a pre-market notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of pre-market approval applications. By regulation, the FDA is required to clear or deny a 510(k) pre-market notification within 90 days of submission of the application. As a practical matter, clearance often takes significantly longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.

         PRE-MARKET APPROVAL PATHWAY

         A pre-market approval application must be submitted to the FDA if the device cannot be cleared through the 510(k) process. The process of submitting a satisfactory pre-market approval application is significantly more expensive, complex and time consuming than the process of establishing "substantial equivalence" to a device marketed prior to 1976 pursuant to a pre-market notification and requires extensive research and clinical studies. A pre-market approval application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA's satisfaction the safety and effectiveness of the device. Upon completion of these tasks, an applicant is required to submit to the FDA all relevant clinical, animal testing, manufacturing, laboratory specifications and other information. If accepted for filing, the application is further reviewed by the FDA and subsequently may be reviewed by an FDA scientific advisory panel comprised of physicians, statisticians and other qualified personnel. A public meeting may be held before the advisory panel in which the pre-market approval application is reviewed and discussed. Upon completion of such process, the advisory panel issues a favorable or unfavorable recommendation to the FDA or recommends approval with conditions. The FDA is not bound by the opinion of the advisory panel. The FDA may conduct an inspection to determine whether the applicant conforms with CGMP guidelines. If the FDA's evaluation is favorable, the FDA will subsequently publish a letter approving the pre-market approval application for the device for a mutually agreed upon indication of use. Interested parties can file comments on the order and seek further FDA review. The pre-market approval process may take several years and no assurance can be given concerning the ultimate outcome of pre-market approval applications submitted by an applicant.

         No device that we have developed has required pre-market approval. In January 1991, however, the FDA advised EPI of its determination to treat the MRT100, the first model of the SofPulse device, as a class III device. The FDA retains the right to require the manufacturers of certain Class III medical devices to submit a pre-market approval application in order to sell such devices or to promote such devices for specific indications. To date, we have not been asked by the FDA to seek pre-market approval for the SofPulse device; however, there can be no assurance that we will not be required to do so and that, if required, we will be able to comply with such requirement for the SofPulse device.

         PERVASIVE AND CONTINUING REGULATION

         After a device is placed on the market, numerous regulatory requirements apply. These include:

         o quality system regulations, or QSR, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

         o labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or "off-label" uses;

         o medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction were to recur; and

         o post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device.

         The FDA has broad post-market and regulatory enforcement powers. We are subject to unannounced inspections by the FDA to determine our compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of ADM Tronics, the exclusive manufacturer of our SofPulse device, or any other manufacturing subcontractors that we may engage. ADM Tronics has been registered by the FDA as a Registered Medical Device Establishment allowing it to manufacture medical devices in accordance with procedures outlined in FDA regulations which include quality control and related activities. Such registration is renewable annually and although we do not believe that the registration will fail to be renewed by the FDA, there can be no assurance of such renewal. The failure of ADM Tronics to obtain any annual renewal would have a material adverse effect on us if we were not able to secure another manufacturer of our product.

         Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions:

         o    fines, injunctions, consent decrees and civil penalties;

         o    recall or seizure of our products;

         o operating restrictions, partial suspension or total shutdown of production;

         o refusing our requests for 510(k) clearance or pre-market approval of new products or new intended uses;

         o withdrawing 510(k) clearance or pre-market approvals that are already granted; and

         o    criminal prosecution.

         The FDA also has the authority to require us to repair, replace or refund the cost of any medical device that has been manufactured for us or distributed by us. If any of these events were to occur, they could have a material adverse effect on our business.

         We also are subject to a wide range of federal, state and local laws and regulations, including those related to the environment, health and safety, land use and quality assurance. We believe that we and ADM Tronics are in compliance with these laws and regulations as currently in effect, and our compliance with such laws will not have a material adverse effect on our capital expenditures, earnings and competitive and financial position.

         INTERNATIONAL REGULATIONS

         International sales of medical devices are subject to foreign governmental regulations, which vary substantially from country to country. The time required to obtain clearance or approval by a foreign country may be longer or shorter than that required for FDA clearance or approval, and the requirements may be different. There can be no assurance that we will be successful in obtaining or maintaining necessary approvals to market the SofPulse device in certain foreign markets, or obtain such approvals for additional products that may be developed or acquired by us.

         The primary regulatory environment in Europe is that of the European Union, which consists of 25 countries encompassing most of the major countries in Europe. Three member states of the European Free Trade Association have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. Other countries, such as Switzerland, have entered into Mutual Recognition Agreements and allow the marketing of medical devices that meet European Union requirements.

         The European Union has adopted numerous directives and European Standardization Committees have promulgated voluntary standards regulating the design, manufacture, clinical trials, labeling and adverse event reporting for medical devices. Devices that comply with the requirements of a relevant directive will be entitled to bear a CE conformity marking (which stands for Conformite Europeenne), indicating that the device conforms with the essential requirements of the applicable directives and, accordingly, can be commercially distributed throughout the member states of the European Union, the member states of the European Free Trade Association and countries which have entered into a Mutual Recognition Agreement. The method of assessing conformity varies depending on the type and class of the product, but normally involves a combination of self-assessment by the manufacturer of the product and a third-party assessment by a Notified Body, an independent and neutral institution appointed by a country to conduct the conformity assessment. This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's device. An assessment by a Notified Body in one member state of the European Union, the European Free Trade Association or one country which has entered into a Mutual Recognition Agreement is required in order for a manufacturer to commercially distribute the product throughout these countries. ISO 9001 and ISO 13845 certification are voluntary harmonized standards. Compliance establishes the presumption of conformity with the essential requirements for a CE Marking.

REIMBURSEMENT

         Our products are rented principally to nursing homes and extended care facilities that receive payment coverage for products and services they utilize from various public and private third-party payors, including the Medicare program and private insurance plans. As a result, the demand and payment for our products are dependent, in part, on the reimbursement policies of these payors. The manner in which reimbursement is sought and obtained for any of our products varies based upon the type of payor involved and the setting to which the product is furnished and in which it is utilized by patients.

         We cannot determine the effect of changes in the healthcare system or method of reimbursement for the SofPulse device or any other medical device which may be marketed by us in the United States. For example, from 1991 to 1997, the SofPulse device was marketed primarily for use in nursing homes for the Medicare reimbursable treatment of chronic wounds through a rental program. Due to changes in reimbursement made by CMS, in 1997, which prohibited Medicare coverage of the use of the technology used in the SofPulse device in the treatment of non-healing wounds, the nursing home revenue diminished significantly by 2001 and we pursued alternative markets and applications for use of the SofPulse device. In December 2003, CMS reversed its policy and issued an NCD providing for Medicare reimbursement for electromagnetic therapies for non-healing wounds, which became effective in July 2004. In response to this significant regulatory change, we re-entered the wound care market.

         We believe that government and private efforts to contain or reduce health care costs are likely to continue. These trends may lead third-party payors to deny or limit reimbursement for our products, which could negatively impact the pricing and profitability of, or demand for, our products.

         MEDICARE


         Medicare is a federally funded program that provides health coverage primarily to the elderly and disabled. Medicare is composed of four parts: Part A, Part B, Part C and Part D. Medicare Part A (hospital insurance) covers, among other things, inpatient hospital care, home health care and skilled nursing facility services. Medicare Part B (supplementary medical insurance) covers various services, including those services provided on an outpatient basis. Medicare Part B also covers medically necessary durable medical equipment and medical supplies. Medicare Part C, also known as "Medicare Advantage," offers beneficiaries a choice of various types of health care plans, including several managed care options. Medicare Part D is the new Voluntary Prescription Drug Benefit Program, which becomes effective in 2006. The Medicare program has established guidelines for the coverage and reimbursement of certain equipment, supplies and support services. In general, in order to be reimbursed by Medicare, a health care item or service furnished to a Medicare beneficiary must be reasonable and necessary for the diagnosis or treatment of an illness or injury or to improve the functioning of a malformed body part and not otherwise excluded by statute. In October 2004, CMS issued a quarterly update that allows skilled nursing facilities, or SNFs, and providers of healthcare in the home to use the electromagnetic therapy code in the Healthcare Common Procedure Code System, the standardized coding system developed by CMS to ensure that Medicare reimbursement claims are processed in an orderly and consistent manner for consolidated billing enforcement. Although CMS has provided for reimbursement for the use of electromagnetic therapy by SNFs, CMS has not yet provided for reimbursement for the use of electromagnetic therapy by providers of healthcare in the home. However, we are pursuing obtaining clearance for use of electromagnetic therapy by providers of healthcare in the home, but we may not be able to obtain such clearance.


         The methodology for determining the amount of Medicare reimbursement of our products varies based upon, among other things, the setting in which a Medicare beneficiary receives health care items and services.

         HOSPITAL SETTING


         Since the establishment of the prospective payment system in 1983, acute care hospitals are generally reimbursed for certain patients by Medicare for inpatient operating costs based upon prospectively determined rates. Under the prospective payment system, or PPS, acute care hospitals receive a predetermined payment rate based upon the Diagnosis-Related Group, or DRG, which is assigned to each Medicare beneficiary's stay, regardless of the actual cost of the services provided. Certain additional or "outlier" payments may be made to a hospital for cases involving unusually high costs or lengths of stay. Accordingly, acute care hospitals generally do not receive direct Medicare reimbursement under PPS for the distinct costs incurred in purchasing or renting our products. Rather, reimbursement for these costs is included within the DRG-based payments made to hospitals for the treatment of Medicare-eligible inpatients who utilize the products. Long-term care and rehabilitation hospitals also are now paid under a PPS rate that does not directly account for all actual services rendered. Since PPS payments are based on predetermined rates, and may be less than a hospital's actual costs in furnishing care, hospitals have incentives to lower their inpatient operating costs by utilizing equipment and supplies, such as our products, that will reduce the length of inpatient stays, decrease labor or otherwise lower their costs. In addition, the amount that the hospital receives under PPS could limit the amount that we could charge a hospital for the use of our products.


         Certain specialty hospitals also use our products. Such specialty hospitals are exempt from the PPS and, subject to certain cost ceilings, are reimbursed by Medicare on a reasonable cost basis for inpatient operating and capital costs incurred in treating Medicare beneficiaries. Consequently, such hospitals may have additional Medicare reimbursement for reasonable costs incurred in purchasing or renting our products. There has been little experience with PPS for long-term care and rehabilitation hospitals. A final rule for rehabilitation hospital PPS became effective on January 1, 2002. A final ruling was published in August 2002 implementing PPS for long-term care hospitals with a phased-in transition period, effective October 1, 2002. We cannot predict the impact of the rehabilitation hospital PPS or the long-term care hospital PPS on the health care industry or on our financial position or results of operations.

         SKILLED NURSING FACILITY SETTING

         On July 1, 1998, reimbursement for SNFs under Medicare Part A changed from a cost-based system to a prospective payment system which is based on resource utilization groups ("RUGs"). Under the RUGs system, a Medicare patient in a SNF is assigned to a RUGs category upon admission to the facility. The RUGs category to which the patient is assigned depends upon the medical services and functional support the patient is expected to require. The SNF receives a prospectively determined daily payment based upon the RUGs category assigned to each Medicare patient. These payments are intended generally to cover all inpatient services for Medicare patients, including routine nursing care, capital-related costs associated with the inpatient stay and ancillary services. Effective July 2002, the daily payments were based on the national average cost. Although the Refinement Act and BIPA increased the payments for certain RUGs categories, certain provisions of the Refinement Act and BIPA covering these payment increases expired on September 30, 2002 and, in effect, the RUGs rates for the most common categories of SNF patients decreased. Because the RUGs system provides SNFs with fixed daily cost reimbursement, SNFs have become less inclined to use products which had previously been reimbursed as variable ancillary costs.

PRODUCT LIABILITY AND INSURANCE

         We may be exposed to potential product liability claims by those who use our products. Therefore, we maintain a general liability insurance policy, which includes aggregate product liability coverage of $2,000,000 for products, including the SofPulse device.

         We believe that our present insurance coverage is adequate for the types of products currently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that the present level of coverage, or increased coverage, will be available in the future at a reasonable cost.

EMPLOYEES


         At March 31, 2005, we had eight full-time salaried employees in executive or managerial positions. Prior to the consummation of this offering, we intend to enter into an employment agreement with Andre DiMino, our Chairman, pursuant to which Mr. DiMino will be required to devote at least a majority of his work-time to Ivivi. ADM Tronics currently provides management, clerical, manufacturing, marketing and distribution services to us pursuant to a management services agreement. See "Certain Relationships and Related Transactions."

         We intend to add four full and/or part-time employees to our technical staff and six full and/or part-time employees to our administrative staff during the six-month period immediately following the consummation of this offering. We expect to use a portion of the net proceeds of this offering to pay the cost for such employees. See "Use Of Proceeds."


         We expect to add additional employees for sales, laboratory and research/development positions. We intend to increasingly utilize independent sales organizations and manufacturer's representatives to promote our products on a commission basis and thereby avoid the expense of creating an in-house sales capability.

         None of our employees are represented by unions or collective bargaining agreements. We believe that our relationships with our employees are good.

PROPERTIES

         We are headquartered at 224-S Pegasus Avenue, Northvale, New Jersey. We also have research facilities located at 3120 De La Cruz Boulevard, Santa Clara, California.

         Our facilities located in Northvale, New Jersey consist of approximately 6,000 square feet of space, approximately 1,500 square feet of which is office space, 1,000 square feet of which is manufacturing space used by ADM Tronics and 3,500 square feet of which is storage space. These facilities are housed in part of 16,000 square feet of combined warehouse and office space currently leased by ADM Tronics from 224 Pegasus Avenue Associates of Englewood, NJ, pursuant to a lease that expires in June 2008. We and two other subsidiaries of ADM Tronics utilize portions of the leased space. Pursuant to a management services agreement to which we, ADM Tronics and ADM Tronics' other subsidiaries are parties, ADM Tronics determines, on a monthly basis, the portion of space utilized by us during such month, including the space utilized by us for our inventory, and we reimburse ADM Tronics for our portion of the lease costs, real property taxes and related costs. We have accrued amounts owed to ADM Tronics of approximately $61,800, $46,000 and $43,000 for the use of such space during the nine months ended December 31, 2004, the fiscal year ended March 31, 2004 and the fiscal year ended March 31, 2003, respectively.

         We also have research facilities located in Santa Clara, California. On July 23, 2004, we entered into a lease for this space with a monthly rent of $400. The term of the lease ends on July 31, 2005. We also maintain additional executive offices in Los Angeles, California. We rent this office space on a month-to-month basis with a monthly rent of approximately $2,000.


         Although we believe that our existing facilities are suitable as office, storage and laboratory space, and are adequate to meet our current needs, we intend to lease additional office space in Los Angeles for a marketing and sales office. We intend to pay the costs of such lease from the net proceeds of this offering. See "Use of Proceeds." We also believe that our insurance coverage adequately covers our interest in our leased space.

         We do not own any real property for use in our operations or otherwise.


LEGAL PROCEEDINGS

         We are not a party to, and none of our property is the subject of, any pending legal proceedings other than routine litigation that is incidental to our business. To our knowledge, no governmental authority is contemplating any such proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


         Our board of directors currently consists of three directors. We intend to add four additional directors, each of whom will be independent directors as defined under the Nasdaq SmallCap Market listing standards, upon the consummation of this offering. Set forth below is information concerning our current directors and executive officers and one of the four additional directors who will begin to serve upon the consummation of this offering.

         NAME                           AGE   POSITION
         ----                           ---   --------
         Andre' DiMino                  49    Chairman, Chief Financial Officer
                                              and Director
         David Saloff                   52    President, Chief Executive Officer
                                              and Director
         Vincent DiMino                 74    Director
         Pamela Newman, Ph.D. (1)       57    Director
         -------------------------
         (1) Dr. Newman will begin to serve as a director of our company upon the consummation of this offering.
         (2) Member of the Audit Committee.
         (3) Member of the Compensation Committee.
         (4) Member of the Nomination and Corporate Governance Committee.

         ANDRE' DIMINO has been our Chairman and Chief Financial Officer since January 2004 and served as our President from 1989 until December 2003. Mr. DiMino also serves as the President and Chief Financial Officer of ADM Tronics Unlimited, Inc., a publicly traded technology-based developer and manufacturer of a diversified line of products and our largest shareholder, positions he has held since December 2001 after the passing of his father, Dr. Alfonso DiMino - the founder of ADM Tronics. Mr. DiMino served as the Chief Operating Officer and Chief Financial Officer of ADM Tronics from July 1991 to December 2001, and served as the Technical Director of ADM Tronics from January 1982 to June 1991. In addition to his finance and operating responsibilities, Mr. DiMino has been involved in research and product development for us and ADM Tronics. He holds several patents which have been assigned to us or ADM Tronics and has been responsible for the commercialization of medical device products and for regulatory aspects related to our business and the business of ADM Tronics. Mr. DiMino holds a Bachelor of Science degree in engineering and an MBA in Finance both from Fairleigh Dickinson University.

         DAVID SALOFF has served as our President and Chief Executive Officer and a director since January 2004. Mr. Saloff has also served as a director of ADM Tronics since December 2001. From 1999 to 2003, Mr. Saloff was the President of LifeWaves International, a health and wellness start-up company. In 1992, Mr. Saloff founded Electropharmacology, Inc., and was responsible for the design, development and subsequent FDA clearance of the SofPulse device. Prior to starting EPI, Mr. Saloff served as a consultant for DH Blair, Inc. in connection with the start up of Xsirius, Inc., a publicly traded research and development company involved in researching and developing advanced detection systems. In 1991, Mr. Saloff became the Chief Operating Officer of Xsirius, and Executive Vice President and Director of Advanced Photonix, Inc. (API), which was involved in the design and development of advanced solid state light detection systems as well as the production and marketing of conventional solid state detection components and a subsidiary of Xsirius which commenced trading on the Nasdaq SmallCap Market in 1992. In 1982, Mr. Saloff joined Akros Manufacturing as President and co-owner, a medical device company, which was sold to Lumex (Cybex) Corp. in 1986. Mr. Saloff earned his Bachelor of Science degree in business from Adelphi University.

         VINCENT DIMINO has served as a director since 1989. Mr. DiMino has served as the President of Production for ADM Tronics since 1969 and director of ADM Tronics since 1987. Mr. DiMino received a degree in Law from Palermo University.


         PAMELA NEWMAN, PH.D. will begin to serve as a director of our company upon the consummation of this offering. Since 1979, Dr. Newman has served as an international insurance broker, specializing in Fortune 500 clients worldwide, for AON Corporation, a world leader in integrated risk management, insurance and reinsurance brokerage. Before joining AON, Dr. Newman worked for Marsh & McLennan for 12 years and before that she workd for Peat, Marwick, Mitchell & Co. Dr. Newman also serves on the Board of Directors of each of RKO Pictures, an entertainment provider, and Interactive Metronome, Inc., on the Medical Center Advisory Board of the New York Hospital-Cornell Medical Center and on the Board of the McGowan Transplant Center, the Brain Trauma Foundation and American ORT. Dr. Newman also serves on the Board of Trustees of The American University of Paris, the Corporate Board of Carnegie Hall and the Associate Committee of The Julliard School and is a Fellow of the Foreign Policy Association. Dr. Newman earned her Bachelor of Arts degree in English her Masters degree in English and her Doctorate degree in Communications from the University of Michigan.



         The terms of office of each executive officer and director expires upon the election of their respective successors. Vincent DiMino is Andre' DiMino's uncle. There are no other family relationships between any of our other executive officers or directors.

KEY EMPLOYEES AND CONSULTANTS

Set forth below is information concerning our key employees and consultants.

         NAME                          AGE               POSITION
         ----                          ---               --------
         Arthur Pilla, Ph. D.          69                Science Director
         Berish Strauch, M.D.          71                Medical Director
         Sean Hagberg, Ph. D.          45                Chief Science Officer

         ARTHUR PILLA, PH.D. has served as our Science Director and Chairman of our Scientific Advisory Board since April 2004. Dr. Pilla was a co-founder of Electrobiology, Inc., a medical device company that developed the bone growth stimulator device that was sold to Biomet, Inc. in 1990, and he served as its Scientific Advisory Board Chairman from 1979 to 1989. Dr. Pilla has developed and patented pulsed radio frequency signals for use in the physical therapy of wound repair and pain relief. Dr. Pilla received his Ph.D., cum laude, from the University of Paris, France in 1964. He is a Professor Emeritus, Department of Orthopedics Mount Sinai School of Medicine, New York and Professor, Department of Biological Engineering, Columbia University, New York.

         DR. BERISH STRAUCH has served as our Medical Director since August 2004 and directs the "Center for Excellence in Bioelectromagnetic Studies" we established at Montefiore Medical Center. Dr. Strauch is an internationally known plastic surgeon, board certified in general surgery, plastic and reconstructive surgery and hand surgery. Dr. Strauch has conducted extensive clinical research using the SofPulse device and is the author of the 2000 study demonstrating the angiogenic properties of the SofPulse device. He has served as the Chairman of the Department of Plastic Surgery at Montefiore Medical Center and is a founder and first president of the American Society of Reconstructive Microsurgery, and has been an officer and committee member in numerous regional, national, and international professional organizations. Dr. Strauch is the senior editor of the three-volume Encyclopedia of Flaps, the senior author of the Atlas of Microsurgical Flaps, and co-author of the Atlas of Hand Anatomy and is also the founder and ongoing Editor-in-Chief of the Journal of Reconstructive Microsurgery. He received his medical degree form Columbia University in 1959, completed residency at Roosevelt Hospital in Plastic and Reconstructive surgery of the hand in 1961 and was a surgical fellow at Stanford University Hospital from 1966-1968.

         SEAN HAGBERG, PH.D. has served as our Chief Science Officer since
2004. Prior to joining us, Dr. Hagberg served as the Chief Knowledge Officer for LifeWaves International, a health and wellness startup company, from 2000 to 2004, where he oversaw knowledge based development, multiple clinical trials ($1.7 million), raising investment capital ($14 million), hardware and software development, technical and marketing writing, and FDA/FTC compliance. Prior to joining LifeWaves, Dr. Hagberg was a post-doctoral fellow in community medicine at Brown University medical school (1998-2000), served as technical analyst on the Rhode Island state-wide TOPPS II behavioral health program (1998-2000), as well as a consultant with the Decision Science Institute (1999-2001), and a principal in Brewer's Heaven, a start-up brewing concern (1999-2004). From 1997-1998 Dr. Hagberg served as associate administrator for Good Hope Hospital (owned by publicly traded Pioneer HealthCare), where he was responsible for building a successful adolescent behavior health program, outside marketing and contract management to private payors, including unions and other organizations. Dr. Hagberg has been responsible for building behavioral health triage systems for Managed Behavioral Healthcare Organizations and written and testified on significant healthcare legislation at the state level and co-authored Congressional reports on behavioral healthcare. Dr. Hagberg has co-authored NIH, SAMSHA and foundation grants and protocols. Dr. Hagberg received his Ph.D. in cultural anthropology from SUNY-Buffalo, where he was a Fellow in cognitive science. Dr. Hagberg completed a two-year NIH-funded post-doctoral training at the Brown University Department of Community Medicine, 1998-2000 and on was on the medical faculty from 1998-2004.

COMMITTEES OF THE BOARD OF DIRECTORS

         We currently do not have any standing committees. However, prior to completion of the offering, we will establish the following committees:

         Audit Committee. The Audit Committee will oversee and monitor our financial reporting process and internal control system, review and evaluate the audit performed by our outside auditors and report to the Board of Directors any substantive issues found during the audit. The Audit Committee will be directly responsible for the appointment, compensation and oversight of the work of our independent auditors. The Audit Committee will also review and approve all transactions with affiliated parties. The Board of Directors will adopt a written charter for the Audit Committee. All members of the Audit Committee will be independent directors as defined under The Nasdaq SmallCap Market listing standards.

         Compensation Committee. The Compensation Committee will provide advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. The Committee will also review the compensation of the President and Chief Executive Officer of Ivivi and will make recommendations in that regard to the Board of Directors as a whole. All members of the Compensation Committee will be independent directors as defined under The Nasdaq SmallCap Market listing standards.

         Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will meet to recommend the nomination of Directors to the full Board of Directors to fill the terms for the upcoming year or to fill vacancies during a term. The Nominating and Corporate Governance Committee will consider recommendations from shareholders if submitted in a timely manner in accordance with the procedures established in the Bylaws and will apply the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee will be independent directors as defined under The Nasdaq SmallCap Market listing standards.

         It will be the policy of the Nominating and Corporate Governance Committee to select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the shareholders. Stockholder nominees will be analyzed by the Nominating and Corporate Governance Committee in the same manner as nominees that are identified by the Nominating and Corporate Governance Committee. We will not pay a fee to any third-party to identify or evaluate nominees.


DIRECTOR COMPENSATION

         Our directors currently do not receive compensation for serving on our board of directors, but may receive reimbursement for travel and related expenses. Following the consummation of this offering, for each year of service as a director of our company, each non-employee director will receive $10,000. In addition, each non-employee director will receive options to purchase 10,000 shares of our common stock when such person is initially elected to our Board of Directors, and for each year of service as a director of our company thereafter, options to purchase 10,000 shares of our common stock, in each case at an exercise price per share equal to the fair market value price per share of our common stock on the grant date. Each of such options will fully vest on the first anniversary of the date of grant.

BOARD OBSERVER AND DESIGNATION RIGHT

         We have agreed, for a period of at least three years following the consummation of this offering, to engage a designee of Maxim Group LLC, the lead managing underwriter of this offering, as an observer to our board of directors, where the observer shall attend meetings of our board of directors and receive all notices and other correspondence and communications sent by us to members of our board of directors. In addition, the observer shall be entitled to reimbursement for all costs incurred by it in attending any meetings of our board of directors. In lieu of Maxim's right to designate an observer, Maxim shall have the right during the three-year period following the consummation of this offering, in its sole discretion, to designate one person for election as a director to our board of directors, and we have agreed to use our best efforts to obtain the election of the person so designated by Maxim, which person shall be entitled to receive compensation equal to the compensation of other non-employee directors, excluding for the purposes of determining the amount of such compensation, the Chairperson of any committee of our board of directors and any such other person whose compensation exceeds the average compensation of the remaining eligible board members by 10%. In addition, such director shall also be entitled to receive the same expense reimbursements and other benefits as any other non-employee director.

         Maxim further agrees that any such person that it designates for election as a director hereunder, will be "independent" as that term is defined by either the Nasdaq Stock Market, Inc., if our securities are listed for trading on either the Nasdaq National Market System or the Nasdaq SmallCap Market (Nasdaq) at the time of such designation, or such other market on which our securities are traded, at the time of such designation. In the event that our securities are neither listed on the Nasdaq or an exchange at the time of Maxim's designation, any such director will meet the independence requirements of the Sarbanes-Oxley Act of 2002.


MEDICAL ADVISORY BOARD

         We have established a panel of five medical advisors to assist management in its efforts with respect to clinical applications of our products. The medical advisors are set forth below:

         DR. BERISH STRAUCH, one of our key consultants, serves as the Chairman of our medical board.




         MEG JORDAN, PHD, RN, is a medical anthropologist, an international health journalist, editor and founder of American Fitness Magazine, and a radio/TV personality known as the Global Medicine Hunter (TM). Her syndicated columns, television reports, and special media projects cover health, wellness, integrative medicine, indigenous healing traditions and cultural trends. Dr. Jordan is the CEO of Global Medicine Enterprises, Inc., a health communications and research firm, which provide groundbreaking reports to television, newspapers and magazines. Her syndicated columns on health and wellness are distributed to over major newspapers and magazines worldwide. Dr. Jordan is a national keynote speaker, author of five books, editor of American Fitness magazine, and health talk radio host on Sirius Satellite and Health Radio Networks. She has served on numerous advisory boards, including the National Wellness Institute, California Association of Naturopathic Physicians, the California Institute of Integral Studies, Health Medicine Institute, and ValleyCare Health System.

         RICHARD LINCHITZ, MD, received his medical education at both the University of Lusanne, Switzerland, and Cornell University, where he received his M.D. in 1973. Dr. Linchitz is Board certified in Psychiatry, Neurology, Pain Medicine and Medical Acupuncture. For many years, Dr. Linchitz served as medical director of his own pain clinic in New York, was a regular speaker and media expert on the topic of chronic pain and served on numerous committees for the American Academy of Pain Medicine, where he served on the Board of Directors from 1995 to 1998. Dr. Linchitz has significant experience in the clinical practice of pain medicine, was active in establishing the field as a specialty and has been involved in the development of the field for over 20 years. In addition to his expertise in pain medicine, Dr. Linchitz has been studying alternative and complementary forms of therapy, and has recently finished a book on this topic and anticipates publication in early 2005.

         DR. LEONARD MAKOWKA, M.D., PH.D., FRCS(C), FACS, received his M.D. degree from the University of Toronto Medical School in 1977, and Ph.D. from the University of Toronto's Department of Pathology in 1982. He has published over 400 articles and chapters in both clinical and basic scientific research and has lectured worldwide. Dr. Makowka is a distinguished clinical and transplantation surgeon and medical researcher. Between 1989 and 1995, Dr. Makowka was the Chairman of the Department of Surgery and Director of Transplantation Services at Cedars-Sinai Medical Center in Los Angeles, California. He was also Professor of Surgery at the UCLA School of Medicine. Dr. Makowka has retired from the active practice of medicine to purse investment strategies and business development in healthcare, life sciences, finance and other industry sectors. Dr. Makowka was a Founding Partner in the syndicated radio company After MidNite Entertainment, Inc., which was purchased by Premiere Radio Networks in 1997 and now resides within the Clear Channel portfolio of companies. He was a shareholder in Metro Capital, Inc., a Canadian based company with significant real estate holdings in the Toronto area. Dr. Makowka was a Managing Director of Innovative Technology Partners LLC, a late stage technology venture fund. In 1999, Dr. Makowka founded Drive Thru Technology, a national provider of wireless and surveillance equipment for the restaurant and hospitality industries. He is currently a Managing Director of ITF Global Partners, an international financial advisory, strategic and a capital investment company. Dr. Makowka is actively involved as an advisor to or member of the Board of Directors of several companies. He has been a Corporate Member of Blue Shield of California since 1995. He served from 1998 until June 2003, on the Board of Directors of Hollis Eden Pharmaceuticals (NASDAQ: HEPH). He is a member of the Board of Directors of Kinemed, Inc., a biotech company. He is the Chief Scientific Advisor for Universal Detection Systems, a publically traded company developing environmental monitoring technologies for bio-terrorism. Most recently, Dr. Makowka is a member of the Advisory Board for the UCLA School of Public Affairs.

         ROBERT J. SNYDER, D.P.M., F.A.C.F.A.S., CWS, is nationally recognized for his expertise in wound healing. In addition to his many board certifications, honors and awards, he is a Diplomat, American Academy of Wound Management; Diplomat, American Board of Podiatry Surgery; Fellow, American College of Foot and Ankle Surgery; and a Certified Wound Specialist. Dr. Snyder also published over 50 papers in the field of wound healing and has conducted research for major wound care companies.


SCIENTIFIC ADVISORY BOARD

         We have established a panel of three scientific advisors to assist management in its efforts with respect to the physical parameters of the technologies we use. The scientific advisors are set forth below:

         DR. ARTHUR PILLA, one of our key consultants, serves as the Chairman of our scientific board.

         DAVID J. MUEHSAM is a research associate at the Bioelectrochemistry Laboratory, Mt. Sinai School of Medicine in New York City, where he is involved in, among other things, research related to mathematical modeling and integration into biological and medical conditions and effects. Mr. Muehsam received his B.A. degree in Physics, Mathematics and Music from Hampshire College in 1987, and has published over 25 articles in both clinical and basic scientific research, with a primary emphasis on mathematical modeling and interpretation.

ADVISORY BOARD COMPENSATION

         Other than reimbursement for their expenses incurred on our behalf, members of our medical and scientific boards do not receive any compensation for services in their capacities as such. From time to time, members of our medical and scientific boards do receive consulting fees for consulting services they provide to us in their capacities as consultants.


EXECUTIVE COMPENSATION





         The following table sets forth information concerning the compensation paid by us during the fiscal years ended March 31, 2005 and 2004 to our chief executive officer and our other executive officers whose salary and bonus for the year exceeded $100,000 and who served as an executive officer as of March 31, 2005. We did not have any employees prior to January 1, 2004.

                           SUMMARY COMPENSATION TABLE

                                            ANNUAL COMPENSATION                        LONG TERM COMPENSATION
                                            -------------------                        ----------------------
                                                                                                AWARDS
                                                                                                ------

                                          SALARY      BONUS    OTHER ANNUAL      RESTRICTED STOCK     NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION      YEAR    (DOLLARS)  (DOLLARS)  COMPENSATION      AWARDS               UNDERLYING OPTIONS
---------------------------      ----    ---------  ---------  ------------      ----------------     --------------------
Andre' DiMino                    2005     $ 41,000          0          0                  0                       0
   Chairman of the Board         2004            0          0                       115,000(1)              200,000(2)
   and Chief Financial Officer

David Saloff                     2005     $128,000          0     $6,500(3)               0                       0
   President and Chief           2004            0          0                       245,000(4)              200,000(2)
   Executive Officer

---------------------
(1) Represents shares of our common stock issued to Mr. DiMino in January 2004 for services rendered and to be rendered to us. Of these shares, 92,000 shares are subject to forfeiture and vest in four equal yearly installments on January 5 of each year through January 5, 2009.
(2) Represents (i) options to purchase 150,000 shares of our common stock at an exercise price of $.10 per share, which options vested 20% on the date of grant with the remaining options vesting in equal annual installments over the five year period following the date of grant and
         (ii) options to purchase 50,000 shares of our common stock at an exercise price of $.50 per share, which options vested 20% on the date of grant with the remaining options vesting in equal annual installments over the five year period following the date of grant.
(3) Represents the aggregate dollar value of insurance premiums paid by us with respect to the health insurance policy for Mr. Saloff and his family, which policy became effective on September 1, 2004.
(4) Represents shares of our common stock issued to Mr. Saloff in January 2004 for services rendered and to be rendered to us. Of these shares, 145,600 shares are subject to forfeiture and vest in four equal yearly installments on January 5 of each year through January 5, 2009.

         For the fiscal year ended March 31, 2005, Andre DiMino', our Chairman and Chief Financial Officer, received compensation from ADM Tronics for services rendered to ADM Tronics. Upon consummation of this offering, each of Mr. Saloff and Mr. DiMino will be entitled to receive an annual salary of $240,000. See "Employment Agreements."


OPTION GRANTS IN FISCAL 2005

         No options were granted to our chief executive officer or any of our other executive officers during the fiscal year ended March 31, 2005.

OPTION EXERCISES AND HOLDINGS


         The following table sets forth information concerning options exercised during our fiscal year ended March 31, 2005 and the value of unexercised options held by each of our executive officers at March 31, 2005.

                         OPTION VALUES AT MARCH 31, 2005

                                                            NUMBER OF
                         SHARES                       SECURITIES UNDERLYING
                        ACQUIRED                       UNEXERCISED OPTIONS                        VALUE OF
                           ON                           AT MARCH 31, 2005                 IN-THE-MONEY OPTIONS AT
                        EXERCISE       VALUE              (# OF SHARES)                    MARCH 31, 2005 ($)(1)
                                                ----------------------------------  ------------------  -----------------
NAME                   (# SHARES)     REALIZED     EXERCISABLE     UNEXERCISABLE       EXERCISABLE       UNEXERCISABLE
---------------------  ----------  -----------  ---------------   ----------------  ------------------  -----------------
Andre' DiMino               --           --           54,000           96,000          $                   $

                                                      18,000           32,000

David Saloff                --           --           54,000           96,000          $                   $

                                                      18,000           32,000
-------------------------------------------------------------------------------------------------------------------------

----------------
(1) Options are "in-the-money" if, on March 31, 2005, the fair market value of our common stock exceeded the exercise price of those options. The amount shown under the column "Value of In-The-Money Options at March 31, 2005" is calculated by determining the difference between the aggregate fair market value of our common stock underlying the options on March 31, 2005 and the aggregate exercise price of the options. For purposes of this calculation, since there had been no public trading market for our common stock on March 31, 2005, the assumed initial public offering price $____ was used as the fair market value of our common stock on such date. Notwithstanding the foregoing, the assumed initial public offering price of $___ does not necessarily represent the actual per share value of our common stock on March 31, 2005.


STOCK ISSUANCES


         In January 2004, we issued an aggregate of 115,000 and 245,000 shares of our common stock to Andre' DiMino and David Saloff, respectively. Of the shares of our common stock issued to Mr. Saloff, 145,600 shares are subject to forfeiture and vest in four equal yearly installments on January 5 of each year through January 5, 2009. In addition, all of the shares issued to Mr. Saloff are subject to a voting agreement among Mr. Saloff, Mr. DiMino, Dr. Arthur Pilla, Dr. Berish Strauch, Sean Hagberg, Ed Hammel and Fifth Avenue Capital Partners. Under the voting agreement, in addition to the shares of common stock beneficially owned by Mr. DiMino, Mr. DiMino has the right to vote the shares of common stock held by such shareholders, representing an aggregate of 805,000 additional shares of our common stock. The voting agreement, with respect to 590,000 of such 805,000 shares of our common stock, shall terminate upon consummation of this offering. The shares owned by Fifth Avenue Capital Partners will remain subject to such voting agreement after this offering. See "Certain Relationships and Related Transactions."


EMPLOYMENT AGREEMENTS

         In connection with the offering, we intend to enter into employment agreements with David Saloff to secure his continued service as President and Chief Executive Officer and with Andre' DiMino to secure his continued services as Chairman and Chief Financial Officer. Each of these employment agreements will have a five-year term, which will be automatically extended prior to the end of then current term for successive one-year periods until either we or the executive notifies the other at least six months prior to the end of the term that such party does not wish to further extend it. Each of these agreements will provide for a minimum annual salary of $240,000, discretionary cash bonuses and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. Mr. DiMino's employment agreement will require Mr. DiMino to devote at least a majority of his work-time toward Ivivi.

         The terms of the proposed employment agreements will provide that each executive will be entitled to severance benefits if his employment is terminated without "cause" or if he resigns for "good reason" or following a "change in control" (as such terms will be defined in the employment agreements). During the term of the employment agreements and, in case of discharge with "cause" or resignation without "good reason," for a period of two years thereafter, the executives will be subject to (i) restrictions on competition with us and (ii) restrictions on the solicitation of our customers and executives. For all periods during and after the term, the executives will be subject to nondisclosure and confidentiality restrictions relating to our confidential information and trade secrets.


         In the event benefits provided for under the employment agreement or otherwise payable to the executive require the executive to pay additional taxes upon a change of control, we will pay the executive an amount sufficient to pay the excise tax and federal and state income and employment taxes in an amount not to exceed $1,000,000 arising from payments made by us to the executive. The effect of this provision is that we, and not the executives, bear the financial cost of the excise tax and we could not claim a federal income tax deduction for an excess parachute payment excise tax reimbursement or gross-up payment.


CONSULTING AGREEMENT

         On January 1, 2004, we entered into a consulting agreement with Dr. Berish Strauch pursuant to which we engaged Dr. Strauch to render consulting services to us for a term of six years with automatic one-year renewals. Pursuant to the consulting agreement, Dr. Strauch serves as Medical Director and Chairman of our Medical Advisory Board and advises us on technological developments, future clinical and research applications and product development and efficacy in the pulsed magnetic frequencies field.

         In exchange for Dr. Strauch's consulting services pursuant to our consulting agreement, Dr. Strauch received 80,000 shares of our common stock, 20% of which vested immediately upon our entering into our consulting agreement with him, 20% of which vested on January 1, 2005 and the remaining 60% of which shall vest in three equal yearly installments on January 1 of each year from January 1, 2006 through January 1, 2008. In addition, we have agreed to pay Dr. Strauch an annual bonus (not to exceed $500,000) equal to the sum of 0.5% of that portion of our annual revenues in excess of $20 million and up to $80 million, 0.25% of that portion of our annual revenues in excess $80 million and up to $120 million and 0.1% of that portion of our annual revenues in excess of $120 million. We have also agreed to pay Dr. Strauch a royalty equal to 0.05% of revenues we receive for practicing and/or commercializing any "new inventions" (as such term is defined in the agreement) developed by Dr. Strauch under our agreement. Bonuses and royalties payable for the fiscal years ended March 31, 2006 and 2007 are subject to a cap of 10% of our pre-tax profit (after deduction of such bonuses and royalty payments) for such fiscal years. Bonuses and royalties payable under the consulting agreement are also subject to certain adjustments for returns, allowances or setoffs, to Dr. Strauch's compliance with the non-compete provisions of our consulting agreement and certain other restrictions.

         Dr. Strauch is entitled to benefits if our consulting agreement is terminated without "cause" or if he resigns for "good reason" or following a "change in control" (as such terms are defined in the consulting agreement). In the event of a termination without "cause" or if Dr. Strauch resigns for "good reason," the shares of common stock to which Dr. Strauch is entitled under the consulting agreement shall continue to vest in accordance with the terms thereof, and Dr. Strauch shall continue to receive royalties in accordance with the terms of the agreement and any bonuses earned by him prior to the termination or resignation. In the event of a termination following a change of control, all of the shares issuable to Dr. Strauch under the consulting agreement will automatically vest, and Dr. Strauch will continue to receive royalties in accordance with the terms of the agreement and bonuses for the remainder of the then-current term if we terminate Dr. Strauch, or bonuses earned prior to such termination if Dr. Strauch resigns.

         During the term of the consulting agreement and for a two-year period thereafter, Dr. Strauch will be subject to (i) restrictions on competition with us and (ii) restrictions on the solicitation of our customers and employees. During the term and for a five-year period thereafter, Dr. Strauch shall be subject to nondisclosure and confidentiality restrictions relating to our confidential information and trade secrets.

2004 AMENDED AND RESTATED STOCK OPTION PLAN

         In February 2005, our board of directors and shareholders adopted the 2004 Amended and Restated Stock Option Plan, which was amended and restated in February 2005. The purpose of the 2004 Amended and Restated Stock Option Plan is to advance our interests by encouraging and enabling the acquisition of a personal financial interest in us for those employees and directors whose judgment and efforts we are largely dependent on for the successful conduct of our operations, and by those consultants, agents, independent contractors, advisors, professionals and other third parties whose contributions to our welfare may be recompensed in a manner that provides an ownership interest in us. An additional purpose of this Plan is to provide a means by which our employees and directors can acquire and maintain ownership in us, thereby strengthening their commitment to our success and their desire to remain in our employ.

         In furtherance of that purpose, the 2004 Amended and Restated Stock Option Plan authorizes the grant to our directors, executives and other key employees and consultants of incentive and/or non-qualified stock options.


         The maximum number of shares of our common stock with respect to which options may be granted pursuant to the 2004 Amended and Restated Stock Option Plan is initially 1,500,000, 766,200 shares of which have been granted at exercise prices ranging from $.10 to $4.15 per share. No participant may be granted options that exceed the number of shares issuable under the plan during any fiscal year.


         Shares issuable under the 2004 Amended and Restated Stock Option Plan may be either treasury shares or authorized but unissued shares. The number of shares available for issuance will be subject to adjustment to prevent dilution in the event of stock splits, stock dividends or other changes in our capitalization. If an option is forfeited or expires without having been exercised, the shares subject to such option will again be available for issuance under the Plan.


         The 2004 Amended and Restated Stock Option Plan will be administered by a committee consisting of not less than two (2) members of the Board of Directors who are directors who are not also employees of Ivivi, or in the absence of such committee, the entire Board. The Board has not yet designated a committee (the "Committee") as administrator of the 2004 Amended and Restated Stock Option Plan. Except for certain options granted to non-employee directors (see "Director Options" below), the Committee when designated will determine the persons to whom options will be granted, the type of option and the number of shares to be covered by the option.


TYPES OF OPTIONS


         Stock Options. Options granted under the 2004 Amended and Restated Stock Option Plan may be "incentive stock options" ("Incentive Options") or stock options which are not incentive stock options ("Non-Incentive Options" and, collectively with Incentive Options, hereinafter referred to as "Options"). Incentive Options generally provide the employee with more effective tax treatment if the requirements described in the 2004 Amended and Restated Stock Option Plan are satisfied by the holder of the option. The Committee may determine the number of shares subject to each Option and the prices at which Options may be exercised (which, in the case of Incentive Options, shall not be less than the Fair Market Value, as defined by the Plan, of our common stock on the date of grant). Whether an Option will be an Incentive Option or a Non-Incentive Option, the time or times and the extent to which Options may be exercised and all other terms and conditions of Options, will be determined by the Committee.

         Each Incentive Option shall terminate no later than ten years from the date of grant, (five years in the case of an Incentive Option granted to a person possessing more than 10% of the total combined voting power of all shares of our stock or of a parent or subsidiary of ours ("10% Stockholder")). The exercise price at which the shares may be purchased with respect to Incentive Options may not be less than the Fair Market Value of shares of our common stock at the time the Option is granted (and not less than 110% of the Fair Market Value at the time the Option is granted with respect to Incentive Options granted to a 10% Stockholder. The exercise price at which the shares may be purchased with respect to Non-Incentive Options may not be less than 85% of the Fair Market Value of shares of our common stock at the time the Option is granted.

         The exercise price of the shares to be purchased pursuant to each Option shall be paid in full in cash, by tendering other shares of our common stock owned by the optionee, or such other method as may be authorized by the Committee.


         Director Options. Each non-employee director will automatically be granted Non-Incentive Options ("Director Options") to acquire 10,000 shares of our common stock upon the consummation of this offering and when he or she first commences service on our Board and an additional 10,000 shares of our common stock on the date of our annual meeting of stockholders.


         The exercise price at which the shares may be purchased with respect to Director Options may not be less than the Fair Market Value of shares of our common stock at the time the Option is granted. Each Director Option shall terminate ten years from the date of grant.

         Corporate Transactions. Upon a Corporate Transaction (as defined), any option carrying a right to exercise that was not previously exercisable shall become fully exercisable, except in certain circumstances were the options are assumed by the successor company.

         Transfers. Options granted under the 2004 Amended and Restated Stock Option Plan may not be transferred, pledged, mortgaged, hypothecated or otherwise encumbered other than by will or under the laws of descent and distribution, except that the Committee may permit transfers of options for estate planning purposes.

         Amendments and Terminations. The Board may amend, alter, suspend, discontinue or terminate the 2004 Amended and Restated Stock Option Plan at any time, except that any such action shall be subject to shareholder approval at the annual meeting next following such Board action if such shareholder approval is required by federal or state law or regulation or the rules of any exchange or automated quotation system on which our common stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit such action for shareholder approval. In addition, no amendment, alteration, suspension, discontinuation or termination to the 2004 Amended and Restated Stock Option Plan may materially impair the rights of any participant with respect to any option without such participant's consent. Unless terminated earlier by action of the Board of Director, the 2004 Amended and Restated Stock Option Plan shall terminate on January 5, 2014.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth information regarding ownership of shares of our common stock, as of the date of this prospectus and as of the date immediately following the offering:

         o by each person known to be the owner of 5% or more of our common stock

         o        by each person who is a director or named executive officer;
                  and

         o        by all directors and executive officers as a group.

         Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock indicated. For purposes of the table below, in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person is deemed to be the beneficial owner, for purposes of any shares of common stock over which he or she has or shares, directly or indirectly, voting or investment power; or of which he or she has the right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. As used in this prospectus, "voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares. Common stock beneficially owned and percentage ownership, before the offering and after the offering, were based on 2,920,000 and ______ shares outstanding, respectively. Unless otherwise indicated, the address of each beneficial owner is c/o Ivivi Technologies, Inc., 224-S Pegasus Ave., Northvale, NJ 07647.


NAME OF BENEFICIAL OWNERS,                     NUMBER OF SHARES OWNED  PERCENTAGE             PERCENTAGE OWNED
OFFICERS AND DIRECTORS                         BEFORE OFFERING         OWNED BEFORE OFFERING  AFTER OFFERING
--------------------------                     ----------------------  ---------------------  ----------------
ADM Tronics Unlimited, Inc. (1)                       2,000,000                 68.5%
Andre' DiMino (1)(2)                                    402,000                 13.4%
David Saloff (3)..........................              317,000                 10.6%
Vincent DiMino (4).......................                 7,200                     *
Fifth Avenue Capital Partners (5).........              215,000                  7.4%

All directors and executive
officers as a group (3 persons)(1)(6)....               761,200                 23.9%


----------------
*        Less than 1%.

(1) Andre' DiMino, our Chairman and Chief Financial Officer, has the right to vote approximately 26% of the outstanding common stock of ADM Tronics Unlimited, Inc. In addition, Mr. DiMino, together with other members of the DiMino family, has the right to vote approximately 29% of the outstanding common stock of ADM Tronics Unlimited, Inc.


(2) Includes (i) 72,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of January 31, 2005, and
         (ii) 215,000 shares of common stock beneficially owned by Fifth Avenue Capital Partners, which are subject to a voting agreement under which Mr. DiMino has the right to vote such shares. Mr. DiMino disclaims beneficial ownership of the shares beneficially owned by Fifth Avenue Capital Partners. Excludes (i) 128,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus and (ii) 590,000 shares of common stock beneficially owned by our other shareholders, including David Saloff, which are subject to a voting agreement under which Mr. DiMino has the right to vote such shares. The voting agreement, with respect to 590,000 of such shares of our common stock, shall terminate upon consummation of this offering. Following this offering, Mr. DiMino shall have the right to continue to vote the 215,000 shares of common stock beneficially owned by Fifth Avenue Capital Partners.

(3) Includes (i) 72,000 shares of common stock issuable upon exercise of options that are exercisable within 60 days of January 31, 2005 and
         (ii) 245,000 shares of common stock beneficially owned by Mr. Saloff, which are subject to a voting agreement under which Mr. DiMino has the right to vote such shares. The voting agreement shall terminate upon consummation of this offering. Of the shares beneficially owned by Mr. Saloff, 145,600 shares are subject to forfeiture and vest in four equal yearly installments on January 5 of each year through January 5, 2009. Excludes 128,000 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(4) Represents 7,200 shares of common stock issuable upon exercise of options that are exercisable within 60 days of January 31, 2005. Excludes 12,800 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

(5) The address for Fifth Avenue Capital Partners is 42 Barrett Road, Lawrence, New York 11559. The shares are subject to a voting agreement under which Mr. DiMino has the right to vote such shares.

(6) Includes 115,200 shares of common stock issuable upon exercise of options that are exercisable within 60 days of January 31, 2005. Excludes 204,800 shares of common stock issuable upon exercise of options that are not exercisable within 60 days of the date of this prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We have entered into a management service agreement and a manufacturing agreement with ADM Tronics, our largest shareholder, each of which is described below. In addition, some of our officers and directors are also officers and directors of ADM Tronics. These relationships may cause conflicts of interests to arise between us and ADM Tronics.

REPAYMENT OF AMOUNTS TO ADM TRONICS


         We intend to use approximately $____ million of the net proceeds of this offering to repay amounts payable to ADM Tronics, our largest shareholder, that were incurred in connection with the funding of operations under the terms of our management services agreement with ADM Tronics, as well as in connection with the manufacturing of our SofPulse device under the terms of our manufacturing agreement with ADM Tronics since 1998. As of March 31, 2005, we owed approximately $2.5 million to ADM Tronics. No interest is payable on this amount. Mr. DiMino, our Chairman and Chief Financial Officer, together with members of his family, own approximately 29% of the outstanding common stock of ADM Tronics.


REPAYMENT OF AMOUNTS TO THE ESTATE OF DR. ALFONSO DIMINO


         In March 2005, we repaid the outstanding principal and interest in the amount of approximately $170,000 owed to the Estate of Dr. Alfonso DiMino, Andre' DiMino's father, pursuant to a note. The proceeds of this note were used for our working capital.


MANAGEMENT SERVICES AGREEMENT

         In order to keep our operating expenses manageable, we entered into a management services agreement, dated as of August 15, 2001, with ADM Tronics under which ADM Tronics provides us and its other subsidiaries, Sonotron Medical Systems, Inc. and Pegasus Laboratories, Inc., with management services and allocates portions of its real property facilities for use by us and the other subsidiaries for the conduct of our respective businesses.


         The management services provided by ADM Tronics under the management services agreement include managerial and administrative services, marketing and sales services, clerical and communication services, the maintenance of a checking account and the writing of checks, the maintenance of accounting records and other services in the ordinary course of business. We pay ADM Tronics for such services on a monthly basis pursuant to an allocation determined by ADM Tronics and us based on a portion of its applicable costs plus any invoices it receives from third parties specific to us. As we intend to add 15 full and/or part-time employees to our marketing and sales staff and 6 full and/or part-time employees to our administrative staff during the six-month period immediately following the consummation of this offering, we expect our reliance on the use of the management services of ADM Tronics to be reduced significantly following this offering.


         We also use office, manufacturing and storage space in a building located in Northvale, NJ, currently leased by ADM Tronics, pursuant to the terms of the management services agreement. ADM Tronics determines the portion of space allocated to us and each other subsidiary on a monthly basis, and we and the other subsidiaries are required to reimburse ADM Tronics for our respective portions of the lease costs, real property taxes and related costs. See "Business - Properties."

         We accured an aggregate of approximately $163,000, $199,000 and $193,000 for management services and the use of real property provided to us by ADM Tronics pursuant to the management services agreement during the nine months ended December 31, 2004, the fiscal year ended March 31, 2004 and the fiscal year ended March 31, 2003, respectively.


MANUFACTURING AGREEMENT


         We, ADM Tronics and one other subsidiary of ADM Tronics, Sonotron Medical Systems, Inc., are parties to a manufacturing agreement, dated as of August 15, 2001, and as amended in February, 2005. Under the terms of the agreement, ADM Tronics has agreed to serve as the exclusive manufacturer of all current and future medical and non-medical electronic and other devices or products to be sold or rented by us. For each product that ADM Tronics manufactures for us, we pay ADM Tronics an amount equal to 120% of the sum of
(i) the actual, invoiced cost for raw materials, parts, components or other physical items that are used in the manufacture of the product and actually purchased for us by ADM Tronics, if any, plus (ii) a labor charge based on ADM Tronic's standard hourly manufacturing labor rate, which we believe is more favorable than could be attained from unaffiliated third-parties. We generally purchase and provide ADM Tronics with all of the raw materials, parts and components necessary to manufacture our products. Under the terms of the agreement, if ADM Tronics is unable to perform its obligations under our manufacturing agreement or is otherwise in breach of any provision of our manufacturing agreement, we have the right, without penalty, to engage third parties to manufacture some or all of our products. In addition, if we elect to utilize a third-party manufacturer to supplement the manufacturing being completed by ADM Tronics, we have the right to require ADM Tronics to accept delivery of our products from these third-party manufacturers, finalize the manufacture of the products to the extent necessary and ensure that the design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process have been met. Although we believe that there are a number of third-party manufacturers available to us, we cannot assure you that we would be able to secure another manufacturer on terms favorable to us or at all or how long it will take us to secure such manufacturing.

         We have accrued amounts owed to ADM Tronics of approximately $61,800, $46,000 and $28,000 for ADM Tronics' manufacture of our products pursuant to the manufacturing agreement during the nine months ended December 31, 2004, the fiscal year ended March 31, 2004 and the fiscal year ended March 31, 2003, respectively. See "Business - Manufacturers and Suppliers."


STOCK ISSUANCES AND VOTING AGREEMENT


         In January 2004, we issued an aggregate of 115,000 and 245,000 shares of our common stock to Andre' DiMino, our Chairman and Chief Financial Officer, and David Saloff, our President and Chief Executive Officer, respectively. Of the shares of our common stock issued to Mr. Saloff, 145,600 of the shares are subject to forfeiture and vest in four equal yearly installments on January 5 of each year beginning on January 5, 2005. In addition, all of the shares issued to Mr. Saloff are subject to a voting agreement among Mr. Saloff, Mr. DiMino and certain of our other shareholders. Under the voting agreement, in addition to the shares of common stock beneficially owned by Mr. DiMino, Mr. DiMino has the right to vote the shares of common stock held by such shareholders, representing an aggregate of 805,000 additional shares of our common stock. The voting agreement, with respect to 590,000 of such 805,000 shares of our common stock, will expire upon consummation of this offering. Following this offering, Mr. DiMino shall continue to have the right to vote an additional 215,000 shares of our common stock.

         We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. At the time of the above referenced transactions, we did not have sufficient disinterested directors to approve or ratify such transactions. However, upon the appointment of our independent directors, which will be prior to this offering, all such transactions will be reviewed by our audit committee or another independent committee of our Board of Directors and ratified by them. All future transactions between us and our officers, directors and principal shareholders and their affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by our audit committee or another independent committee of our Board of Directors.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

         The following description of our securities is a summary and is subject in all respect to our Certificate of Incorporation, as amended, our bylaws and New Jersey law.


         Our authorized capital consists of 10,000,000 shares of common stock, no par value. We intend to amend our Certificate of Incorporation in connection with the offering to increase our authorized capital to consist of 70,000,000 shares of common stock, no par value and 5,000,000 shares of preferred stock, no par value, and to add the provisions described under "--Anti-Takeover Effects of Provisions of the New Jersey Business Corporation Act and Our Charter Documents." The amended and restated certificate of incorporation will become effective prior to the date of this prospectus.


COMMON STOCK

         As of the date of this prospectus, there were 2,920,000 shares of common stock issued and outstanding. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, and there is no cumulative voting for the election of our Board of Directors. Holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of funds legally available therefore. Upon our liquidation, dissolution, or winding up, the holders of our common stock will be entitled to share ratably in our assets of which are legally available for distribution, after payment of all debts and other liabilities. Holders of our common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

         Upon amending our Certificate of Incorporation, we will be authorized to issue up to 5,000,000 shares of preferred stock, none of which will be outstanding, with the Board of Directors having the right to determine the designations, rights, preferences and powers of each series of preferred stock. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred stock with voting, dividend, conversion, redemption, liquidation or other rights which may be superior to the rights of the holders of common stock and could adversely affect the voting power and other equity interests of the holders of common stock.

PRIVATE PLACEMENTS


         In December 2004 and February 2005, we completed a joint private placement with ADM Tronics, our largest shareholder, which will hold approximately __% of the outstanding shares of our common stock upon consummation of this offering, assuming no exercise of the over-allotment option, consisting of $6,087,500 aggregate principal amount of unsecured convertible notes bearing interest at an annual rate of 6%. The notes are due at various times from July through February 2010, unless converted earlier, and will convert automatically upon the consummation of this offering into 733,434 shares of our common stock, subject to adjustment, plus up to an additional 5,361 shares of our common stock for the payment of interest on the notes through April 30, 2005 and 3,968 shares for each month thereafter until the date of this prospectus, assuming each holder elects to have their interest paid in shares of our common stock. Interest on the notes is payable monthly in cash or shares of our common stock, at the direction of the holder. In addition, commencing March 1, 2005, with respect to the investors holding the notes issued in the private placement that was completed in December 2004, and June 30, 2005, with respect to the investors holding the notes issued in the private placement that was completed in February 2005, the investors will have the additional right to receive interest payments in shares of ADM Tronics common stock in lieu of cash or shares of our common stock. In connection with the issuance of the notes, we also issued to the investors warrants to purchase an aggregate of 733,434 shares of our common stock at $5.70 per share, as well as warrants to purchase an aggregate of 20,991,379 shares of the common stock of ADM Tronics at $.41 per share which warrants to purchase shares of ADM Tronic's common stock automatically expire upon the consummation of this offering. Under the terms of the notes sold in the private placement that was completed in December 2004 and February 2005, the number of shares of our common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2005, an additional 17,530 shares of common stock underlying the notes and 17,530 shares underlying the warrants will be issuable by us.

         Holders of the private placement notes and private placement warrants entered into lock-up agreements under which they have agreed, upon request of the representative of the underwriters, to not sell or otherwise dispose of their shares of common stock underlying their notes and warrants for a period of between 60 and180 days following the date of this prospectus depending on the trading volume and market price of our common stock following this offering without the consent of the representative of the underwriters, subject to an earlier release based on certain conditions.

WARRANTS

         We currently have outstanding 846,934 Common Stock Purchase Warrants (the "Warrants"), which were issued in connection with our private placements. Each Warrant entitles the holder to purchase one share of our common stock at an exercise price of $5.70 per share for a period of five (5) years commencing on the first anniversary of their issuance. Under the terms of the Warrants that were issued in December 2004 and February 2005, the number of shares issuable upon exercise of the Warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2005, an additional 17,530 shares of common stock underlying the warrants will be issuable by us.


         Each Warrant may be exercised by surrendering the Warrant certificate, with the form of election to purchase on the reverse side of the Warrant certificate properly completed and executed, together with payment of the exercise price, or $5.70 per share, to us. At the time of surrender of the Warrant, the holder must also surrender the related ADM Tronics Warrant, however, upon consummation of this offering the ADM Tronics Warrants shall be deemed cancelled by its terms and expire worthless. The Warrants may be exercised in whole or in part from time to time during the exercise period. The Warrants do not contain cashless exercise features. Notwithstanding the foregoing, the Warrants may only be exercised in the event that our common stock is listed on an approved market, which specifically does not include the Pink Sheets, and the shares of our common stock underlying the Warrants have been registered for resale with the SEC.

         We have the option to call for the redemption of up to 50% of the then outstanding Warrants by delivering a "Redemption Notice" to the holders thereof, on a pro rata basis, so long as: (i) the market price of our common stock is at or above $20.84 per share for twenty (20) consecutive trading days ending on the day prior to the date on which we give notice that we are requiring exercise of the Warrants, (ii) the average daily trading volume of the our common stock during such twenty (20) day period is at least 30,000 shares per day; and (iii) the shares of our common stock issuable upon exercise of the Warrants are registered with the SEC for resale to the public, or an exemption to the registration requirements is available to the holders of the Warrants under Rule
144. In addition, we have the option to require the conversion of up to 100% of the then outstanding Warrants, so long as: (i) the market price of the our common stock is at or above $31.26 per share for twenty (20) consecutive trading days ending on the day prior to the date on which we give notice that we are requiring exercise of the Warrants, (ii) the average daily trading volume of the our common stock during such twenty (20) day period is at least 30,000 shares per day, and (iii) the shares of our common stock issuable upon exercise of the Warrants are registered with the SEC for resale to the public, or an exemption to the registration requirements is available to the holders of the Warrants under Rule 144. The redemption price to be paid by us shall be equal to $1.00 per Warrant.

         Holders of the Warrants are protected against dilution of the equity interest represented by the underlying shares of our common stock upon the occurrence of certain events, including, but not limited to, issuance of stock dividends or stock splits. If we merge, reorganize or are acquired in such a way as to terminate the Warrants, the Warrants may be exercised immediately prior to such action. In the event of our liquidation, dissolution or winding up, holders of the Warrants are not entitled to participate in our assets. In addition, the Warrants contain certain weighted average anti-dilution protections in the event that in a capital raising transaction we issue shares of common stock or securities convertible into common stock at less than $10.42 per share.

         For the life of the Warrants, the holders thereof are given the opportunity to profit from a rise in the market price of our common stock. The exercise of the Warrants will result in the dilution of the then book value of our common stock held by our other shareholders and would result in a dilution of their percentage ownership in us.


         We also have outstanding warrants to purchase an aggregate of 135,000 shares of our common stock at an exercise price of $9.13 per share that we issued to consultants in exchange for consulting services in August 2004 and February 2005. These warrants have generally the same terms and conditions of the Warrants issued in connection with our private placements in December 2004 and February 2005.


UNDERWRITERS' WARRANTS

         We have agreed to issue warrants to the underwriter to purchase from us up to _____ shares of our common stock. These warrants are exercisable at a price per share equal to 120% of the public offering price per share in this offering and will allow for cashless exercise. The warrants will provide for registration rights, will contain provisions for one demand registration of the sale of the underlying shares of common stock at our expense, an additional demand registration at the warrantholders' expense, and "piggyback" registration rights for a period of five years after the closing of this initial public offering at our expense. The warrants will also provide for customary anti-dilution provisions for stock dividends and splits and recapitalizations and weighted average anti-dilution provisions.

REGISTRATION RIGHTS


         In connection with the sale of the Notes and Warrants in a private offering, we agreed to file a registration statement for the following securities for resale: (i) all of the shares of our common stock issuable upon the conversion of the Notes and the exercise of the Warrants, and (ii) all of the shares of our common stock underlying the warrants issued to the placement agent. We also agreed to file a registration statement for all of the shares of common stock underlying all the warrants we issued to consultants. This prospectus forms a part of such registration statements.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE NEW JERSEY BUSINESS CORPORATION ACT AND OUR CHARTER DOCUMENTS.

         Several provisions of the New Jersey Business Corporation Act and our amended and restated certificate of incorporation and bylaws may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent
(1) the merger or acquisition of our company by means of a tender offer, a proxy contest or otherwise, that a shareholder may consider in its best interest and
(2) the removal of incumbent officers and directors.

         BLANK CHECK PREFERRED STOCK

         Under the terms of our amended and restated certificate or incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 5,000,000 shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of our company or the removal of our management.

         CLASSIFIED BOARD OF DIRECTORS

         Our amended and restated certificate of incorporation provides for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third-party from making a tender offer for our shares or attempting to obtain control of our company. It could also delay shareholders who do not agree with the policies of the board of directors from removing a majority of the board of directors for two years.

         BUSINESS COMBINATIONS

         As a New Jersey corporation, we are subject to the New Jersey Shareholders Protection Act, which contains specific provisions regarding "business combinations" between corporations organized under the laws of the State of New Jersey and "interested shareholder." These provisions prohibit certain New Jersey corporations from engaging in business combinations (including mergers, consolidations, significant asset dispositions and certain stock issuances) with any interested shareholder (defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power) for five years after such person becomes an interested shareholder, unless the business combination is approved by the board of directors prior to the date on which the shareholder became an interested shareholder. In addition, the New Jersey Shareholders Protection Act prohibits any business combination at any time with an interested shareholder other than a transaction that (i) is approved by the board of directors prior to the date the interested shareholder became an interested shareholder, or (ii) is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (iii) satisfies certain "fair price" and related criteria.

         ELECTION AND REMOVAL OF DIRECTORS

         Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our amended and restated certificate of incorporation also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote for such directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

         LIMITED ACTIONS BY SHAREHOLDERS

         Our amended and restated certificate of incorporation and our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our amended and restated certificate of incorporation provides that, subject to certain exceptions, only our board of directors, the chairman of our board of directors, our president, vice president or secretary may call special meetings of our shareholders. Our by-laws also contain advance notice requirements for proposing matters that can be acted on by the shareholders at a shareholder meeting. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.


TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Computer Investor Services, LLC. Its address is Two North LaSalle Street, Chicago, Illinois 60602 and its telephone number is 312-588-4993.

                         SHARES ELIGIBLE FOR FUTURE SALE

         We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding warrants, in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities.


         All of the shares sold in this offering will be freely tradable, except that any shares acquired by our affiliates, as that term in is defined in Rule 144 under the Securities Act of 1933, as amended, may only be sold in compliance with the limitations described below. In addition, ________ shares of restricted stock held by investors in the private placement, representing all of the shares underlying the private placement notes which automatically convert into common stock on the date of this prospectus and _______ shares of common stock underlying the warrants and registered pursuant to the registration statement of which this prospectus forms a part, will be freely tradeable subject to the lock-up agreements described below.

         Based on _______ shares outstanding as of __________, 2005, __________
shares of our common stock outstanding will be deemed restricted securities as defined under Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 144(k) promulgated under the Securities Act, which rules are summarized below. All of the shares that are held by our officers and directors will be eligible for sale under Rule 144 following the expiration date of the twelve month restriction on sale under the lock-up agreements described below.


RULE 144.

         In general, under Rule 144 as currently in effect, a person, or group of persons whose shares are required to be aggregated, who has beneficially owned shares that are restricted securities as defined in Rule 144 for at least one year is entitled to sell, within any three- month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed:

         1% of the then outstanding shares of our common stock, which will be approximately ______ shares after consummation of this offering, including ___ shares of our common stock issuable upon automatic conversion of the notes issued in our private placements.

         In addition, a person who is not deemed to have been an affiliate at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell these shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, a person's holding period for the purpose of effecting a sale under Rule 144 would commence on the date of transfer from the affiliate.

LOCK-UP AGREEMENTS.


         Our directors, executive officers and certain of our shareholders representing approximately 2,920,000 shares of our common stock have agreed that, for a period of twelve months after the date of this prospectus, they will not offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without the prior written consent of a representative of the underwriters, including the issuance of shares of our common stock upon the exercise of currently outstanding options and options which may be issued pursuant to our 2004 Amended and Restated Stock Option Plan. In addition, ________ shares of restricted stock held by investors in the private placement, representing all of the shares underlying the private placement notes which automatically convert into common stock on the date of this prospectus and _______ shares of common stock underlying the warrants and registered pursuant to the registration statement of which this prospectus forms a part, will be subject to a lock-up agreement under which the sale of such shares will be restricted for a period of between 60 and 180 days after the date of this prospectus depending on the trading volume and market price of our common stock following this offering. The representative of the underwriters may waive the terms of these lock-ups.

                                  UNDERWRITING


         Maxim Group LLC is lead managing underwriter of the offering and is acting as representative of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, each underwriter named below has agreed to purchase from us, on a firm commitment basis, the respective number of shares of common stock shown opposite its name below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus:

                  Underwriter                       Number of Shares

                  Maxim Group LLC


                                                    --------------------


                           Total
                                                    ====================


         The underwriting agreement provides that the underwriters are committed to purchase all of the shares of common stock offered by this prospectus if they purchase any of the shares. This commitment does not apply to the shares of common stock subject to an over-allotment option granted by us to the underwriters to purchase additional shares of common stock in this offering. The underwriting agreement also provides that the obligations of the underwriters to pay for and accept delivery of the shares of common stock are subject to the passing upon of certain legal matters by counsel and certain other conditions.

         Pursuant to the underwriting agreement, we have granted to the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to an additional ______ shares of common stock from us on the same terms and at the same per share price as the other shares of common stock being purchased by the underwriters from us. The underwriters may exercise the option solely to cover over-allotments, if any, in the sale of shares of common stock that the underwriters have agreed to purchase from us. If the over-allotment option is exercised in full, the total public offering price, underwriting discounts and commissions and proceeds to us before expenses will be $ , $ and $ , respectively.

         The following table shows the per share and total underwriting discounts and commissions to be paid by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option.

                           WITHOUT OPTION            WITH OPTION

         Per Share         $                         $

         Total

         We have agreed to sell the shares of common stock to the underwriters at the initial public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriting agreement also provides that the representative of the underwriters will be paid a non-accountable expense allowance equal to 3% of the gross proceeds from the sale of the shares of common stock offered by this prospectus ($75,000 of which has been previously advanced to Maxim), exclusive of any common stock purchased on exercise of the over-allotment option.

         We estimate that the total expenses of the offering payable by us, not including underwriting discounts, commissions, the non-accountable expense allowance and not taking into consideration the underwriters' over-allotment option, will be approximately $______. These expenses include, but are not limited to, SEC registration fees, NASD filing fees, proposed Nasdaq SmallCap Market listing fees, accounting fees and expenses, legal fees and expenses, printing and engraving expenses, transfer agent fees and blue sky fees and expenses.

         The underwriters will initially offer the shares of common stock to be sold in this offering directly to the public at the initial public offering price set forth on the cover of this prospectus and to selected dealers at the initial public offering price less a selling concession not in excess of $ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $ per share on sales to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.

         We will sell to the representative on the completion of the offering, for a total purchase price of $100.00, representative's warrants entitling the representative or its assigns to purchase up to 9.0% of the number of shares of common stock offered by us pursuant to this prospectus, exclusive of any common stock purchased by us on exercise of the over-allotment option. These warrants are exercisable commencing six-months from the date of this prospectus and will expire five (5) years from the date of this prospectus at a price per share equal to 120% of the public offering price per share in this offering and will allow for cashless exercise. The warrants will provide for registration rights, including a one time demand registration right and unlimited piggyback registration rights. The common stock issuable upon exercise of the representative's warrants is subject to adjustment in certain events to prevent dilution.

         We will set aside and at all times have available a sufficient number of shares of common stock to be issued upon exercise of the representative's warrants. The representative's warrants will be restricted from sale, transfer, assignment or hypothecation for a period of six months after the date of this prospectus, except to officers of the representative, co-underwriters, selling group members and their officers or partners. Thereafter, the representative's warrants will be transferable provided such transfer is in accordance with the provisions of the Securities Act.

         We have agreed, for a period of at least three years following the consummation of this offering, to engage a designee of Maxim as an observer to our board of directors, where the observer shall attend meetings of our board of directors and receive all notices and other correspondence and communications sent by us to members of our board of directors. In addition, the observer shall be entitled to reimbursement for all costs incurred by it in attending any meetings of our board of directors. In lieu of Maxim's right to designate an observer, Maxim shall have the right during the three-year period following the consummation of this offering, in its sole discretion, to designate one person for election as a director to our board of directors, and we have agreed to use our best efforts to obtain the election of the person so designated by Maxim, which person shall be entitled to receive compensation equal to the compensation of other non-employee directors, excluding for the purposes of determining the amount of such compensation, the Chairperson of any committee of our board of directors and any such other person whose compensation exceeds the average compensation of the remaining eligible board members by 10%. In addition, such director shall also be entitled to receive the same expense reimbursements and other benefits as any other non-employee director.

         Maxim further agrees that any such person that it designates for election as a director hereunder, will be "independent" as that term is defined by either the Nasdaq Stock Market, Inc., if our securities are listed for trading on either the Nasdaq National Market System or the Nasdaq SmallCap Market (Nasdaq) at the time of such designation, or the American Stock Exchange Rules, if our securities are listed for trading on the American Stock Exchange at the time of such designation. In the event that our securities are neither listed on the Nasdaq or American Stock Exchange at the time of Maxim's designation, any such director will meet the independence requirements of the Sarbanes-Oxley Act of 2002.

         Prior to this offering, there was no public market for the common stock. The initial public offering price of our common stock was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the common stock included:

         o the information in this prospectus and otherwise available to the underwriters;

         o the history and the prospects for the industry in which we will compete;

         o        the ability of our management;

         o        the prospects for our future earnings;

         o the present state of our development and our current financial condition;

         o the general condition of the economy and the securities markets at the time of this offering; and

         o the recent market prices of, and the demand for, publicly traded securities of generally comparable companies.

         We cannot be sure that the initial public offering price will correspond to the price at which the common stock will trade in the public market following this offering or that an active trading market for the common stock will develop and continue after this offering.


         Our directors, executive officers and certain of our shareholders representing approximately _______ shares of our common stock have agreed that, for a period of twelve months after the date of this prospectus, they will not offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities without Maxim's prior written consent, including the issuance of shares of our common stock upon the exercise of currently outstanding options and options which may be issued pursuant to our 2004 Amended and Restated Stock Option Plan. In addition, ________ shares of restricted stock held by investors in the private placement, representing all of the shares underlying the private placement notes which automatically convert into common stock on the date of this prospectus and _______ shares of common stock underlying the warrants and registered pursuant to the registration statement of which this prospectus forms a part, will be subject to a lock-up agreement under which the sale of such shares will be restricted for a period of between 60 and 180 days after the date of this prospectus depending on the trading volume and market price of our common stock following this offering. Maxim may also waive the terms of these lock-ups.


         Maxim has no present intention to waive or shorten the lock-up period. Maxim's determination to release all or any portion of the shares from the lock-up agreements will depend on several factors including, but not limited to, the market price and demand for our common stock and the general condition of the securities markets. However, the representative's decision is arbitrary and may not be based on any specific parameters.

         In addition, the underwriting agreement provides that we will not, for a period of twelve (12) months following the date of this prospectus, offer, sell or distribute any of our securities, other than pursuant to our 2005 Employee Stock Option Plan or pursuant to the terms of any securities exercisable or convertible into shares of our capital stock that are outstanding as of the date of this prospectus, without the prior written consent of Maxim. The underwriting agreement further provides that we will not, for a period of twenty-four (24) months following the date of this prospectus, offer, sell or distribute any convertible securities convertible at a price that may, at the time of conversion, be less than the fair market value of our common stock on the date of the original sale, without the prior written consent of Maxim. For purposes hereof, the term "fair market value" shall mean the greater of: (i) the average of the volume weighted average price of our common stock for each of the thirty (30) trading days prior to the date of the original sale; and (ii) the last sale price of our common stock, during normal operating hours, as reported on the Nasdaq SmallCap Market, or any other exchange or electronic quotation system on which our common stock is then listed.

         In connection with this offering, the underwriters may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

         The underwriters have informed us that they do not expect to confirm sales of shares of common stock offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

         Maxim acted as our placement agent in connection with our private placements completed in December 2004 and February 2005, and received an aggregate of $647,625 in commissions, fees and other expense reimbursements and received warrants for the purchase of 56,747 shares of our common stock at an exercise price of $8.30 per share and 56,747 shares our common stock at an exercise price of $5.70 per share. On July 2, 2004, in connection with the private placement, we entered into a one-year consulting agreement with Maxim pursuant to which Maxim received $60,000 for consulting services to be rendered to us during such one-year period, and we granted Maxim the exclusive right to act as the placement agent or underwriter in connection with any private or public offering of our debt or equity securities for a period of 18 months following the closing of the private placement.

         In connection with this offering, our underwriters may engage in stabilizing transactions, over-allotment transactions, covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

         o Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

         o Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that it may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

         o Covering transactions involve the purchase of common stock in the open market after the distribution has been completed in order to cover short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

         o Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the common stock originally sold by the selected dealer is purchased in a stabilizing covering transaction to cover short positions.

         These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.


         Although certain principals of Maxim Group LLC have extensive experience in the securities industry, Maxim Group LLC itself was formed in October 2002 and has acted as lead managing underwriter in only two firm commitment public offerings, co-manager in two firm commitment public offerings and as a member of the underwriting syndicate in forty underwritten public offerings. Since Maxim Group LLC has limited experience in underwriting firm commitment public offerings, their lack of experience may adversely affect the public offering price of our common stock and the subsequent development, if any, of a trading market for our common stock. Maxim Group LLC is a member of the National Association of Securities Dealers, Inc. and the Securities Investor Protection Corporation.


         The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the Securities and Exchange Commission, indemnification liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

                                  LEGAL MATTERS

         The legality of the securities offered in this prospectus has been passed upon for us by Lowenstein Sandler PC, Roseland, NJ. Lowenstein Sandler PC has previously represented the underwriter and may do so again in the future. Ellenoff Grossman & Schole LLP, New York, NY, has served as counsel to the underwriters in connection with this offering.


                                     EXPERTS

         The financial statements as of March 31, 2004 and 2003 and for the years then ended, included in this prospectus have been audited by Weinick Sanders Leventhal & Co., LLP, independent auditors, as stated in their report appearing in this prospectus and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         In April 2005, we appointed J.H. Cohn LLP as our certifying accountants to replace Weinick Sanders Leventhal & Co., LLP. This action was subsequently approved by our board of directors. During our fiscal years ended March 31, 2005, 2004 and 2003 and the subsequent interim period through April 2005, we had no disagreements with Weinick Sanders Leventhal & Co., LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Weinick Sanders Leventhal & Co., LLP, would have caused it to make reference to the subject matter of the disagreements in its report. Neither of Weinick Sanders Leventhal & Co., LLP's reports on our financial statements for the fiscal years ended March 31, 2004 and 2003 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. A letter addressed to the Securities and Exchange Commission from Weinick Sanders Leventhal & Co., LLP stating that it agrees with the above statement is attached as an exhibit to the registration statement to which this prospectus relates.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are not a reporting company under the Securities Exchange Act of 1934. We have filed with the SEC a registration statement on Form SB-2 and related exhibits under the Securities Act, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement and related exhibits. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the SEC at prescribed rates. You may obtain information on the operations of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains reports, proxy and information statements and other information regarding registrants, including us, that file electronically with the SEC. The address for this web site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS


Financial Statements as of December, 2004 and 2003
Balance Sheet as of December 31, 2004 and December 31, 2003                  F-2
Statements of Operations For the Nine Months Ended December 31, 2004
 and 2003                                                                    F-3
Statements of Changes in Stockholders' Deficiency For the Nine Months
 Ended December 31, 2004 and 2003                                            F-4
Statements of Cash Flows For the Nine Months Ended December 31, 2004
 and 2003                                                                    F-5
 Notes to Financial Statements                                               F-6

Financial Statements as of March 31, 2004 and 2003
 Independent Auditors' Report                                                F-9
Balance Sheet as of March 31, 2004 and 2003                                 F-10
Statements of Operations For the Years Ended March 31, 2004 and 2003        F-11
Statements of Changes in Stockholders' Deficiency For the Years Ended
 March 31, 2004 and 2003                                                    F-12
Statements of Cash Flows For the Years Ended March 31, 2004 and 2003        F-13
 Notes to Financial Statements                                              F-14

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                                  BALANCE SHEET
                     DECEMBER 31, 2004 AND DECEMBER 31, 2003

                                   (UNAUDITED)

                                                                            December31,      December31,
                                                                                2004             2003
                                                                           -------------    -------------
ASSETS
Current assets:
 Cash and cash equivalents                                                 $   1,506,846    $          --
 Accounts receivable                                                              30,573           13,716
 Equipment held for sale                                                         357,605          341,298
 Other current assets                                                            277,387               --
                                                                           -------------    -------------
    Total current assets                                                   $   2,172,411    $     355,014
Property and equipment                                                            27,894            7,216
Equipment in use and under rental agreements                                      83,059          208,132
 Other assets (including deferred loan fees
    of $444,998 at December 31, 2004)                                            491,357               --
                                                                           -------------    -------------
    Total assets                                                           $   2,774,721    $     570,362
                                                                           =============    =============

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current liabilities:
 Note payable - related party                                              $     135,000    $           -
 Accounts payable - trade                                                         38,092           50,558
 Due to affiliated companies - current portion                                        --               --
 Accrued expenses and other current liabilities                                   46,653               --
                                                                           -------------    -------------
    Total current liabilities                                              $     219,745    $      50,558

Long-term liabilities:
 6% Unsecured Convertible Notes                                                3,456,500               --
 Note Payable - long term - related party                                             --          135,000
 Due to affiliated companies -- long-term                                      2,407,284        2,839,927
                                                                           -------------    -------------
    Total long-term liabilities                                                5,863,784        2,974,927
Commitments and contingencies                                                         --               --
Stockholders' deficiency:
 Common stock, no par value, 10,000,000
  authorized, 2,920,000 and 2,000,000 issued
  and outstanding                                                                  1,000            1,000
 Additional paid-in capital                                                      312,600               --
 Accumulated deficit                                                          (3,563,808)      (2,456,123)
 Reduction for deferred compensation reclassified from other assets              (58,600)              --
                                                                           -------------    -------------
     Stockholders' deficiency                                                 (3,308,808)      (2,455,123)
                                                                           -------------    -------------
   Total liabilities and stockholders' deficiency                          $   2,774,721    $     570,362
                                                                           =============    =============


                 See accompanying notes to financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                            STATEMENTS OF OPERATIONS


                                   (UNAUDITED)

                                                          For the Nine Months Ended
                                                       ------------------------------
                                                        December 31,     December 31,
                                                            2004             2003
                                                       -------------    -------------
Revenues:
 Rental income                                         $     225,278    $      75,552
                                                       -------------    -------------
Costs and expenses:
 Cost of revenues                                             65,026           42,177
 Depreciation                                                 97,670           94,391
 Salaries                                                    243,500               --
 Research and development                                    131,439               --
 Interest expense                                             81,520               --
 Selling, general and administrative                         651,696           21,566
 Allocated charge - Related Party                            162,511          160,281
                                                       -------------    -------------
Total costs and expenses                                   1,433,362          318,415
                                                       -------------    -------------
Net loss                                               $  (1,208,084)   $    (242,863)
                                                       =============    =============

Weighted average number of common shares outstanding       2,920,000        2,000,000
                                                       =============    =============

Net loss per share - basic and diluted                 $        (.41)   $        (.12)
                                                       =============    =============


                 See accompanying notes to financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
              FOR THE NINE MONTHS ENDED DECEMBER 31, 2004 AND 2003

                                   (UNAUDITED)

                                   No Par
                                   Value
                                   Common                                                         Deferred
                                   Stock*                                                       Compensation
                                 Issued and                                                     Reclassified
                                Outstanding                       Paid-in       Accumulated      From Other
                                   Shares          Amount         Capital         Deficit          Assets          Total
                               -------------   -------------   -------------   -------------   -------------   -------------
Balance -- April 1, 2003           2,000,000   $       1,000   $          --   $  (2,213,260)             --   $  (2,212,260)
Net loss                                  --              --              --        (242,863)             --        (242,863)
                               -------------   -------------   -------------   -------------   -------------   -------------
Balance -- December 31, 2003       2,000,000   $       1,000              --   $  (2,456,123)             --   $  (2,455,123)
                               =============   =============   =============   =============   =============   =============
Balance -- April 1, 2004           2,920,000   $       1,000   $      73,600   $  (2,355,724)  $     (69,600)  $  (2,350,724)
Value of warrants issued
 with secured convertible
 notes                                                               194,000                                         194,000
Value of warrants issued
 to consultants                                                       45,000                                          45,000
Net loss                                  --              --              --      (1,208,084)                     (1,208,084)
Amortization of deferred
 compensation for period                                                                              11,000          11,000
                               =============   =============   =============   =============   =============   =============
Balance -- December 31, 2004       2,920,000   $       1,000   $     312,600   $  (3,563,808)  $     (58,600)  $  (3,308,808)
                               =============   =============   =============   =============   =============   =============


----------
     * Authorized 10,000,000

                 See accompanying notes to financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                            STATEMENTS OF CASH FLOWS


                                   (UNAUDITED)

                                                                     December 31,     December 31,
                                                                         2004             2003
                                                                    -------------    -------------
Cash flows from operating activities:
 Net loss                                                           $  (1,208,084)   $    (242,863)
                                                                    -------------    -------------
Adjustments to reconcile net loss to net cash used in operating activities:
   Amortization of deferred compensation on shares and
    warrants issued                                                        14,000               --
   Amortization on discount on note payable                                13,000               --
   Depreciation and amortization                                          129,670           94,391
Increase (decrease) in cash flows as a result of changes in asset and liabilities account balances:

     Accounts receivable -- trade                                         (28,900)         (13,270)
     Equipment held for sale                                               21,591         (135,527)
     Other current assets                                                (277,387)              --
     Accounts payable and accrued expenses                                 47,229           40,055
                                                                    -------------    -------------
       Total adjustments                                                  (80,797)         (14,351)
                                                                    -------------    -------------
Net cash used in operating activities                                  (1,288,881)        (257,214)
                                                                    -------------    -------------

Net cash from investing activities
 Purchase of fixed assets                                                 (25,690)              --
                                                                    -------------    -------------

Net cash from financing activities:
 Issuance of 6% convertible unsecured notes                             3,637,500               --
 Deferred costs of unsecured note financing                              (476,998)              --
 Increase in due to affiliated companies                                 (339,085)         257,214
                                                                    -------------    -------------
Net cash provided by financing activities                               2,821,417          257,214
                                                                    -------------    -------------
Increase in cash                                                        1,506,846               --

Cash and cash equivalents - at beginning of period                             --               --
                                                                    -------------    -------------
Cash and cash equivalents -- at end of period                       $   1,506,846    $          --
                                                                    =============    =============


                 See accompanying notes to financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (Formerly AA Northvale Medical Associates, Inc.)

                    NOTES TO FINANCIAL STATEMENTS (UNAUDITED)
                     December 31, 2004 and December 31, 2003


Note 1 -- Summary of Significant Accounting Policies

        (a) Business Activity:


        IVIVI Technologies, Inc. ("Company") is a 68.5% owned subsidiary of ADM Tronics Unlimited, Inc. ("ADM"). The Company's principal line of business is the selling and renting of FDA cleared SofPulse medical devices. These products are sold or rented to customers located principally in the United States. The Company was formed by ADM to acquire the SofPulse medical device in 1998.

        In the opinion of management, all adjustments which include only normal recurring adjustments necessary to present fairly the financial position, results of operations and changes in financial positions for all periods are not necessarily indicative of the operating results for the full year.


        Acquisitions:


        Pursuant to an agreement on March 19, 2003, the Company assumed the liabilities net of assets of five subsidiaries (Enviro-pack Development Corporation, Precision Assembly Corporation, Immuno-Therapy Corporation, ADM Medical Ventures Group Inc. and Arthritic Relief Centers, Inc.) of ADM. The assets transferred at book value consist principally of receivables, inventory, medical equipment, and other property and equipment. Liabilities include accounts payable, accrued expenses and net intercompany advances.


        A condensed balance sheet of the five companies on the date of transfer is as follows:

                   Assets                                  $     652,579
                   Liabilities                                 1,683,964
                                                           -------------
                     Net deficiency                        $  (1,031,385)
                                                           =============


The statement of operations for the nine months ended December 31, 2004 and 2003 includes the operations of the five former subsidiaries, effective from April 1, 2003.


        (b) Cash and Cash Equivalents:


        The Company considers all highly-liquid investments with a remaining maturity of three months or less at the time of purchase and excess operating funds invested in cash management and money market accounts to be cash.


        (c) Property and Equipment:

        Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 10 years. Expenditures for major betterments and additions are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are charged to expense currently.

        (d) SofPulse Units:

        Certain medical equipment and related accessories, principally SofPulse Units held for sale, have been written down in the amount of $262,000 to reflect their market value in the year ended March 31, 2003. SofPulse Units ("Units"), are included in the balance sheet under "Equipment in use and under rental agreements," on a specific identification basis.

        Included in equipment in use and under rental agreements are SofPulse Units rented to third parties, used internally and loaned out for marketing and testing. These Units are depreciated over seven years commencing on the date placed in service.

        (e) Long-lived Assets:

        Long-lived assets, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying value over its fair value. Long-lived assets to be sold are reported at the lower of carrying amount or fair value reduced by estimated disposal costs.

        The Company has adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company's adoption of SFAS No. 144 did not have an effect on the company's results of operations, cash flows, or financial position.

        (f) Revenue Recognition:


        Revenues are recognized primarily from the rental of our SofPulse products and to a lesser extent from the sale of our SofPulse products. Rental revenues are recognized principally on either a monthly or a pay-per use basis in accordance with individual rental agreements and are recognized on a monthly basis as earned and we recognize revenue from the sale of our SofPulse products when the products are shipped. An increasing amount of our rental revenue is recognized on a fixed monthly recurring basis as product is utilized by the Company's end-user.

        (g) Deferred Loan Costs: Deferred loan costs are being amortized on a straight line basis over a five year period through the maturity date of the related 6% unsecured convertible notes.

        (h) Net Loss Per Share:

        The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents representing shares issuable upon the assumed exercise of stock options and warrants. Common stock equivalents were not included for the reporting periods, as their effect would be anti-dilutive.

        (i) Use of Estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        (j) Fair Value of Financial Instruments:

        The carrying values of cash, cash equivalents, accrued expenses and notes payable approximate their fair values due to the short maturity of these instruments.

        (k) Basis of Presentation:


        The financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America.


Note 2 - Operations

        The Company has had substantial operating losses of $1,181,084 and $242,863 for the nine months ended December 31, 2004 and 2003, respectively. The Company's continuing operating losses have been funded principally through borrowings from its parent and affiliated companies and through proceeds of a private placement. Borrowings from related parties aggregated $2,407,284 at December 31, 2004. The continuation of the Company as a going concern is dependent on the Company receiving support from the parent company, additional financing from outside sources, and a return to profitable operations
(see Note 3).

Note 3 -- Private Placement Financings

On December 1, 2004 and February 11, 2005, the Company completed private placement financings (collectively, the "Placements") to "accredited investors" only, consisting of an aggregate of $6,087,500 aggregate principal amount of unsecured convertible notes bearing interest at an annual rate of 6%. The notes are due at various times from July through February 2010, unless converted earlier, and will convert automatically upon the consummation of this offering into 733,434 shares of the Company's common stock, subject to adjustment, plus up to an additional 5,361 shares of the Company's common stock for the payment of interest on the notes through April 30, 2005 and 3,968 shares for each month thereafter until the date of this prospectus, assuming each holder elects to have their interest paid in shares of the Company's common stock. Interest on the notes is payable monthly in cash or shares of our common stock, at the direction of the holder. In addition, commencing March 1, 2005, with respect to the investors holding the notes issued in the private placement that was completed in December 2004, and June 30, 2005, with respect to the investors holding the notes issued in the private placement that was completed in February 2005, the investors will have the additional right to receive interest payments in shares of ADM Tronics common stock in lieu of cash or shares of the Company's common stock. In connection with the issuance of the notes, the Company also issued to the investors warrants to purchase an aggregate of 733,434 shares of its common stock at $5.70 per share, as well as warrants to purchase an aggregate of 20,991,379 shares of the common stock of ADM Tronics at $.41 per share which warrants to purchase shares of ADM Tronic's common stock automatically expire upon the consummation of this offering. Under the terms of the notes sold in the private placement that was completed in December 2004 and February 2005, the number of shares of the Company's common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2005, an additional 17,530 shares of common stock underlying the notes and 17,530 shares underlying the warrants will be issuable by the Company. Based upon a Black Scholes Option Valuation Model, the value attributable to the warrants issued in the private placement through December 31, 2004 was $194,000. Accordingly, the notes payable were discounted by $194,000 and such value was credited to paid in capital. The discount will be amortized over the term of the notes to their maturity date.

Note 4 -- Stock Options and Warrants

        (a) Options The Company has instituted a stock option plan for the issuance of 1,500,000 shares. As of December 31, 2004, 726,200 options were awarded 773,800 reserved for future issuance. The option holder upon receiving the grant is immediately vested in 20% of the grant and the option holder earns a continuing vesting right of the remaining balance for each of the next five years of service with the Company. The options have exercise prices ranging from $.10 to $4.15. The fair value of the stock options at the dates of the grants was estimated by management to be not material.

        (b) Warrants In August 2004, the Company issued 100,000 warrants to purchase shares of the Company's common stock to consultants with an exercise price of $9.13 per share. The fair market value of the warrants is $45,000. The warrants will be amortized over a five year vesting period with the fair market value being credited to paid in capital.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
IVIVI Technologies, Inc.
Northvale, New Jersey

        We have audited the accompanying balance sheet of IVIVI Technologies, Inc. (formerly AA Northvale Medical Associates, Inc.) as of March 31, 2004, and the related statements of operations, changes in stockholders' deficiency, and cash flows for the years ended March 31, 2004 and 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IVIVI Technologies, Inc. as of March 31, 2004, and the results of its operations and its cash flows for the years ended March 31, 2004 and 2003, in conformity with United States generally accepted accounting principles.

        As disclosed in Note 13, the financial statements as at and for the year ended March 31, 2004 have been restated.

                                        /s/ Weineck Sanders Leventhal & Co., LLP


New York, New York
July 16, 2004 (except for Note 9(c) as of July 20, 2004, Notes 2, 3, 6 and 13(a) as of December 17, 2004 and Notes 11, 12(d) and 13(b) as of May 12, 2005)

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                                  BALANCE SHEET
                                 MARCH 31, 2004
                              (RESTATED -- NOTE 13)


                                     ASSETS
CURRENT ASSETS:
Accounts receivable -- trade, less allowance for doubtful accounts of $4,000       $      1,673
  Equipment held for sale                                                               379,196
                                                                                   ------------
    Total current assets                                                           $    380,869

Property and equipment -- at cost, net of accumulated depreciation of $205,277            6,069
Equipment in use and under rental agreements -- at cost, net of accumulated
 depreciation of $697,716                                                               176,864
Deposits                                                                                  4,359
                                                                                   ------------
    Total assets                                                                   $    568,161
                                                                                   ============

                    LIABILITIES AND STOCKHOLDERS' DEFICIENCY

CURRENT LIABILITIES:
  Accounts payable -- trade                                                        $     25,191
  Due to affiliated companies -- current portion                                        428,000
  Accrued expenses and other current liabilities                                         12,325
                                                                                   ------------
    Total current liabilities                                                      $    465,516

LONG-TERM LIABILITIES:
  Note payable -- long-term - related party                                             135,000
  Due to affiliated companies -- long-term                                            2,318,369
                                                                                   ------------
    Total long-term liabilities                                                       2,453,369
Commitments and contingencies                                                                --

Stockholders' deficiency:
  Common stock, no par value, 10,000,000 shares authorized,
   2,920,000 issued and outstanding                                                       1,000
  Additional paid-in capital                                                             73,600
  Accumulated deficit
  Reduction for deferred compensation                                                (2,355,724)
   reclassified from other assets                                                       (69,600)
                                                                                   ------------
      Stockholders' deficiency                                                       (2,350,724)
                                                                                   ------------
    Total liabilities and stockholders' deficiency                                 $    568,161
                                                                                   ============


                 See accompanying notes to financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                            STATEMENTS OF OPERATIONS


                                                                    For the Years Ended
                                                                         March 31,
                                                               ----------------------------
                                                                   2004            2003
                                                               ------------    ------------
                                                               (Restated --
                                                                 Note 13)
                                                               ------------
REVENUES:
  Rental income                                                $    106,085    $     46,480
                                                               ------------    ------------

COSTS AND EXPENSES:
  Cost of revenues                                                   88,418          33,001
  Writedown of equipment held for sale                                   --         262,000
  Depreciation                                                      138,365         145,680
  Selling, general and administrative                                73,766          (3,228)
  Allocated charge (credit)-- related party                         (52,000)        111,074
                                                               ------------    ------------
    Total costs and expenses                                        248,549         548,527
                                                               ------------    ------------
Net loss                                                       $   (142,464)   $   (502,047)
                                                               ============    ============
Weighted average number of common shares outstanding              2,230,000       2,000,000
                                                               ============    ============

Net loss per share - basic and diluted                         $       (.06)   $       (.25)
                                                               ============    ============


See accompanying notes to financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                   FOR THE YEARS ENDED MARCH 31, 2004 AND 2003


                                                         No Par
                                                         Value
                                                         Common                                           Deferred
                                                         Stock*                                         Compensation
                                                       Issued and                                       Reclassified
                                                      Outstanding             Paid-in    Accumulated     From Other
                                                         Shares     Amount    Capital      Deficit         Assets          Total
                                                      -----------  --------  ---------  -------------   ------------   ------------
Balance -- April 1, 2002                                2,000,000  $  1,000  $      --  $    (679,828)            --   $   (678,828)
Assumption of liabilities in excess of assets of
 related companies merged into the Company                     --        --         --     (1,031,385)            --     (1,031,385)
Net loss                                                       --        --         --       (502,047)            --       (502,047)
                                                      -----------  --------  ---------  -------------   ------------   ------------
Balance -- March 31, 2003                               2,000,000     1,000         --     (2,213,260)            --     (2,212,260)
Issuance of common stock                                   69,000        --      5,520             --             --          5,520
Issuance of restricted common stock                       636,000        --     50,880             --             --         50,880
Issuance of restricted common stock in
 connection with raising capital                          215,000        --     17,200             --             --         17,200
Reduction for deferred compensation
 reclassified from other assets                                --        --         --             --   $    (69,600)       (69,600)
Net loss (Restated - Note 13)                                  --        --         --       (142,464)                     (142,464)
                                                      -----------  --------  ---------  -------------   ------------   ------------
Balance -- March 31, 2004 (Restated -- Note 13)         2,920,000  $  1,000  $  73,600  $  (2,355,724)  $    (69,600)  $ (2,350,724)
                                                      ===========  ========  =========  =============   ============   ============


----------
*       Authorized 10,000,000

                 See accompanying notes to financial statements.

                            IVIVI TECHNOLOGIES, INC.
                (FORMERLY AA NORTHVALE MEDICAL ASSOCIATES, INC.)
                            STATEMENTS OF CASH FLOWS


                                                                                        For the Years Ended
                                                                                             March 31,
                                                                                   ----------------------------
                                                                                       2004            2003
                                                                                   ------------    ------------
                                                                                    (Restated
                                                                                     Note 13)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                                         $   (142,464)   $   (502,047)
                                                                                   ------------    ------------
Adjustments to reconcile net loss to net cash used in operating activities:
    Amortization of deferred compensation on shares issued                                4,000              --
    Depreciation                                                                        138,365         145,680
    Write-off of investments                                                              4,566              --
    Increase (decrease) in cash flows as a result of changes in asset and liabilities account balances:
      Accounts receivable -- trade                                                        7,958           3,294
      Equipment held for sale                                                           (37,331)        294,505
      Accounts payable                                                                  (25,299)         (5,913)
                                                                                   ------------    ------------
Total adjustments                                                                        92,259         437,566
                                                                                   ------------    ------------
Net cash used in operating activities                                                   (50,205)        (64,481)
                                                                                   ------------    ------------
Net cash from financing activities:
  Increase in due to affiliated companies                                                50,205          64,481
                                                                                   ------------    ------------
Net cash provided by financing activities                                                50,205          64,481
                                                                                   ------------    ------------
Cash and cash equivalents-- at end of year                                         $         --    $         --
                                                                                   ============    ============


                 See accompanying notes to financial statements.

Note 1 -- Summary of Significant Accounting Policies

    (a) Business Activity:


        IVIVI Technologies, Inc. ("Company") is a 68.5% owned subsidiary of ADM Tronics Unlimited, Inc. ("ADM"). The Company's principal line of business is the selling and renting of FDA cleared SofPulse medical devices. These products are sold or rented to customers located principally in the United States. The Company was formed by ADM to acquire the SofPulse medical device in 1998.


    Acquisitions:


        Pursuant to an agreement on March 19, 2003, the Company assumed the liabilities net of assets of five subsidiaries (Enviro-pack Development Corporation, Precision Assembly Corporation, Immuno-Therapy Corporation, ADM Medical Ventures Group Inc. and Arthritic Relief Centers, Inc.) of ADM. The assets transferred at book value consist principally of receivables, inventory, medical equipment, and other property and equipment. Liabilities include accounts payable, accrued expenses and net intercompany advances.


        A condensed balance sheet of the five companies on the date of transfer is as follows:

                Assets                                             $    652,579
                Liabilities                                           1,683,964
                                                                   ------------
                Net deficiency                                     $ (1,031,385)
                                                                   ============

        The statement of operations for the year ended March 31, 2004 includes the operations of the five former subsidiaries, effective from April 1, 2003. On a pro forma basis, the condensed results of operations for the year ended March 31, 2003 for the Company and five other subsidiaries is as follows:

                Revenues                                           $    102,021
                Cost and expenses                                       820,541*
                                                                   ------------
                Net Loss                                           $   (718,520)
                                                                   ============

----------
*       Includes inventory writedown of equipment held for sale of $262,000.


    (b) Cash and Cash Equivalents:


        Although the Company has no cash and cash equivalents at March 31, 2004, the Company considers all highly-liquid investments with a remaining maturity of three months or less at the time of purchase and excess operating funds invested in cash management and money market accounts to be cash.


    (c) Property and Equipment:


        Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of 5 to 10 years. Expenditures for major betterments and additions are charged to the asset accounts while replacements, maintenance and repairs, which do not improve or extend the lives of the respective assets, are charged to expense currently.


    (d) SofPulse Units:


        Certain medical equipment and related accessories, principally SofPulse Units held for sale, have been written down in the amount of $262,000 to reflect their market value in the year ended March 31, 2003.

        SofPulse Units ("Units") are included in the balance sheet under "Equipment in use and under rental agreements," on a specific identification basis. Included in equipment in use and under rental agreements are SofPulse Units rented to third parties, used internally and loaned out for marketing and testing. These Units are depreciated over seven years commencing on the date placed in service.


    (e) Long-lived Assets:


        Long-lived assets, to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying value over its fair value. Long-lived assets to be sold are reported at the lower of carrying amount or fair value reduced by estimated disposal costs.

        The Company has adopted SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Company's adoption of SFAS No. 144 did not have an effect on the company's results of operations, cash flows, or financial position.

    (f) Revenue Recognition:

        Revenues are recognized primarily from the rental of SofPulse products and to a lesser extent from the sale of SofPulse products. Rental revenues are recognized principally on either a monthly or a pay-per use basis in accordance with individual rental agreements and are recognized on a monthly basis as earned. Revenue from the sale of SofPulse products is recognized when the products are shipped. An increasing amount of rental revenue is recognized on a fixed monthly recurring basis as product is utilized by the Company's end-user.

    (g) Net Loss Per Share:

        The Company applies Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128). Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding plus common stock equivalents representing shares issuable upon the assumed exercise of stock options and warrants. Common stock equivalents were not included for the reporting periods, as their effect would be anti-dilutive.

    (h) Use of Estimates:

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (i) Fair Value of Financial Instruments:

        The carrying values of cash, cash equivalents, accrued expenses and notes payable approximate their fair values due to the short maturity of these instruments.


Note 2 -- Operations


        The Company has had substantial operating losses of $142,464 and $502,047 for the years ended March 31, 2004 and 2003, respectively. The Company's continuing operating losses have been funded principally through borrowings from its parent and affiliated companies. Such borrowings aggregated $2,746,369 at March 31, 2004. The continuation of the Company as a going concern is dependent on the company receiving support from the parent company, additional financing from outside sources, and a return to profitable operations (see Note 3).


Note 3 -- Private Placement Financing


On December 1, 2004 and February 11, 2005, the Company completed private placement financings (collectively, the "Placements") to "accredited investors" only, consisting of an aggregate of $6,087,500 aggregate principal amount of unsecured convertible notes bearing interest at an annual rate of 6%. The notes are due at various times from July through February 2010, unless converted earlier, and will convert automatically upon the consummation of this offering into 733,434 shares of the Company's common stock, subject to adjustment, plus up to an additional 5,361 shares of the Company's common stock for the payment of interest on the notes through April 30, 2005 and 3,968 shares for each month thereafter until the date of this prospectus, assuming each holder elects to have their interest paid in shares of the Company's common stock. Interest on the notes is payable monthly in cash or shares of our common stock, at the direction of the holder. In addition, commencing March 1, 2005, with respect to the investors holding the notes issued in the private placement that was completed in December 2004, and June 30, 2005, with respect to the investors holding the notes issued in the private placement that was completed in February 2005, the investors will have the additional right to receive interest payments in shares of ADM Tronics common stock in lieu of cash or shares of the Company's common stock. In connection with the issuance of the notes, the Company also issued to the investors warrants to purchase an aggregate of 733,434 shares of its common stock at $5.70 per share, as well as warrants to purchase an aggregate of 20,991,379 shares of the common stock of ADM Tronics at $.41 per share which warrants to purchase shares of ADM Tronic's common stock automatically expire upon the consummation of this offering. Under the terms of the notes sold in the private placement that was completed in December 2004 and February 2005, the number of shares of the Company's common stock issuable upon conversion of the notes and exercise of the warrants will increase by 2% for each 30-day period, or portion thereof, after March 1, 2005 and June 30, 2005, respectively, that the registration statement in connection with this offering is not declared effective. As a result, as of April 30, 2005, an additional 17,530 shares of common stock underlying the notes and 17,530 shares underlying the warrants will be issuable by the Company.


Note 4 -- Property and Equipment

        Property and equipment at March 31, 2004 consist of the following:

                Machinery and equipment                            $    211,346
                Less accumulated depreciation and amortization          205,277
                                                                   ------------
                                                                   $      6,069
                                                                   ============

        Depreciation on property and equipment for the years ended March 31, 2004 and 2003 aggregated $13,254 and $20,569, respectively.

NOTE 5 -- EQUIPMENT IN USE AND UNDER RENTAL AGREEMENTS

        Equipment in use and under rental agreements at March 31, 2004 consist of the following:

                SofPulse Units                                     $    874,580
                Less accumulated depreciation                           697,716
                                                                   ------------
                                                                   $    176,864
                                                                   ============

Note 6 -- Due to Affiliated Companies


        The Company's net operating losses have been funded principally by ADM and other subsidiaries of ADM. The amount due has no stated interest rate or maturity date. It is the intention of management of the Company and ADM to use the proceeds from the private placement offering to repay a portion of the amount due to affiliated companies. Management of ADM has determined a management service fee charge or credit for each year of the Company's operations based on its allocation of general and administrative expenses. The management services provided by ADM include, managerial and administrative services, marketing and sales services, clerical and communication services, the maintenance of accounting records and other services in the ordinary course of business. The management service fee credit for the year ended March 31, 2004 was $52,000 and for the year ended March 31, 2003 the management service charge was $111,074. The intercompany balances do not include a provision for imputed interest.

        ADM serves as the exclusive manufacturer of medical, non-medical and other devices or products to be produced by the Company. Pursuant to the terms of a manufacturing agreement, for each product that ADM produces for the Company, the company pays ADM an amount equal to 120% of the sum (i) the actual, invoiced cost for all raw materials, parts, components or other physical items that are used in the manufacture of the product, plus (ii) a labor charge based on ADM's standard hourly manufacturing labor rate. If ADM is unable to perform its obligations under the agreement, the Company has the right, without penalty to engage third parties to manufacture some or all of our products.

NOTE 7 -- NOTE PAYABLE - RELATED PARTY

        The $135,000 note is payable to the estate of a former officer/stockholder of ADM and is due April 1, 2005. The interest rate at April 1, 2001 was reduced from 10% to 6%. The Chairman of the Board of Directors and Chief Financial Officer of the Company is the administrator of the estate.


Note 8 -- Income Taxes

        The differences between the income taxes and the amount computed by applying the federal statutory income tax rate of 34% to loss before taxes are as follows:

                                                              2004          2003
                                                           ----------    ----------
                Tax benefit at U.S. statutory rates        $  (50,000)   $ (171,000)
                Change in valuation allowance                  50,000       171,000
                                                           ----------    ----------
                Income taxes                               $       --    $       --
                                                           ==========    ==========

        At March 31, 2004, the Company had deferred tax assets of approximately $868,000 resulting from net operating loss carryforwards. The deferred tax assets are offset by a valuation allowance in the amount of $868,000.

        Deferred tax assets, net of a valuation allowance, are recorded when management believes it is more likely than not that tax benefits will be realized. The change in the valuation allowance was based upon the consistent application of management's valuation procedures and circumstances surrounding its future realization.

        The Company has been included in a consolidated Federal income tax return filed by ADM. As of March 31, 2004, ADM had consolidated net operating loss carryforwards of approximately $4,500,000 that will expire during the years 2005 through 2024.

Note 9 -- Commitments and Contingencies

    (a) Warranties:

        The Company's medical devices are sold under agreements providing for the repair or replacement of any devices in need of repair, at the Company's cost, for up to one year from the date of delivery, unless such need was caused by misuse or abuse of the device.

        At March 31, 2004, based on prior experience no amount has been accrued for potential warranty costs and such costs are expected to be nominal.

    (b) Settlement of Legal Action:

        In April 2002, the Company and a distributor of the Company's SofPulse units agreed to a settlement of a lawsuit. In accordance with the settlement, the distributor purchased SofPulse Units for $73,500 and returned other Units to the Company.

    (c) Legal Actions:

        In November 2001, a company filed an order to show cause against a subsidiary of ADM and the subsidiary's former officer seeking to prohibit sale, rental, or transfer of the subsidiary's blood irradiator device, and claiming monetary damages of $750,000 for violation of a contract. The subsidiary has counterclaimed and the court denied the plaintiff's motion for a preliminary injunction and vacated its order to show cause. Management of the Company and ADM believe that all of the allegations of this action are without merit and can be successfully defended and the subsidiary is vigorously prosecuting the counterclaims for damages it believes it has incurred by the actions of the plaintiff.

        In April 2003, a former employee filed a suit against ADM seeking a declaratory judgment claiming that ADM has no rights or interest in a particular invention and patent related to a blood chamber device. In addition, the former employee alleges wrongful termination of employment and seeks unspecified compensatory damages. ADM is defending the action and has counterclaimed, and has asserted that it has all rights to the invention and patent and that the employee breached the terms of his employment.

        As of July 20, 2004 the suits described in (c) above have been settled with no liability to the Company.

Note 10 -- Stockholders' Equity


        The Company has issued 2,000,000 of its 10,000,000 authorized shares of its common stock to its parent company. (See Note 13(b).


Note 11 -- Stock Options


        The Company has instituted a stock option plan for the issuance of 1,500,000 shares. As of March 31, 2004, 686,500 options were awarded. Subsequently, 39,700 options were awarded through December 1, 2004, with 773,800 reserved for future issuance. The option holder, upon receiving the grant is immediately vested in 20% of the grant and the option holder earns a continuing vesting right of the remaining balance for each of the next four years of service with the Company. The options have exercise prices ranging from $.10 to $4.15.

        SFAS No. 123, "Accounting for Stock-based Compensation," defines a fair value method of accounting for an employee stock option. SFAS No. 123 allows a company to continue to measure compensation costs for these plans using APB No. 25 and related interpretations. The Company has elected to continue using APB No. 25 for accounting for its employee stock compensation plan. Accordingly, no compensation cost has been recognized for its fixed stock option plan. If the Company has determined compensation cost for its stock option plan based on the fair value at the grant dates for awards under the plan, consistent with the method prescribed by SFAS 123, the Company's net loss and loss per share would have been increased to the pro forma amounts as follows:

                                                       For the Years Ended March 31,
                                                       -----------------------------
                                                           2004             2003
                                                       ------------     ------------
            Net (loss) as reported                         (142,464)        (502,047)
            Net (loss) pro forma                           (231,454)              --
            Shares - Basic                                2,230,000        2,000,000
            Basic loss per share as reported           $       (.06)    $       (.25)
            Basic loss per share pro forma             $       (.10)              --

        Presented below is a summary of the status of stock options in the plan and the related transactions for the years ended March 31, 2004, 2003 and 2002.

                                                                      2004                      2003
                                                            -----------------------   -----------------------
                                                                          Weighted                  Weighted
                                                                           Average                   Average
                                                                          Exercise                  Exercise
                                                              Shares        Price       Shares        Price
                                                            ----------   ----------   ----------   ----------
            Options outstanding at beginning of year                --                                     --
            Granted                                            686,500          .27           --           --
            Exercised                                               --           --           --           --
            Options outstanding at end of year                 686,500          .27           --           --
                                                            ----------   ----------   ----------   ----------
            Options exercisable at end of year                 137,500   $      .27           --           --
                                                            ==========   ==========   ==========   ==========

        The weighted average fair value of stock options at date of grant, calculated using the Black-Scholes option-pricing model, granted during the year ended March 31, 2004 was $.13.


Note 12 -- Subsequent Events

        (a) On April 30, 2004, the Company entered into a termination agreement with a lessor of some of the SofPulse Units. The lessor agreed to pay the Company $85,000 and return the rental units that were leased. In the opinion of management, the agreement's termination will not have a material adverse effect on rental income of the Company.

        (b) Effective July 2004, the Centers for Medicare and Medicaid Services issued a National Coverage Determination (NCD) providing coverage for the use of the Company's SofPulse Units for treatment of wounds. The issuance of this NCD will enable nursing homes, hospitals, physicians and rehabilitation clinics to obtain reimbursement for treatment of chronic, non-healing wounds with the Company's SofPulse medical devices.


        (c) On September 9, 2004 and on October 17, 2004, the Company entered into Sponsored Research Agreements with the Montefiore Medical Center (Montefiore). Both agreements support research at Montefiore in areas related to the Company's fields of interest. The agreement dated September 9, 2004 is for a period of one year and the committed funding amount is $28,750. The agreement dated October 17, 2004 remains in effect until December 31, 2009 and the committed funding amount is $495,685.

        (d) Effective January 1, 2004 the Company entered into a Consulting Agreement with the Chairman of the Department of Plastic Surgery at Montefiore Medical Center pursuant to which the Company engaged the consultant to render consulting services to it for a term of six years with automatic one-year renewals. Pursuant to the consulting agreement, the consultant serves as Medical Director and Chairman of the Company's Medical Advisory Board and advises the Company on technological developments, future clinical and research applications and product development and efficacy in the pulsed magnetic frequencies field.

        In exchange for the consultant's consulting services, the consultant received 80,000 shares of the Company's common stock, 10,000 of which vested immediately upon the Company's entering into the consulting agreement with him, 17.5% of which vested on January 5, 2005 and the remaining 70% of which shall vest in three equal yearly installments on January 5 of each year from January 5, 2006 through January 1, 2009. In addition, the Company has agreed to pay the consultant an annual bonus (not to exceed $500,000) equal to the sum of 0.5% of that portion of the Company's annual revenues in excess of $20 million and up to $80 million, 0.25% of that portion of the Company's annual revenues in excess $80 million and up to $120 million and 0.1% of that portion of the Company's annual revenues in excess of $120 million. The Company has also agreed to pay the consultant a royalty equal to 0.05% of revenues received for practicing and/or commercializing any "new inventions" (as such term is defined in the agreement) developed by the consultant under the agreement. Bonuses and royalties payable for the fiscal years ended March 31, 2006 and 2007 are subject to a cap of 10% of the Company's pre-tax profit (after deduction of such bonuses and royalty payments) for such fiscal years. Bonuses and royalties payable under the consulting agreement are also subject to certain adjustments for returns, allowances or setoffs, to the consultant's compliance with the non-compete provisions of the Company's consulting agreement and certain other restrictions.


Note 13 -- Restatement


        (a) The financial statements as at and for the year ended March 31, 2004 have been restated to reflect the correction of the allocated charge from the Company's parent. The correction which is consistent with prior periods' allocation method resulted in a reduction of the charge of $265,708 in 2004. The net loss for fiscal 2004 as previously reported of $412,772 ($.19 per share) was reduced by the restatement to $147,064 ($.07 per share). The restatement decreased the liability to the parent and its affiliates from $3,012,077 to $2,746,369 and a reduction in stockholders' deficiency from $2,616,432 to $2,350,724 as at March 31, 2004.

        (b) The financial statements as at and for the year ended March 31, 2004 have been restated to reflect the fair market value of 920,000 shares of common stock issued in January, February and March 2004 to officers, employees and others in the amount of $73,600.

             [Alternate Page for Selling Securityholder Prospectus]


                    SUBJECT TO COMPLETION, DATED MAY 13, 2005


PRELIMINARY PROSPECTUS

                       [LOGO OF IVIVI TECHNOLOGIES, INC.]

                            IVIVI TECHNOLOGIES, INC.

                        1,580,368 SHARES OF COMMON STOCK

         This prospectus relates to 1,580,368 shares of the common stock of Ivivi Technologies, Inc. for the sale from time to time by certain holders of our securities, or by their pledgees, donees, transferees or other successors in interests. Of the shares, 733,434 will be issued upon automatic conversion of our 6% convertible promissory notes purchased in our private placements completed in 2004 and 2005 upon the effectiveness of our registration statement in connection with our initial public offering. Of the remaining shares offered hereby, 846,934 are issuable upon the exercise of outstanding warrants issued in the private placements. We will not receive any of the proceeds from the sales of the shares of common stock by the selling securityholders.


         The distribution of securities offered hereby may be effected in one or more transactions that may take place in the Nasdaq SmallCap Market or the Pacific Exchange, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling securityholders.


         The selling securityholders and intermediaries through whom such securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act.

         On __________, 2005, a registration statement under the Securities Act with respect to a public offering by us underwritten by Maxim Group LLC of ________ shares of common stock, was declared effective by the Securities and Exchange Commission. We will receive approximately $_______________ net proceeds from the offering (assuming no exercise of the underwriters' over-allotment option) after payment of underwriting discounts and commissions and estimated expenses of the offering.

         THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is _____________, 2005

             [Alternate Page for Selling Securityholder Prospectus]

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock by the selling securityholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling securityholders. We may receive proceeds from the exercise of the warrants. If all of the warrants exercisable for shares of common stock being registered in this offering are exercised, we could receive net proceeds of up to approximately $______ million. The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants.

         We intend to use the estimated net proceeds received upon exercise of the warrants, if any, for working capital and general corporate purposes.

             [Alternate Page for Selling Securityholder Prospectus]

                             SELLING SECURITYHOLDERS

         An aggregate of up to _________ shares may be offered by certain stockholders who received notes and warrants in connection with our private placements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Securities--Other Outstanding Securities."


         The following table sets forth certain information with respect to each selling securityholder for whom we are registering shares for resale to the public. No material relationships exist between any of the selling securityholders and us nor have any such material relationships existed within the past three years, except that each of ProMed Partners, L.P., ProMed Partners II, L.P., ProMed Offshore Fund, Ltd., ProMed Offshore Fund II, LTD, Guerilla Capital L.P. and Kensington Capital L.P. provided consulting services to us during the fiscal year ended March 31, 2005 in exchange for which we provided warrants to purchase 41,754, 6,741, 10,610, 15,895, 75,000 and 10,000 shares of common stock, respectively, at an exercise price of $9.13 per share.

         The shares of common stock held by the selling securityholders are subject to a lock-up agreement under which the sale of such shares will be restricted for a period of between 60 and 180 days after the date of this prospectus depending on the trading volume and market price of our common stock following the date of our initial public offering. The representative of the underwriters in our initial public offering may waive the terms of these lock-ups.

                                                                                Common Stock Beneficially
                                                                                Owned After the Offering
                                                                           -----------------------------------
                                     Number of Shares
                                      of Common Stock                       Number
             Selling                   Beneficially       Shares Being     of Shares
         Securityholders                   Owned             Offered       Outstanding           Percent of
----------------------------------   ----------------   ----------------   ----------------   ----------------
Steven Berkowitz, MD                            6,024              6,024
Adam Kuhr and Natalie L, Kuhr Rev.
 Trust                                         12,048             12,048
Landing Wholesale Group and Andrew
 Bellow                                        24,096             24,096
John O'Neal Johnston Trust                      6,024              6,024
Richard Kent and Laura Kent                    18,072             18,072
Richard Kent, IRA                               6,024              6,024
Leo Long                                       48,192             48,192
Roy G. Shaw, Jr.                               12,048             12,048
 Allen Coburn                                   6,024              6,024
Lee A. Pearlmutter Revocable Trust
 u/a dated 10/9/92 as Amended
 2/28/96                                         6024               6024
Alfonse D'Amato                                24,096             24,096
John W. Russell Granite Sierra
 Company LLC                                   24,096             24,096
Russell Realty Corp. Profit
 Sharing Plan FBO
 John W. Russell                                24096              24096
Kerry Kent McKallip and
 George W. McKallip, Jr.                        6,024              6,024
Ronald Marks                                   12,048             12,048
Lee Westerheide                                12,048             12,048
Peter J. VanEmon                                3,012              3,012
Joseph Zuckerman and Theda
 Zuckerman                                      3,012              3,012
Aaron Weinberger                                3,012              3,012
Azzinaro Emerging Equity Fund                  12,048             12,048
Richard Linchitz and Rita Linchitz             24,096             24,096
ProMed Partners, L.P. +^^                      85,302             85,302
ProMed Partners II, LP +^^                     21,494             21,494
ProMed Offshore Fund, Ltd. +^^                 13,686             13,686
ProMed Offshore Fund II, LTD +^^              108,434            108,434
Jacobs Pond LLC and Paul Lodi                  12,048             12,048
Guerilla Capital L.P.                          96,386             96,386
Guerilla Partners, L.P.                        24,096             24,096
Bald Eagle Fund LTD                             6,266              6,266
Kensington Partners LP                        126,265            126,265
Daniel Silvershein                              6,024              6,024
Platinum Partners Value Arbitrage
 Fund LP                                       24,096             24,096
Gerald Garcia IRA^^                             4,016              4,016
Gerald Garcia Roth IRA^^                        2,008              2,008
Edgar and Kim Massabni                         12,048             12,048
Peter Brennan^^                                24,096             24,096
AFA Private Equity Fund 1                     120,480            120,480
Stephen Cohen                                   6,024              6,024
Sherleigh Associates Defined                  481,928            481,928
 Benefit Pension Plan +


*       Less than 1%

+ Except as indicated by a (+), no selling securityholder is an officer, director, affiliate or 5% shareholder of ours.

^ Except as indicated by a (^), no selling securityholder is a broker-dealer.
^^ Except as indicated by a (^^), no selling securityholder is an affiliate of a broker-dealer. Gerald Garcia is a registered representative with Maxim Group LLC, a broker-dealer; Peter Brennan is a registered representative with Matrix Capital Market Groups, Inc., a broker-dealer; and David Musket, a portfolio manager with Promed Partners, is a principal of Musket Research Associates, a broker dealer.

         Each of the selling securityholders that is an affiliate of a broker-dealer has represented to us that it purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

             [Alternate Page for Selling Securityholder Prospectus]

                              PLAN OF DISTRIBUTION

         The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

         The selling securityholders may use any one or more of the following methods when disposing of shares or interests therein:

   o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

   o block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

   o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

   o an exchange distribution in accordance with the rules of the applicable exchange;

             [Alternate Page for Selling Securityholder Prospectus]

   o     privately negotiated transactions;

   o     short sales;

   o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

   o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

   o     a combination of any such methods of sale; and

   o     any other method permitted pursuant to applicable law.


         The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus. The selling securityholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner's account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.


         In connection with the sale of our common stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

         The aggregate proceeds to the selling securityholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

         The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

             [Alternate Page for Selling Securityholder Prospectus]

         The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

         To the extent required, the shares of our common stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.


         The maximum amount of compensation to be received by any NASD member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.


         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         We have advised the selling securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

         We have agreed to indemnify the selling securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

         We have agreed with the selling securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

             [Alternate Page for Selling Securityholder Prospectus]

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement of Form SB-2 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we will be subject to the requirements of the Securities Exchange Act of 1934, as amended, following the offering and thus will file annual, quarterly and special reports, proxy statements and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC's web site at http://www.sec.gov/. You may also read and copy any document we file with the SEC at the SEC's public reference room in 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

             [Alternate Page for Selling Securityholder Prospectus]

                            IVIVI TECHNOLOGIES, INC.

                                1,580,368 SHARES

                                  COMMON STOCK


                             _________________, 2005

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not, and the underwriter has not, authorized any other person to provide you with any different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus regardless of the time or the delivery of this prospectus or any sale of these securities.

                            IVIVI TECHNOLOGIES, INC.


                                _________ SHARES

                                  COMMON STOCK


                                   ----------

                                   PROSPECTUS


                                 MAXIM GROUP LLC


                                ___________, 2005

         Until _______, 2005, 25 days after the date of this offering, all dealers that effect transactions in our shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligations to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act (the "NJBCA") empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

         Subsection (3) of Section 3-5 of the NJBCA empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Subsection (4) of Section 3-5 of the NJBCA provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; Subsection
(8) of Section 3-5 of the NJBCA provides that indemnification provided for by
Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and Subsection (9) of Section 3-5 of the NJBCA empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

         The Registrant' intends to amend its certificate of incorporation to include the following provision regarding indemnification:

             "Every person who is or was a director or officer of the corporation shall be indemnified by the corporation to the fullest extent allowed by law, including the indemnification permitted by N.J.S. 14A:3-5(8), against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the corporation, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred. During the pendency of any such proceeding, the corporation shall, to the fullest extent permitted by law, promptly advance expenses that are incurred, from time to time, by a director or officer in connection with the proceeding, subject to the receipt by the corporation of an undertaking as required by law."

         The Registrant also intends to amend and restated its certificate of incorporation to include the following provision regarding certain limitations on the liability of directors and officers:

             "A director or an officer of the corporation shall not be personally liable to the corporation or its shareholders for damages for the breach of any duty owed to the corporation or its shareholders except to the extent that an exemption from personal liability is not permitted by the New Jersey Business Corporation Act. No amendment to or repeal of this Article and no amendment, repeal or termination of effectiveness of any law permitting the exemption from liability provided for herein shall apply to or have any effect on the liability or alleged liability of any director or officer for or with respect to any acts or omissions of that director or officer occurring prior to the amendment, repeal or termination of effectiveness."

         In addition, the Registrant intends to enter into an indemnification agreement with each of its officers and directors which shall provide indemnification in certain situations, subject to the Registrant having taken certain actions and the executive having met certain specified standards of conduct.

         The Underwriting Agreement to be filed as Exhibit 1.1 will provide for indemnification by the underwriters of the Registrant, its directors and officers.
         See also the undertakings set forth in response to Item 28 herein.

ITEM 25.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         SEC Registration Fee .......................................   $     2,354.00
         National Association of Securities Dealers filing fee ......   $     2,500.00
         Nasdaq SmallCap Market listing fees ........................   $   105,000.00
         Pacific Exchange listing fees ..............................   $    10,000.00
         *Printing and engraving expenses ...........................
           Legal fees and expenses ..................................   $   150,000.00
         Accounting fees and expenses ...............................   $   125,000.00
         *Underwriters' non-accountable expense allowance ...........
         *Blue Sky fees and expenses (including fees of counsel) ....
         Transfer agent and registrar fees ..........................   $    10,000.00
         *Miscellaneous .............................................
         TOTAL ......................................................


         ----------
         *To be filed by amendment.

ITEM 26.       RECENT SALES OF UNREGISTERED SECURITIES.


         In January 2004, we issued an aggregate of 905,000 shares of Registrant Common Stock to our directors, executive officer, employees and consultants for services rendered and to be rendered to the Registrant.


         In December 2004, the Registrant, together with its largest shareholder, ADM Tronics Unlimited, Inc. ("ADM Tronics"), completed a private placement (the "December Financing") pursuant to which it issued unsecured convertible notes in an aggregate principal amount of $3,637,500 at face value to 39 investors. The December Financing was completed in six separate closings from July 2004 through December 2004. Each investor represented to the Registrant that it was financially sophisticated and an accredited investor. The outstanding principal amount of the unsecured convertible notes, together with interest at the rate of 6% per annum, unless converted earlier, will convert automatically upon the consummation of this offering into 438,253 shares of the Registrant's Common Stock. Prior to the consummation of this offering, purchasers of the unsecured convertible notes had the option to convert such notes into either Registrant Common Stock or common stock, no par value, of ADM Tronics ("ADM Tronics Common Stock").

         In connection with the issuance of the unsecured convertible notes in the December Financing, the Registrant also issued warrants to purchase up to an aggregate of 438,253 shares of Registrant Common Stock at $5.70 per share and warrants to purchase an aggregate of up to 12,494,828 shares of ADM Tronics Common Stock. The warrants provide that in addition to paying the exercise price, the holder must surrender the non-exercised warrant of the other company, either the warrant to purchase Registrant Common Stock or ADM Tronics Common Stock.

         Maxim Group, LLC, an NASD member firm ("Maxim Group"), acted as exclusive placement agent with respect to the December Financing and received cash commissions of 8%, a non-accountable expense allowance of 3%, a one-year consulting agreement, as well as warrants to purchase securities of each of the Registrant and ADM Tronics and expense reimbursements. In connection with the December Financing, Maxim Group received an aggregate of approximately $400,125 in commissions, fees and other expense reimbursements and received warrants for the purchase of: (i) 35,060 shares of Registrant Common Stock at an exercise price of $8.30 per share, (ii) 35,060 shares Registrant Common Stock at an exercise price of $5.70 per share, (iii) 1,003,450 shares of ADM Tronics Common Stock at an exercise price of $0.29 per share and (iv) 1,003,450 shares of ADM Tronics Common Stock at an exercise price of $0.41 per share.


         In February 2005, the Registrant, together ADM Tronics, completed another private placement (the "February Financing") pursuant to which it issued unsecured convertible notes in an aggregate principal amount of $2,450,000 at face value to four investors. Each investor represented to the Registrant that it was financially sophisticated and an accredited investor. The outstanding principal amount of the unsecured convertible notes, together with interest at the rate of 6% per annum, unless converted earlier, will convert automatically upon the consummation of this offering into 295,180 shares of the Registrant's Common Stock. Prior to the consummation of this offering, purchasers of the unsecured convertible notes had the option to convert such notes into either Registrant Common Stock or ADM Tronics Common Stock.

         In connection with the issuance of the unsecured convertible notes in the February Financing, the Registrant also issued warrants to purchase up to an aggregate of 295,180 shares of Registrant Common Stock at $5.70 per share and warrants to purchase an aggregate of up to 20,991,379 shares of ADM Tronics Common Stock. The warrants provide that in addition to paying the exercise price, the holder must surrender the non-exercised warrant of the other company, either the warrant to purchase Registrant Common Stock or ADM Tronics Common Stock.

         Maxim Group acted as exclusive placement agent with respect to the February Financing and received cash commissions of 8%, a non-accountable expense allowance of 3%, and warrants to purchase securities of each of the Registrant and ADM Tronics and expense reimbursements for the initial $2,250,000 and received no cash commission, non-accountable expense allowance or warrants with respect to $200,000 received in such offering. In connection with the February Financing, Maxim Group received an aggregate of approximately $247,500 in commissions, fees and other expense reimbursements and received warrants for the purchase of: (i) 21,687 shares of Registrant Common Stock at an exercise price of $8.30 per share, (ii) 21,687 shares Registrant Common Stock at an exercise price of $5.70 per share, (iii) 620,690 shares of ADM Tronics Common Stock at an exercise price of $0.29 per share and (iv) 620,690 shares of ADM Tronics Common Stock at an exercise price of $0.41 per share.


         In August 2004 and February 2005, the Registrant issued warrants to purchase an aggregate of 100,000 shares and 35,000 shares of the Registrant Common Stock at an exercise price of $9.13 per share in exchange for consulting services.

         In April 2005, the Registrant granted an option to purchase 5,000 shares of the Registrant Common Stock at an exercise price of $10.00 per share to a consultant for services rendered and to be rendered to the Registrant.


         The issuances of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in these transactions. All recipients either received adequate information about us or had access to such information.

ITEM 27.       EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The exhibits and financial statement schedules filed as a part of this Registration Statement are as follows:

(a)      LIST OF EXHIBITS. (Filed herewith unless otherwise noted.)


         EXHIBIT NO.                           DESCRIPTION
        ------------      ------------------------------------------------------
              1.1         Form of Underwriting Agreement*

              3.1         Certificate of Incorporation of Ivivi Technologies,
                          Inc.**

              3.2         By-Laws of Ivivi Technologies, Inc.**

              4.1         Form of Stock Certificate of Ivivi Technologies, Inc.*

              4.2         Form of Underwriter's Warrant Certificate*

              4.3 Warrant issued to certain investors (one in a series of warrants with identical terms)**

              4.4 Note issued to certain investors(one in a series of notes with identical terms)**

              4.5         Form of Warrant issued to Placement Agent**

              5.1 Opinion of Lowenstein Sandler PC as to legality of securities being offered*

           10.1(a)        Form of Lock-up Agreement***

           10.1(b)        Form of Lock-up Agreement***

             10.2         2004 Amended and Restated Stock Option Plan***

             10.3 Amended and Restated Manufacturing Agreement, dated February 10, 2005, among Ivivi Technologies, Inc., ADM Tronics Unlimited, Inc., and certain subsidiaries of ADM Tronics Unlimited, Inc.**

             10.4 Management Services Agreement, dated August 15, 2001, among Ivivi Technologies, Inc., ADM Tronics Unlimited, Inc. and certain subsidiaries of ADM Tronics Unlimited, Inc., as amended**

             10.5 Sponsored Research Agreement, dated September 24, 2004, between Ivivi Technologies, Inc. and Montefiore Medical Center.** +

             10.6 Sponsored Research Agreement, dated October 17, 2004, between Ivivi Technologies, Inc. and Montefiore Medical Center.** +

             10.7 Consulting Agreement, dated January 1, 2004, between Ivivi Technologies, Inc. and Beresh Strauch, M.D.**

             10.8 Form of Indemnification Agreement between Ivivi Technologies, Inc. and each of its directors and officers.*

             10.9         Voting Agreement, effective as of January
                          5, 2004, among the parties named therein.***

            10.10 Agreement, effective as of February 10, 2005, between Ivivi Technologies, Inc. and ADM Tronics Unlimited, Inc.***

            10.11 Agreement, dated as of April 1, 2005, between Ivivi Technologies, Inc. and Global Medical, L.L.C.***

            10.12         Form of Distribution Agreement.***

             16.1 Letter dated May 13, 2005 from Weinick Sanders Leventhal & Co., LLP regarding change in Certifying Accountants.***

             23.1         Consent of Weinick Sanders Leventhal & Co., LLP***

             23.2 Consent of Lowenstein Sandler PC (incorporated by reference to Exhibit 5.1)*

             24.1 Powers of Attorney (Included in Signature Page of this Registration Statement)

             99.1         Consent of Pamela Newman, Ph.D.***



----------
*        To be filed by amendment.
**       Previously filed.
***      Filed herewith.
+ Portions of this document have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request or confidential treatment in accordance with Rule 406 of the Securities Act.


(b)      Financial Statement Schedules.

ITEM 28.       UNDERTAKINGS.

         The Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.


The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any additional or changed material information with respect to the plan of distribution.


         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and each post-effective amendment that contains a form of prospectus will be treated as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time will be treated as the initial bona fide offering of those securities.

         The undersigned Registrant may elect to request acceleration of the effective date of the registration statement under Rule 461 under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey, on May 13, 2005.


                                      IVIVI TECHNOLOGIES, INC.

                                      By:  /s/ David Saloff
                                           -------------------------------------
                                           David Saloff
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Saloff and Andre' DiMino, as their true and lawful attorney-in-fact in any and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form SB-2 and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or either one of his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.


Name                          Title                               Date
------------------------      ------------------------------      --------------

/s/ Andre' DiMino             Chairman of the Board of            May 13, 2005
------------------------      Directors and Chief Financial
Andre' DiMino                 Officer (Principal Accounting
                              and Financial Officer)


/s/ David Saloff              President and Chief Executive       May 13,2005
-----------------------       Officer (Principal Executive
David Saloff                  Officer)


/s/ Vincent DiMino            Director                            May 13, 2005
------------------------
Vincent DiMino